    As filed with the Securities and Exchange Commission on November 24, 2004
                         Registration No. 333- ________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            AMEDIA NETWORKS, INC.
                 (Name of small business issuer in its charter)

            DELAWARE                                          3577
    (State or jurisdiction of                    (Primary Standard Industrial
  incorporation or organization)                  Classification Code Number

                                   11-3223672
                                (I.R.S. Employer
                              Identification No.)

                           101 CRAWFORDS CORNER ROAD,
                            HOLMDEL, NEW JERSEY 07733
                                 (732) 949-2350
          (Address and telephone number of principal executive offices)

                                  FRANK GALUPPO
                              AMEDIA NETWORKS, INC.
                           101 CRAWFORDS CORNER ROAD,
                            HOLMDEL, NEW JERSEY 07733
                                 (732) 949-2350
            (Name, address and telephone number of agent for service)

  Copies of all communications, including all communications sent to the agent for service, should be sent to:

       LAWRENCE KALLAUR,ESQ.                  DAVID ABOUDI, ESQ.
       C/O AMEDIA NETWORKS, INC.              ABOUDI & BROUNSTEIN
       101 CRAWFORDS CORNER, ROAD             3 GAVISH STREET
       HOLMDEL, NEW JERSEY 07733              KFAR SABA, 44641, ISRAEL
       (732) 949-2350                         972-9-764-4833


        APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


        CALCULATION OF REGISTRATION FEE

====================================================================================
                                          Proposed
                                          maximum         Proposed
Title of each                             offering        maximum
class of securities                       price           aggregate     Amount of
to be registered        Amount to be        per           offering     registration
                       registered (1)      share            price           fee
------------------------------------------------------------------------------------
Common Stock ......... 10,017,032 (2)     $1.31  (7)   $13,122,311.92   $1,672.44

             .........  3,500,000 (3)     $1.50  (8)   $ 5,775,000         734.86

             .........  3,500,000 (3)     $2.50  (8)   $ 9,625,000       1,229

                          840,000 (4)     $1.31  (7)   $ 1,100,400         152.04

                          350,000 (5)     $1.50  (8)   $   525,000         126.70

                          350,000 (5)     $2.50  (8)   $   875,000         126.70

                          428,812 (6)     $1.31  (7)   $   561,743         126.70

TOTAL                  18,985,844                      $31,584,454.92   $4,168

        (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Convertible Preferred Stock and exercise of the Warrants and the Other Warrants (as defined below) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

        (2) Represents (a) up to 7,000,000 shares of Registrant's Common Stock, par value $0.001 (the "Common Stock"), issuable upon conversion of 52,500 shares of our Series A 7% Convertible Preferred Stock, par value $0.001 (the "Convertible Preferred Stock") having a stated value of $100 per share, at a per share conversion price of $0.75 and (b) up to 1,470,000 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance. We are also registering an additional 1,547,032 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised Warrants (as defined below) referred to in footnote 3 in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the Warrants (as defined below) held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement.

        (3) Represents shares of Common Stock issuable upon exercise of warrants ("Warrants") issued to the holders of the Convertible Preferred Stock in connection with the issuance of such preferred stock.

        (4) Represents 700,000 shares of Common Stock issuable upon exercise of warrants issued to placement agents in connection with the issuance of the Convertible Preferred Stock. We are also registering an additional 140,000 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholders based on adjustments to the number of shares covered thereby and those referred to in footnote 5 below in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the Warrants held by such selling stockholders.

        (5) Represents shares of Common Stock issuable upon exercise of warrants issued to placement agents in connection with the issuance of the Convertible Preferred Stock and held by certain selling stockholders who are not holders of the Convertible Preferred Stock.

        (6) Represents shares of Common Stock issuable upon exercise of certain other warrants and options held by certain selling stockholders who are not holders of the Convertible Preferred Stock (together with the warrants referred to in footnotes 4 and 5 above the "Other Warrants").

        (7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Electronic Bulletin Board on November 19, 2004.

        (8) Pursuant to Rule 457(c) and (g), the proposed maximum offering price per share is based on the exercise price therefor on the date hereof.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2004

                                   PROSPECTUS

                              AMEDIA NETWORKS, INC.

                        18,985,844 shares of Common Stock

        This prospectus relates to the sale by the selling stockholders of 18,985,844 shares of our common stock, par value $0.001 (the "Common Stock"). The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

        Our common stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "AANI". The last reported sales price per share of our Common Stock as reported by the Over-The-Counter Bulletin Board on November 23, 2004, was $1.83.

        AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 4.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is _________, 2004

                           PRINCIPAL EXECUTIVE OFFICE:
                              Amedia Network, Inc.
                           101 Crawfords Corner Road,
                            Holmdel, New Jersey 07733
                                 (732) 949-2350

                                TABLE OF CONTENTS

                                                                           Page

Prospectus Summary.............................................................1

Risk Factors...................................................................4

Use of Proceeds...............................................................17

Description of the Agreements with the Holders of the Convertible
Preferred Stock...............................................................18

Dividend Policy...............................................................22

Price Range of Common Stock ..................................................22

Management's Discussion and Analysis of Financial Condition and Results
of Financial Operation .......................................................23

Business......................................................................26

Description of Property.......................................................43

Legal Proceedings.............................................................43

Management....................................................................44

Executive Compensation........................................................47

Beneficial Ownership of Certain Shareholders, Directors and
Executive Officers............................................................50

Certain Relationships and Related Transactions................................52

Selling Stockholders..........................................................53

Plan of Distribution..........................................................62

Description of Securities.....................................................64

Auditor Change ...............................................................65

Disclosure of Commission Position of Indemnification for Securities
Act Liabilities...............................................................66

Interest of Named Expert and Counsel..........................................66

Legal Matters.................................................................66

Experts.......................................................................66

Where You can find more Information...........................................66

Index to Financial Statements................................................Q-1

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                              AMEDIA NETWORKS, INC.

        We are a development stage company that designs, develops and intends to market technology-based broadband access solutions for voice, video and data services, focusing on fiber-based and Ethernet-based solutions, including Fiber-to-the-Premises (FTTP). Our initial products are being designed to provide a cost-effective advanced FTTP broadband access solution that leverages existing network structures, minimizes operation costs and satisfies subscriber demand for advanced Internet, video and entertainment services. The core technologies underlying our initial products have been co-developed with Lucent Technologies, Inc. ("Lucent") at Lucent's Bell Labs in New Jersey. We and Lucent entered into a Development and Licensing Agreement as of January 6, 2004 (the "Development and Licensing Agreement") relating to the development and licensing by Lucent to us of specified core FTTP technologies. Our initial products will utilize Lucent owned FTTP technologies as well as technologies developed jointly by us and Lucent. Under the Development and Licensing Agreement, Lucent has granted to us a worldwide, perpetual and non-exclusive license to manufacture, develop and sell products utilizing the Lucent owned technologies and related patents.

        We intend to sell or license our proposed products to telecommunications carriers, cable and video providers, governments, public utilities, and municipalities around the globe. We currently do not intend to market any products directly to end-users. To date, we have not generated any revenues and, due to the long selling cycle and nature of the broadband access solutions market, we do not anticipate generating any significant revenues during 2005. We have shipped selected products for evaluation by prospective customers in November 2004 and anticipate being able to provide selected products for commercial deployment in December 2004. These initial products, currently marketed under the name "QoStream(TM)", are being designed for deployment on an all fiber based system.

        We have been engaged in the broadband access solutions business only since March 2004. From our inception in August 1994 through October 2002, we were engaged solely in the business of designing and developing digital security technologies that provide copy protection for electronic content distributed on optical media and the Internet (the "Copy Protection Business") under the name of "TTR Technologies, Inc." We sold our Copy Protection Business in May 2003. We entered into the Development and Licensing Agreement in January 2004, following our stockholders' approval in March 2004 of such agreement and the general change in business direction. In May 2004, We changed our name to "Amedia Networks, Inc."

        We have a history of operating losses and have incurred net losses in each fiscal quarter since our inception. These losses are primarily attributable to our previous Copy Protection Business. We expect to continue operating at a loss through at least 2005 as we expect to incur significant outlays and expenses in connection with our new business direction. As a result of recurring losses from operations and a net deficit in both working capital and stockholders equity, our independent registered accountants have included a "going concern" explanatory paragraph in their audit reports on our audited 2003 and 2002 financial statements that expresses substantial doubt about our ability to continue as a going concern. We anticipate that our existing cash resources will enable us to maintain operations through the end of the first fiscal quarter of 2005. Our existing resources may not be sufficient to support the commercial introduction, production and marketing of our contemplated initial products. Unless we raise additional funds, we may need to curtail expenditures which may result in a delay in our initial product testing or marketing efforts, all of which can have a material adverse effect on our business and prospects. We will need to raise additional capital in order to complete our prospective product offerings, expand business applications and realize our business plan. We have no commitments for any such financing and there can be no assurance that we will successfully raise any of the needed amounts on commercially acceptable terms or at all. Even if we are successful in raising the needed capital, no assurance can be provided that we will successfully commercialize our products or become profitable.

        Mr. Frank Galuppo, our Chief Executive Officer, was appointed in March 2004 to lead our company. Mr. Galuppo has nearly 40 years experience in the telecommunication and related fields. Mr. Galuppo has also been appointed to our Board of Directors. We currently have thirteen full time employees.

        Our principal offices are located at 101 Crawfords Corner Road in Holmdel New Jersey, 07733 and our telephone number is 732-949-2350.

                                  RISK FACTORS

        Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "Risk Factors" beginning on page 6 of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

                                  THE OFFERING


Securities offered by the
selling stockholders                  18,985,844 shares of Common Stock. (1)

Shares outstanding before the
Offering                              16,440,630 shares of Common Stock. (2)

Use of Proceeds                       We will not receive any proceeds from the
                                      Sale of the Common Stock by the selling
                                      stockholders.

        1) Includes up to (i) (a) 7,000,000 shares of our Common Stock issuable upon conversion of 52,500 shares of our Series A 7% Convertible Preferred Stock, par value $0.001 (the "Convertible Preferred Stock") having a stated value of

$100 per share at a per share conversion price of $0.75, (b) up to 1,470,000 shares of Common Stock issuable in respect of dividends on the Convertible Preferred Stock accrued and accruing through the third anniversary of issuance and (c) 7,000,000 shares of Common Stock issuable upon exercise of warrants issued in connection with the Convertible Preferred Stock (the "Warrants") and
(d) an additional 1,547,032 shares of Common Stock, representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholders (x) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by their unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholders and (y) as liquidated damages through the projected effective date of this Registration Statement, in each case as contemplated by terms of agreements between us and such selling stockholders, (ii) (a) 1,400,000 shares of Common Stock issuable upon exercise of certain other warrants issued to placement agents in connection with the issuance of the Convertible Preferred Stock and (b) an additional 140,000 shares of Common Stock, representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholders (x) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by their unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholders and (y) as liquidated damages through the projected effective date of this Registration Statement, in each case as contemplated by terms of agreements between us and such selling stockholders and (iii) 428,812 shares of Common Stock issuable upon exercise of certain other warrants and options (together with the warrants in (ii) above the "Other Warrants"). For a description of the agreement between us and the holders of the Convertible Preferred Stock, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

        (2) As of November 17, 2004. Does not include (a) up to an aggregate of 4,220,414 shares of Common Stock issuable upon exercise of options granted under our 1996 Stock Option Plan, the 2000 Equity Incentive Plan and the 2002 Non-Employee Directors Stock Option Plan, (b) any of the shares described in clauses (i) and (ii) in footnote (1) above and (c) 2,358,218 shares of Common Stock issuable upon exercise of certain other outstanding options and warrants.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS CONCERNING OUR BUSINESS

        OUR COMPANY HAS A HISTORY OF LOSSES AND WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE, THUS RAISING SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

        Since inception, we have sustained substantial losses, primarily associated with our previous Copy Protection Business which we sold in May 2003. We will continue to incur losses attributable to operations associated with our new broadband communication business direction and a lack of revenues sufficient to offset these operating expenses. We expect these losses to continue for the foreseeable future as we anticipate that our operating expenses will substantially increase as we continue to develop, enhance and commence the commercialization of our evolving product line. We have not generated any revenues and do not anticipate generating any significant revenues through at least fiscal 2005. We have raised capital to fund ongoing operations by private sales of the Convertible Preferred Stock in August 2004 at a considerable expense to us and resulting in dilution to existing stockholders.

        We incurred a net loss of $4,211,446 for the nine months ended September 30, 2004 and a net income (loss) of $3,466,602 and $(5,244,751) for the fiscal years ended 2003 and 2002, respectively. The net income for 2003 was attributable to the sale of our Copy Protection Business in May 2003 for net cash proceeds of $5 million. As of September 30, 2004, we had an accumulated deficit of $43,163,431.

        Subject to raising additional capital, our business plan contemplates that we will be expanding our research and development efforts in order to expand applications of our initial product offerings to provide for added business applications, diverse in-house wiring and otherwise respond to perceived market demands. As a result, we will need to generate significant revenue to achieve profitability or to conclude significant sales of our securities in order to maintain our operations and realize our business plan. We do not expect to generate any significant revenues in the near term, and we plan to operate at a loss through at least 2005. We cannot predict when or to what extent our contemplated initial products will begin to produce revenues, or whether we will ever reach profitability. If we are unable to achieve significant levels of recurring revenue from our broadband communications business, our losses will likely continue indefinitely. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we do not achieve and maintain profitability, the market price for our Common Stock may further decline, perhaps substantially, and we may have to curtail or cease our operations.

        The independent registered public accounting firm and independent certified public accountants' reports for our financial statements for the years ended December 31, 2003 and 2002, respectively, include explanatory paragraphs regarding substantial doubt about our ability to continue as a going concern. This "going concern" paragraph may have an adverse effect on our ability to obtain financing for operations and to further develop and market products. If we do not receive additional capital when and in the amounts needed in the near future, our ability to continue as a going concern is in substantial doubt.

        If we are not able to obtain adequate financing when and in the amounts needed, and on terms that are acceptable, our operations, financial condition and prospects could be materially and adversely affected, and we could be forced to curtail our operations or sell part or all of our assets or seek protection under bankruptcy laws.

        WE DO NOT HAVE SUFFICIENT WORKING CAPITAL TO MAINTAIN OUR OPERATIONS AS CURRENTLY PLANNED BEYOND THE END OF THE FIRST FISCAL QUARTER IN 2005 AND WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL. IF WE OBTAIN ADDITIONAL FINANCING, YOU MAY SUFFER SIGNIFICANT DILUTION.

        As of September 30, 2004, cash and cash equivalents were approximately $3.5 million. We believe that our existing cash resources will be sufficient to maintain operations through the first quarter of 2005. Our existing resources may not be sufficient to support the commercial introduction, production and marketing of our contemplated initial products. Unless we raise additional funds, we may need to curtail expenditures which may result in a delay in our initial product testing or marketing efforts, all of which can have a material adverse effect on our business and prospects. We intend to seek to raise additional funds through public or private sales of equity securities or borrowings. We estimate that we will need to raise between $3 to $5 million in order to complete the design and development and commence the marketing of our contemplated initial FTTP products, expand business applications and provide for diverse in-house wiring options, establish a marketing presence and otherwise realize our business plan through the end of 2005. At the present time, we have no commitments for any such financing, and there can be no assurance that additional capital will be available to us on commercially acceptable terms or at all. The extent and timing of our future capital requirements will depend upon several factors, including the rate of market acceptance of our initial FTTP products, the degree of competition that we will face, and our level of expenditures, including those for product development, sales and marketing. If we cannot raise funds on acceptable terms, we may not be able to develop or upgrade our products or complete our product line, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to establish our market presence or grow our business. If we are unable to secure such additional financing, we will have to curtail or suspend our business activities and may have to seek protection of the bankruptcy courts. If that happens, you could lose your entire investment. If we cannot raise additional financing on acceptable terms, we may not be able to continue to operate our business as a going concern.

        Further, if we issue equity securities, our shareholders may experience severe dilution of their ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

        Further, our board of directors (the "Board of Directors") and our shareholders have approved at our 2004 annual stockholders meeting a proposal granting to our Board of Directors the authority to effect a reverse stock split of our issued and outstanding common stock in the range of 1:3 to 1:6, at the Board's discretion solely for the purpose of qualifying for quotation of the Nasdaq National Market, the SmallCap Market or the American Stock Exchange and only following satisfaction of all listing requirements but for the minimum per share price. The Board of Directors may exercise this authority at any time or before the date of our 2005 annual meeting of stockholders. The Board of Directors also has the authority not to effect the reverse split in such timeframe. If effected, the reverse stock split would result in a reduction in the number of shares of our Common Stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. Such shares could be used for any proper corporate purpose including, among others, future financing transactions.

        WE HAVE ENTERED INTO THE DEVELOPMENT AND LICENSING AGREEMENT AND ADDITIONAL SUBSEQUENT SUPPLEMENTAL DEVELOPMENT AGREEMENTS TO OBTAIN THE DEVELOPMENT OF AND LICENSES TO MANUFACTURE, DEVELOP AND SELL OUR INITIAL FTTP PRODUCTS AND, IF THESE LICENSE WERE TO BE TERMINATED FOR ANY REASON, OUR OPERATIONS MAY BE ADVERSELY IMPACTED.

        We entered in January 2004 into the Development and Licensing Agreement for the purpose of obtaining the development of and licenses to specified FTTP enabling technologies and related solutions. We and Lucent entered into several subsequent additional supplemental development agreements to upgrade and enhance these technologies and solutions. Under these agreements we are required to pay to Lucent certain royalties and other revenue based fees. Subject to timely payment of all amounts due under the Development and Licensing Agreement (including the royalties and revenue fees), the licenses granted to us under the Development and Licensing Agreement with respect to Lucent technologies and solutions continue in perpetuity. If, however, we are in material breach of the Development and Licensing Agreement, then Lucent is entitled to terminate such agreement, provided, that if the payments required under the Development Licensing Agreement have been timely paid, the licenses granted to us to manufacture, develop and sell these products continue in full force and effect. To date, we have made all payments required under the Development and Licensing Agreement. Nonetheless, if Lucent elects for whatever reasons to terminate the licenses granted to us, our business will be negatively impacted and we may be forced to cease operations.

        WE ARE CURRENTLY DEPENDENT ON A SINGLE LINE OF BUSINESS THAT IS CURRENTLY SUBJECT TO FURTHER DEVELOPMENT AND TESTING AND WE HAVE GENERATED NO REVENUES. WE CANNOT PREDICT FUTURE RESULTS BECAUSE OUR BUSINESS HAS NO OPERATING HISTORY.

        We have been engaged in the broadband access solutions business since only March 2004. We are in the process of developing and testing our contemplated initial FTTP products and consequently there are currently no revenues from this line of business. Given our lack of operating history, it is difficult to predict our future results. Investors should consider the risks and uncertainties that we may encounter as a pre-revenue-stage company in a new and unproven market. These uncertainties include:

        o our ability to design and engineer products having the desired technological features in a cost efficient manner;

        o consumer demand for, and acceptance of products utilizing our technologies;

        o our ability to demonstrate the benefits of our products and services to end users;

        o       our unproven and evolving products;

        o our ability to expand the product offering and technological interface of our initial FTTP product base to encompass sophisticated business applications and other in-house wiring options;

        o       unfavorable economic conditions in the technology industry;

        o our ability to raise funds when needed on commercially acceptable terms;

        o decreased capital spending on technology due to adverse economic conditions; and

        o       global economic conditions.

        WE ARE HIGHLY DEPENDENT ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS AND BECAUSE OF COMPETITION FOR QUALIFIED PERSONNEL WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL.

        Our continued growth and success depend to a significant degree on the continued services of our Chief Executive Officer, Mr. Frank Galuppo, and other key employees and our ability to attract and retain highly skilled and experienced technical, managerial, sales and marketing personnel. While we have recruited a management team with significant experience and expertise in the broadband access field, as we enter this new line of business, we also expect to encounter new product development challenges, new customer requirements, new competitors and other new business challenges, with which our existing management may be unfamiliar. There can be no assurance that we will be successful in recruiting new personnel or in retaining existing personnel. Except for our Chief Executive Officer, none of our current employees is subject to a long-term employment agreement. The loss of one or more key employees or our inability to attract additional qualified employees could have a material adverse effect on our business, results of operations and financial condition. In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

        WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE AND RAPIDLY EVOLVING BROADBAND COMMUNICATIONS MARKET.

        The market for fiber optic subsystems and modules is highly competitive and we expect competition to intensify in the future. Competition falls into several categories. The companies that offer a solution similar to the one that will be utilized in our contemplated initial FTTP products include World Wide Packets and Allied Telesyn. Other competitors are positioning solutions employing a different technology approach and include Alcatel, Salira, Optical Solutions, Motorola, Huawei and Wave 7 Optics. We will also face indirect competition from public and private companies providing products that address the same fiber optic network problems that our contemplated initial FTTP products are being designed to address. The development of copper based alternative solutions to fiber optic transmission by competitors, particularly systems companies that also manufacture modules, could significantly limit our prospects and harm our competitive position. There is also a possibility that certain wireless technologies could provide some measure of competition.

        Many of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical, sales and marketing resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, these entities have large market capitalization or cash reserves and are in a much better position to acquire other companies in order to gain new technologies or products. In addition, many of our competitors have much greater brand name recognition, more extensive customer bases, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer bases and product offerings and adopt aggressive pricing policies to gain market share.

        We expect competitors to introduce new and improved products with lower prices, and we will need to do the same to remain competitive. We may not be able to compete successfully against either current or future competitors with respect to new products.

        Additionally, under the Development and Licensing Agreement, we have a non-exclusive, worldwide and perpetual license to develop and market FTTP products utilizing Lucent technologies and solutions. Lucent has agreed, through January 2014, not to use technologies specifically developed under the Development and Licensing Agreement and subsequent supplemental agreements for the purpose of developing or selling any products that may directly compete with our products. Lucent is not restricted from using pre-existing Lucent technologies or information contained in these products. We can provide no assurance that Lucent will not in fact design, develop and market technologies or products that serve the same functionality as our contemplated initial FTTP products. We cannot predict the ease with which Lucent would be able to develop and market products substantially similar in function or design to our contemplated product line. Additionally, if for whatever reason Lucent elects to terminate the Development and Licensing Agreement, then no assurance can be provided that it will be bound by this no-compete provision. If Lucent were to successfully develop and market such similar products, then our prospects and proposed business would be materially adversely affected.

        WE MAY NOT BE SUCCESSFUL IN DEVELOPING OR MAINTAINING STRONG DISTRIBUTION CHANNELS FOR OUR PRODUCTS.

        We intend to market our prospective products to communications carriers and other providers of broadband access solutions and services. The success of our current business plan depends, in large part, on developing strong relationships with telecommunications carriers and other broadband communications providers who are selling products and services to end-users. If we are not successful in creating a strong distribution channel in a timely manner, we may not be able to establish our marketing presence or gain significant sales.

        LEGAL AND REGULATORY DEVELOPMENTS COULD HAVE ADVERSE CONSEQUENCES FOR OUR BUSINESS.

        The jurisdiction of the Federal Communications Commission (FCC) extends to the entire communications industry, including potential customers for products utilizing our solutions. Future FCC regulations affecting the broadband access industry may harm our business. For example, FCC regulatory policies affecting the availability of data and Internet services may impede the penetration of our prospective product line into certain markets or affect the prices that may be charged in such markets. In addition, international regulatory bodies are beginning to adopt standards and regulations for the broadband access industry. These domestic and foreign standards, laws and regulations address various aspects of Internet, telephony and broadband use, including issues relating to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation, consumer protection, security of data, access by law enforcement, tariffs, as well as intellectual property ownership, obscenity and libel. Changes in laws, standards and/or regulations, or judgments in favor of plaintiffs in lawsuits against service providers, e-commerce and other Internet companies, could adversely affect the development of e-commerce and other uses of the Internet. This, in turn, could directly or indirectly materially adversely impact the broadband telecommunications industry in which our customers operate. To the extent our customers are adversely affected by laws or regulations regarding their business, products or service offerings, this could result in a material and adverse effect on our business, financial condition and results of operations.

        In addition, many of our potential customers will require that our products be designed to interface with their customers' existing networks, each of which may have different specifications, utilize multiple protocol standards and contain multiple generations of products from different vendors. If our products cannot operate in such an environment, they may not achieve market acceptance and our ability to generate revenue would be seriously impaired.

        THE BROADBAND ACCESS SOLUTIONS MARKET IS HIGHLY CYCLICAL.

        We are engaged in the broadband access solutions industry, which is cyclical and subject to rapid technological change. Recently, the industry has begun to emerge from a significant downturn characterized by diminished product demand, accelerated erosion of prices and excess production capacity. The current downturn and future downturns in the industry may be severe and prolonged. Future downturns in the broadband communications industry, or any failure of this industry to fully recover from its recent downturn, could seriously impact our business plan. This industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products in future periods.

        WE MAY BE REQUIRED TO PAY SIGNIFICANT AMOUNTS TO THE PURCHASER OF OUR COPY PROTECTION BUSINESS BECAUSE OF OUR INDEMNITY OBLIGATIONS TO THAT PURCHASER.

        Under our agreement with purchaser of the Copy Protection Business, we undertook to indemnify such purchaser for certain losses as set forth in such agreement. Our indemnification obligations continue through December 28, 2004 and are limited by an overall cap of $5.25 million, except with respect to matters relating to any bulk sales laws, fraudulent conveyance laws, or certain pre-sale contractual liabilities. The payment of any such indemnification obligations may adversely impact our cash resources and materially adversely affect our business and prospects.

        THERE MAY BE SIGNIFICANT LIMITATIONS TO THE UTILIZATION OF NET OPERATING LOSSES TO OFFSET FUTURE TAXABLE INCOME.

        We estimate that we have a net operating loss carry-forward (NOL) of approximately $20 million, which will be available to offset future U.S. taxable income subject to limitations under Section 382 of the Internal Revenue Code pertaining to changes in stock ownership. TTR Ltd., the Company's wholly owned Israeli subsidiary, has a net operating loss carryforward of approximately $6 million available to offset future taxable income in Israel.

        No assurance can be provided that under prevailing law all, or even any part, of the NOL will be available to offset future income.

                    RISKS CONCERNING OUR PROSPECTIVE PRODUCTS

        OUR CONTEMPLATED INITIAL FTTP PRODUCTS ARE NOT FULLY TESTED AND REMAIN SUBJECT TO SIGNIFICANT UNCERTAINTY.

        Our contemplated initial FTTP products are designed to deliver broadband access over a deployed FTTP system. Certain of these products have been delivered to prospective customers for their evaluation These products are subject to further testing and have not been commercially proven. The market for products related to broadband access is characterized by uncertain user and customer requirements, and the emergence of new communications standards and practices. Each of these characteristics could impact our evolving product line and prospective products, intellectual property and system designs. The successful development of our products is subject to the risks that:

        o our proposed products are found to be ineffective for the intended purposes;

        o the proposed products are uneconomical to manufacture or market or do not achieve broad market acceptance; and

        o third parties hold proprietary rights that preclude us from marketing our proposed products.

        Significant undetected errors or delays in new products or releases may affect market acceptance of our proposed products. There can be no assurance that, despite extensive testing, errors will not be found in our initial products or subsequent releases after the commencement of commercial shipments, resulting in loss of customers or failure to achieve market acceptance. In addition, the technologies utilized in evolving QoStream product line will need to be compatible with a broad array of disparate technologies in order to be interoperable with other products routinely used in the broadband communications industry such as routers, switches and operating systems. Without compatibility, we may not achieve market acceptance or demand for our proposed products within our target base of customers because they will not inter-operate with many of the applications the target customers currently use.

        OUR CONTEMPLATED INITIAL FTTP PRODUCTS THAT WE EXPECT TO MARKET ARE NOT READY FOR COMMERCIAL RELEASE AND UNEXPECTED DELAYS COULD HAMPER OUR MARKETING EFFORTS.

        Our customer premises unit, an integral component for provisioning broadband access directly to the subscriber, is currently available for commercial release and we anticipate that by December 31, 2004 we will have available for acceptance testing by prospective customers our aggregator switch, which is the unit that routes data to and from the subscriber's premises. These two products comprise a significant portion of our prospective initial FTTP based proposed products. We currently have a network management system under development with a third party contractor and we anticipate that such unit will be available for customer testing and commercial release in the first fiscal quarter of 2005. If we do not receive the various contemplated releases of the premises gateway or the aggregator switch or, to a lesser extent, the network director, within the contemplated timeframes, then we may not be able to bid for certain FTTP municipal requests for proposals or meet the delivery requirements of communications carriers. This development could materially adversely affect our business prospects.

        In addition, we do not currently contemplate that we will have an Ethernet MPLS core switch when we commence the marketing of our initial FTTP capable product line. While our contemplated initial FTTP products are being designed to be interoperable with commercially available core switches and other Ethernet routing equipment, we cannot currently assess the impact, if any, on our business or prospects, of the absence from our emerging product line of an active Ethernet switch.

        WE WILL RELY ON THIRD PARTIES TO PROVIDE CERTAIN COMPONENTS FOR OUR PROPOSED PRODUCTS. IF OUR VENDORS FAIL TO DELIVER THEIR PRODUCTS IN A RELIABLE, TIMELY AND COST-EFFICIENT MANNER, OUR BUSINESS WILL SUFFER.

        We expect to depend on relationships with third parties such as contract manufacturing companies, chip design companies and others who may be sole source providers of key, leading edge technology components critical for our proposed products. If these service providers or other providers of exclusive proprietary technology do not produce these components on a timely basis, if the components do not meet our specifications and quality control standards, or if the components are otherwise flawed, we may have to delay product delivery, or recall or replace unacceptable products. In addition, such failures could damage our reputation and could adversely affect our operating results. As a result, we could lose potential customers and any revenues that we may have at that time may decline dramatically.

        WE MAY NOT BE ABLE TO MEET OUR PRODUCT DEVELOPMENT OBJECTIVES OR MARKET EXPECTATIONS.

        Our product development and enhancement efforts are inherently difficult to manage and keep on schedule and there can be no assurance that we will be able to meet our development objectives or to meet market expectations. In addition to development delays, we may experience substantial cost overruns in completing development of our products. The technological feasibility for some aspects of the product line that we envision is not completely established. The FTTP Solutions may contain undetected flaws when introduced. There can be no assurance that, despite testing by us and by potential customers, flaws will not be found in the FTTP Solutions or our contemplated initial products, resulting in loss of or delay in market acceptance. We may be unable, for technological or other reasons, to develop and introduce our proposed products in a timely manner in response to changing customer requirements. Further, there can be no assurance that while we are attempting to finish development of our products, a competitor will not introduce similar products. The introduction by a competitor of either similar products before we introduce our proposed product line, or a superior alternative, may diminish our technological advantage, render our proposed products and technologies partially or wholly obsolete, or require substantial re-engineering of these products in order to become commercially acceptable. Our failure to maintain our product development schedules, avoid cost overruns and undetected errors or introduce products that are superior to competing products would have a materially adverse effect on our business, financial condition and results of operations.

        LUCENT IS NOT INDEMNIFYING US FOR THIRD-PARTY PATENT OR COPYRIGHT INFRINGEMENT CLAIMS RELATING TO LUCENT TECHNOLOGY CONTAINED IN OUR PRODUCTS AND ANY SUCH SUIT OR CLAIM COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR BUSINESS.

        Our initial products as well as further applications will include various and complex technologies, some of which are solely owned by Lucent. While Lucent has represented to us that it has not received any notice of a claim of infringement of any patent, copyright or other intellectual property right of a third party with reference to the technologies or other material or information included or to be incorporated into our contemplated initial products, and that, to the best knowledge and belief of its employees actually involved in the work contemplated by the Development and Licensing Agreement such technologies or information or other materials do not infringe on any patent, copyright, or other proprietary rights of a third party, no assurance can be given that we will not be subject to intellectual property infringement claims that are costly to defend and that could limit our ability to market and sell our proposed products. Lucent is under no obligation to indemnify us in the event of such suit. We did not perform a technical due diligence investigation relating to the technologies included or to be included in our contemplated products.

        The broadband access solutions field is characterized by significant patent infringement litigation. We could be subject to litigation alleging infringement of a third party's right. Litigation could be expensive, lengthy and disruptive to management's attention and detract resources from normal business operations. Adverse determinations could prevent us from manufacturing or selling our proposed products or any future derivative products. It may also subject us to significant liabilities and require that we seek licenses from third parties. In such case, no assurance can be furnished that licenses will be available on commercially reasonable terms, if at all, from any third party that asserts intellectual property claims against us. Any inability to obtain third party licenses required to manufacture or sell our proposed or derivative products could materially adversely affect our business and its prospects.

        WE MAY NOT BE ABLE TO PROTECT INTELLECTUAL PROPERTY INHERENT IN OUR PROPOSED PRODUCTS AGAINST THIRD-PARTY INFRINGEMENTS OR CLAIMS OF INFRINGEMENT.

        Under the Development and Licensing Agreement, we and Lucent jointly hold the rights to any intellectual property that may be developed in the course of the development of the technologies underlying our proposed products. Lucent owns rights to pre-existing Lucent technologies included in any product that we market. The failure to protect these intellectual property rights may result in a loss of the right to use these technologies. We plan to rely on patent, trade secret, trademark and copyright law to protect these intellectual property rights. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, there can be no assurance that any patents will be issued pursuant to any patent application or that patents issued pursuant to such application will not be invalidated, circumvented or challenged. Moreover, there can be no assurance that the rights granted under any such patents will provide competitive advantages to us or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

        We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with our current and future strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

        Some of our intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties. If we do not adequately secure our freedom to use our technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation or be enjoined from using such intellectual property. If we are found to be infringing third-party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. While we are not currently engaged in any material intellectual property disputes or litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation concludes favorably for our company.

              RISKS CONCERNING THIS OFFERING AND CAPITAL STRUCTURE

        THIS OFFERING MAY HAVE AN ADVERSE IMPACT ON THE MARKET VALUE OF OUR
STOCK.

        This prospectus relates to the sale or distribution of up to 18,985,844 shares of Common Stock by the selling security holders. We will not receive any proceeds from these sales and have prepared this prospectus principally in order to meet our contractual obligations to some of the selling security holders. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our Common Stock and reduce the price available in that market.

        FUTURE SALES OF COMMON STOCK OR OTHER DILUTIVE EVENTS MAY ADVERSELY AFFECT PREVAILING MARKET PRICES FOR OUR COMMON STOCK.

        As of November 17, 2004, we had 16,440,630 shares of our Common Stock issued and outstanding. As of that date, an additional 4,713,642 shares of Common Stock were reserved for issuance upon the exercise of outstanding options. The exercise prices of those options range from $0.16 to $7.00 per share. Those options also contain provisions which require the issuance of increased numbers of shares of Common Stock upon exercise in the event of stock splits, redemptions, mergers or other transactions. The occurrence of any such event or the exercise of any of those options would dilute the interest in our company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

        Additionally, we are registering up to 17,017,032 shares of our Common Stock, which will be issuable upon the conversion of the Convertible Preferred Stock, in payment of dividends on the Convertible Preferred Stock, upon exercise of the Warrants issued in connection with the Convertible Preferred Stock or as additional shares issuable to the holders of the Convertible Preferred Stock or the Warrants as liquidated damages through the projected effective date of this Registration Statement as contemplated by our agreements with these holders. The Convertible Preferred Stock is convertible into our Common Stock at a conversion price of $0.75 per share, and the Warrants are exercisable at prices of $1.50 and $2.50 per share. The Warrants contain provisions which, under certain circumstances, would permit the holders to exercise the Warrants without paying the exercise price in cash. We are also registering 1,968,813 shares of our Common Stock issuable upon exercise of certain other warrants and options. The shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and exercise of the Warrants or the other warrants will be saleable without restriction immediately upon issuance pursuant to the plan of distribution in this Prospectus. The conversion or exercise of any Convertible Preferred Stock or Warrants would dilute the interest in our Company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

        Further, in August 2004, we secured from an institutional investor a $6 million equity line (the "Equity Line") on which we can draw from time to time during a 24 month period following the effectiveness of a separate registration statement, subject to certain conditions. The Equity Line allows us to sell up to $6 million of Common Stock at 98% of the then current market price, but in no event at less than $2.00 per share. We also issued to the equity line investor five year warrants to purchase up to 333,333 shares of Common Stock at a per share exercise price of $2.00. These warrants are subject to cashless exercise following the first anniversary of issuance if at the time of exercise there is no effective registration statement in effect. We intend to file a separate registration statement covering the Common Stock issuable pursuant to the Equity Line by a date that is not earlier than the 90th day following the effective date of the Registration Statement of which this Prospectus is a part (nor later than the 120th day after such date). The shares of Common Stock issuable upon our drawing down on the Equity Line and exercise of the warrant will be saleable without restriction immediately upon issuance. The issuance of Common Stock upon our drawing down on the Equity Line or exercise of the warrant would further dilute the interest in our company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

        Finally, in addition to the shares described above, there are an additional 5,985,424 shares of Common Stock authorized and available for issuance by us. We may need to raise additional capital through the sale of shares of Common Stock or other securities exercisable for or convertible into Common Stock. The occurrence of any such sale would dilute the interest in the Company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

        OUR BOARD OF DIRECTORS' RIGHT TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK COULD ADVERSELY IMPACT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

        Our board of directors currently has the right to designate and authorize the issuance up to 4,947,500 shares of our preferred stock, in one or more series, with such voting, dividend and other rights as our directors may determine. The board of directors can designate new series of preferred stock without the approval of the holders of our Common Stock. The rights of holders of our Common Stock may be adversely affected by the rights of any holders of shares of preferred stock that may be issued in the future, including without limitation dilution of the equity ownership percentage of our holders of Common Stock and their voting power if we issue preferred stock with voting rights. Additionally, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

        OUR STOCK PRICE IS VOLATILE.

        The trading price for our Common Stock has been volatile, ranging from a sales price of $0.13 in April 2003 to a sales price of over $1.80 per share in November 2004. The price has changed dramatically over short periods, including changes of over 50% percent in a single day. An investment in our Common Stock is subject to such volatility and, consequently, is subject to significant risk.

        ADDITIONAL BURDENS IMPOSED UPON BROKER-DEALERS BY THE APPLICATION OF THE "PENNY STOCK" RULES TO OUR COMMON STOCK MAY LIMIT THE MARKET FOR OUR COMMON STOCK.

        Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). If our Common Stock continues to be offered at a market price less than $5.00 per share, and does not qualify for any exemption from the penny stock regulations, our Common Stock will continue to be subject to these additional regulations relating to low-priced stocks.

        The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

        The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of our Common Stock and our shareholders' ability to sell our Common Stock in the secondary market.

                           FORWARD-LOOKING STATEMENTS

        This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this prospectus, which are not statements of historical fact, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this prospectus, regarding, among other items:

        o statements regarding our overall strategy relating to the design, development, implementation and marketing of our proposed products;

        o statements regarding the plans and objectives of our management for future operations and the size and nature of the costs we expect to incur and the people and services we may employ;

        o statements regarding the future of broadband access solutions and opportunities therein, our competition or regulations that may affect us;

        o       statements regarding our ability to compete with third parties;

        o any statements using the words "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "should," "expect," "plan," "predict," "potential," "continue" and similar words; and

        o       any statements other than historical fact.

        There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the Securities and Exchange Commission ("SEC"). We do not undertake to update any forward-looking statements.

                                 USE OF PROCEEDS

        The selling stockholders will receive the net proceeds from sales of the shares of the Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders.

        Assuming all of the warrants and options for which the underlying shares of Common Stock that are covered by this Prospectus are exercised for cash, we will receive approximately $16.1 million in cash proceeds (before deducting fees and commission). The holders of warrants having an aggregate exercise price of approximately $15.9 million have cashless exercise provisions that become effective under certain conditions and if these warrants are exercised by the cashless exercise provision, then we will not receive any cash proceeds from the exercise of those warrants. See, also "DESCRIPTION OF AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

              DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE
                          CONVERTIBLE PREFERRED STOCK

        We are registering the shares offered hereby primarily in order to satisfy our obligations to the holders of our Convertible Preferred Stock.

        Under a Securities Purchase Agreement, dated as of August 9, 2004 (the "Securities Purchase Agreement"), with each of the holders of the Convertible Preferred Stock we received gross proceeds of $5.25 million from the private placement of 52,500 shares of our Convertible Preferred Stock. In connection with the issuance of the Convertible Preferred Stock, we issued to the holders of the Convertible Preferred Stock five-year warrants to purchase up to 3.5 million shares of our Common Stock at an exercise price of $1.50 per share and up to 3.5 million shares of our Common Stock at an exercise price of $2.50 per share (collectively the "Warrants").

        Concurrent with the placement of our Convertible Preferred Stock, we have secured from an institutional investor a $6 million equity line (the "Equity Line"). In connection therewith, we have undertaken to file a separate registration statement covering the Common Stock issuable pursuant to the Equity Line by a date that is not earlier than the 90th day following the effective date of the Registration Statement of which this Prospectus is a part (nor later than the 120th day after such date). The shares issuable under the Equity Line are not covered by this Prospectus or the Registration Statement of which it is a part.

        The rights and preferences of the Convertible Preferred Stock are set forth in a Certificate of Designations of Rights and Preferences that we filed with the Secretary of State of the State of Delaware on July 30, 2004. The following is a summary of its principal rights and preferences. Each share of Convertible Preferred Stock has a stated value of $100 and is convertible into shares of Common Stock at an initial conversion price of $0.75 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. Dividends at the rate of 7% per annum are payable on a bi-annual basis and on conversion and may be paid, at our option, either in cash or in shares of Common Stock at a rate equal to the conversion price then in effect. The option to pay dividends in shares of our Common Stock, however, is subject to the condition that the issuance of such shares of Common Stock to the holder cannot result in such holder and its affiliates beneficially owning more than 4.99% of the shares of our Common Stock outstanding immediately after such issuance (this limitation is further discussed below in this section). The Convertible Preferred Stock may first be converted on the effective date of the Registration Statement. If not converted earlier, the Convertible Preferred Stock will automatically convert on the fifth anniversary of issuance (subject to certain limitations which might defer the automatic conversion of some shares of such preferred stock to a later date) into shares of Common Stock at the conversion price then in effect.

        The Warrants are exercisable at any time from February 9, 2005 through August 31, 2009. The exercise prices for each of the Warrants are subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Holders are entitled to exercise their Warrants on a "cashless" basis following the first anniversary of issuance if the Registration Statement is not in effect at the time of exercise. If the holder elects the cashless exercise option, it will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the closing bid price of our Common Stock on the trading day immediately before the Warrant exercise. That closing price is multiplied by the full number of shares for which the Warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the closing price referred to above.

        The terms of the Convertible Preferred Stock and Warrants specify that the beneficial owner can convert such debenture or exercise such warrant in accordance with their respective terms by giving notice to us. However, the holder may not convert the Convertible Preferred Stock or exercise its Warrant to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our stock then outstanding (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its preferred stock or exercise its warrant.

        Pursuant to the Securities Purchase Agreement and a Registration Rights Agreement executed and delivered at the same time, we are obligated initially to register under the Act the number of shares issuable on conversion in full of the Convertible Preferred Stock outstanding plus dividends thereon accrued through the third anniversary of the issuance thereof and the number of shares of Common Stock issuable upon exercise of the Warrants, as well as our good faith estimate of certain additional shares we might have to issue to certain selling shareholders. Some of hose additional shares would be issuable if we file the registration statement of which this Prospectus is a part or if its effective date are later than the dates specified in the Registration Rights Agreement, or if, after the effective date, the shareholder's right to sell under the registration statement is suspended for periods in excess of those specified in the Registration Rights Agreement. Other shares we might be required to such selling stockholder would be based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than the conversion price then in effect or issue warrants having an exercise price below the exercise price of the warrants held by the selling stockholder. We are also obligated to keep the Registration Statement of which this Prospectus forms a part effective until the earlier of the date on which the holders may sell without restriction all shares registered on their behalf under this Prospectus under Rule 144 promulgated under the Act, or the date on which such holders no longer own any of those shares.

        Pursuant to agreements with certain placement agents, we are also registering 1,400,000 shares of Common Stock that may become issuable upon exercise of warrants with per share exercise prices ranging between $0.75 and $2.50. These warrants were issued as a placement fee in connection with the placement of 52,500 shares of our Convertible Preferred Stock. We are also registering an additional 140,000 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue to these placement agents based on adjustments to the number of shares covered thereby in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the Warrants held by such selling stockholders.

        Finally, we are also registering 428,812 shares issuable upon exercise of certain other warrants held by persons who are neither placement agents nor holders of Convertible Preferred Stock.

        In the Securities Purchase Agreement, we have agreed that if we enter into any offer or sale of our Common Stock (or securities convertible into Common Stock) with any third party (a "New Transaction") without the prior consent of a majority in interest of the holders of the Convertible Preferred Stock on any date which is earlier than 180 days after the effective date of the Registration Statement (plus the number of days, if any, during which the Registration Statement is suspended in the interim) in which the (i) lowest per share purchase price contemplated thereunder or the lowest conversion price which would be applicable under the terms of such New Transaction is below the initial conversion price and/or (ii) the lowest exercise price of any warrants issued thereunder is lower than the initial exercise prices of the Warrants (such transaction being a "Lower Price Transaction"), then the terms of any unconverted share of Convertible Preferred Stock or any unexercised Warrants shall be modified to adjust the relevant conversion price in such convertible preferred stock, the warrant exercise price or the number of warrant shares to be equal to that provided in the transaction as so consummated. In addition, if during such period we enter into any offer or sale of our Common Stock (or securities convertible into Common Stock), whether or not a Lower Price Transaction, we are required to incorporate in the selling shareholders' agreements or instruments the terms, if any, from the instruments relating to such transaction which are more beneficial to the investors.

        The foregoing restrictions will not apply to the issuance of securities
(a) in connection with the exercise of conversion or other rights under documents executed and transactions consummated prior to August 9, 2004, (b) pursuant to any of our existing employee or non-employee directors stock option plans, (c) the Equity Line referred to above in this section and (d) pursuant to certain transactions with any of our strategic partners (as defined in the Securities Purchase Agreement).

        We have included in this registration statement our current good faith estimate of additional shares that we might be required to issue to such selling stockholder based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder. Other additional shares, if any, which might be issued to a holder on account of any of such adjustments referred to in the preceding paragraphs are not covered by the Registration Statement and this Prospectus. However, if in fact we are required to issue any of these securities as a result of any action taken by us then we may be required to file a new registration statement in respect of the resale of the Common Stock underlying these securities.

        Under the Registration Rights Agreement, we will be obligated to pay liquidated damages to the holders of the Convertible Debentures in respect of the filing of this Registration Statement after the required filing date of October 8, 2004, if the Registration Statement is not declared effective by December 7, 2004 or if the effectiveness of the Registration Statement is subsequently suspended for more than certain permitted periods. The permitted suspension periods are any one or more periods during any consecutive 12-month period aggregating not more than 50 days, but each period shall neither be for more than 20 days nor begin less than 10 days after the preceding suspension period ended (the date any such suspension commences, beyond such permitted restrictions, is referred to as a "Restricted Sale Date"). The amount that we must pay to the holders of the Convertible Preferred Stock in payment of the liquidated damages incurred as a result of any delay in the filing of this registration, any delay in the effective date or after a Restricted Sale Date will be 1% of the stated value of all the Convertible Preferred Stock during any 30-day period (and pro rata for any such period which is less than 30 days). After the effective date, however, the stated value of the Convertible Preferred Stock used in determining the liquidated damages will be adjusted to equal the sum of (X) the stated value of all preferred stock not yet converted and (Y) the stated value of such preferred stock converted within the preceding 30 days but not yet sold. The Convertible Preferred Stock holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price). In addition, the Company is entitled to pay these liquidated damages in shares of Common Stock if the Registration Statement becomes effective on or before February 5, 2005. Notwithstanding the foregoing, if the Registration Statement is declared effective on or before January 6, 2005, then the Company will not be required to pay any liquidated damages in respect of the delay in the filing of such registration statement or effectiveness thereof.

        In connection with the placement of the Convertible Preferred Stock, we issued to three placement agents five-year warrants (the "Placement Agent Warrants") to purchase, in the aggregate, up to 1.4 million shares of Common Stock, representing 10% of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and exercise of the Warrants as of the date of issuance thereof. The Placement Agent Warrants are exercisable at prices ranging from $0.75 to $2.50 per share and are otherwise exercisable on substantially the same terms and conditions as the Warrants. The shares of Common Stock underlying the Placement Agent Warrants are included in the Registration Statement.

        Each of our officers and directors has signed an agreement with us limiting the number of shares of Common Stock that he can sell during certain periods of time (the "Principal's Agreement"). The obligation of each officer and director under his Principal's Agreement is separate from the obligation of each other officer and director under his Principal's Agreement. Each Principal's Agreement provides that, without the prior consent of a majority in interest of the holders of the Convertible

Debentures in each instance, the officer or director will not sell or otherwise transfer or offer to sell or otherwise transfer any shares of Common Stock directly or indirectly held by him at any time prior to 180 days after the effective date of the Registration Statement of which this Prospectus forms a part (plus any days during which the Registration Statement is suspended, if any), but in any event, no later than March 31, 2005. An exception to this limitation is a private transaction in which the transferee agrees to be bound by the Principal's Agreement; in that case the transferee would be bound by the terms of this agreement

        Reference is made to the Certificate of Designations of Convertible Preferred Stock, the form of Warrant, the Securities Purchase Agreement, the Registration Rights Agreement and the form of Principal's Agreement filed as exhibits to our Current Report on Form 8-K that was filed on August 12, 2004 for more complete description of the complex provisions that are summarized under this caption.

                                 DIVIDEND POLICY

        We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

                         PRICE RANGE OF OUR COMMON STOCK

        Our Common Stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "AANI". Prior to May 28, 2004, our Common Stock was quoted under the symbol "TTRE". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

        The following table shows the quarterly high and low bid prices for our Common Stock over the last two completed fiscal years and over the first and second quarter of the current fiscal year, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of our Common Stock on November 18, 2004 was $1.33 per share.

                                             LOW     HIGH
                                             ----    ----
January 1, 2004 through
  September 30, 2004
    First Quarter                           $ 0.25   $1.00
    Second Quarter                          $ 0.52   $1.05
    Third Quarter                           $ 0.76   $1.15

Year Ended December 31, 2003
    First Quarter                           $ 0.15   $0.49
    Second Quarter                          $ 0.30   $0.50
    Third Quarter                           $ 0.16   $0.46
    Fourth Quarter                          $ 0.13   $0.33

Year Ended December 31, 2002
    First Quarter                           $ 0.81   $1.84
    Second Quarter                          $ 0.22   $1.32
    Third Quarter                           $ 0.10   $0.57
    Fourth Quarter                          $ 0.13   $0.29


        As of November 18, 2004, there were approximately 139 holders of record of our Common Stock. We believe that a significant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

        We are engaged in the design, development and marketing of next-generation technology-based broadband access solutions for voice, video and data services, focusing on fiber-based and Ethernet-based solutions, including Fiber-to-the-Premises (FTTP). We are currently working to complete certain contemplated products designed to deliver "triple play" (voice, video and data) broadband communication over an all fiber network/communication system. These products, comprise our initial products, are designed for placement at various points in the network infrastructure layout. We will be marketing our initial FTTP products to communications carriers, municipal authorities and communication equipment companies. We will not be marketing any products directly to subscribers.

        We are a development stage company that has generated significant operating losses since our inception in August 1994, all of which primarily relate to Copy Protection Business in which we were previously engaged. We have been engaged in the broadband access communication business since only March 2004. From our inception in August 1994 through October 2002, we were engaged in the Copy Protection Business under the name "TTR Technologies, Inc." Our financial statements for the year ended December 31, 2003, primarily reflect the financial results of operations associated with the Copy Protection Business. As a development stage company, we have a limited operating history upon which an evaluation of our prospects can be made. Our prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with a development stage company.

PLAN OF OPERATIONS

        Our immediate objective is to complete our contemplated initial products for FTTP deployment. Our customer premise unit, designed to deliver broadband services directly to the subscriber, is currently available for commercial release. We anticipate that by December 31, 2004, our aggregator switch, the component that routes data to and from the subscriber/end user, will be available for testing by prospective customers. These products are being designed to be inter-operable with most installed FTTP communications networks and equipment.

        Subject to raising additional funds, over the next 12 months we anticipate that we will be expanding products applications to encompass sophisticated business applications and other in-house wiring, including copper networks. Accordingly, we anticipate that we will be significantly increasing our investment in research and development efforts and marketing.

FINANCIAL OPERATIONS OVERVIEW

        REVENUES. We have not generated any revenues. Our business involves the development of new and as yet unreleased broadband access products with no market penetration. We do not expect to generate any significant revenues in the near term and we plan to operate at a loss through at least 2005. We cannot predict when or to what extent our initial evolving product line or future extended applications will begin to produce revenues, or whether we will ever reach profitability.

        We believe that we will eventually be able to generate revenues from the sale or license of our prospective broadband access products. We presently have no revenue generating agreements respecting any of our proposed products. Our ability to successfully conclude any revenue generating commercial agreements is premised, in part, on the inter-operability of our products existing network communications structure by leading telecommunications carriers, service providers, governments and municipalities.

        RESEARCH AND DEVELOPMENT EXPENSE. Research and development expenses consist of expenses incurred primarily in product designing, developing and testing. These expenses consist primarily of salaries and related expenses for personnel, contract design and testing services, supplies used and consulting and license fees paid to third parties. For the nine months ended September 30, 2004, our research and development expenses were $2,650,069. This amount includes approximately $2.5 million remitted to Lucent in respect of product development work.

        Currently, we have four employees engaged in undertaking product testing. Subject to raising additional capital, we anticipate that our research and development expenses will increase significantly over the next twelve months as we begin to expand our product offerings and applications beyond fiber based systems to encompass advanced business applications and configurations for other wiring options, including copper based networks. Consequently, we anticipate that we will be adding additional research and development personnel over the next 12 months.

        GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses consist primarily of salaries and other related costs for personnel in executive and other functions. Other significant costs include professional fees for legal, accounting and other services. We expect that our general and administrative expenses will increase as we increase our efforts to complete the design and development of our proposed products and our commercialization efforts. For the nine months ended September 30, 2004, our general and administrative expense were $1,275,728.

CRITICAL ACCOUNTING POLICIES

        Our condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires we make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates the accounting policies and estimates it uses to prepare the condensed consolidated financial statements. We base our estimates on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.

        We do not participate in, nor have we created, any off-balance sheet special purpose entities or other off-balance sheet financing. In addition, we do not enter into any derivative financial instruments for speculative purposes and uses derivative financial instruments primarily for managing its exposure to changes in interest rates.

LIQUIDITY AND CAPITAL RESOURCES

        From our inception in August 1994, we have financed our operations through the sale of our securities. The proceeds from the sale of our Copy Protection Business in May 2003 were also used to finance our operations.

        In August 2004, we completed a private placement to certain private and institutional investors of shares of our Convertible Preferred Stock for aggregate gross proceeds of $5.25 million. We received net proceeds of approximately $4.6 million, following the repayment of offering related expenses.

        In August 2004, we also secured a $6 million equity line commitment on which we can draw from time to time during a 24 month period following the effectiveness of a separate registration statement relating thereto, subject to certain conditions. We undertook to file a registration statement in respect of such equity line no earlier than the 90th day following the effective date of this Registration Statement (but no later than the 120th day after such date). The Equity Line allows the sale of up to $6 million of Common Stock at 98 % of the then current market price, but in no event at less than $2.00. The Company may not draw down more than $500,000 during any 30-day period. The investor is entitled to 5% of the cash proceeds from the sale of the shares to it by the Company under the Equity Line.

        As of September 30, 2004, cash and cash equivalents were approximately $3.5 million. We believe that our existing cash resources will be sufficient to maintain operations through the first quarter of 2005. Our existing resources may not be sufficient to support the commercial introduction, production and marketing of our contemplated initial products. Unless we raise additional funds, we may need to curtail expenditures which may result in a delay in our initial product testing or marketing efforts, all of which can have a material adverse effect on our business and prospects. However, if the Warrants issued to the purchasers of the Convertible Preferred Stock, which warrants are first exercisable only as of February 9, 2005, are exercised by these holders for cash in a net amount sufficient for our needs, we will be able to maintain operations beyond the end of the first quarter of 2005. No assurance can be provided, though, that these warrants will in fact be exercised in amounts sufficient for our needs. If these warrants are not so exercised, we will need to raise additional funds through public or private sales of equity securities or borrowings. At the present time, we have no commitments for any such financing, and there can be no assurance that additional capital will be available to us on commercially acceptable terms or at all. Furthermore, it is anticipated that any successful financing will have a significant dilutive effect on existing stockholders. The inability to obtain such financing will have a material adverse effect on our condition and prospects.

        The notes to the consolidated financial statements accompanying this Prospectus, include an explanatory paragraph relating to the uncertainty of our ability to continue as a going concern, which may make it more difficult for us to raise additional capital.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In January 2003 and revised in December 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), an interpretation of Accounting Research Bulletin No. 51. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is any legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on our financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: 1) mandatorily redeemable financial instruments, 2) obligations to repurchase the issuer's equity shares by transferring assets, and 3) obligations to issue a variable number of shares. SFAS No. 150 generally is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a significant impact on our financial statements.

                                    BUSINESS

GENERAL

        We are a development stage company that designs, develops and intends to market technology-based broadband access solutions for voice, video and data services, focusing on fiber-based and Ethernet-based solutions, including

Fiber-to-the-Premises (FTTP). The core technologies underlying our contemplated initial FTTP products discussed below have been co-developed with Lucent at Lucent's Bell Labs in New Jersey. The Development and Licensing Agreement with Lucent provides us with a worldwide, perpetual and non-exclusive license to manufacture, develop and sell products designed to deliver FTTP based broadband access solutions.

        We have been engaged in the broadband access solutions business only since March 2004. From our inception in August 1994 through October 2002, we were engaged solely in the business of designing and developing digital security technologies that provide copy protection for electronic content distributed on optical media and the Internet (the "Copy Protection Business") under the name of "TTR Technologies, Inc." We consummated the sale of the Copy Protection Business in May 2003. In May 2004, we changed our name to "Amedia Networks, Inc."

        We intend to sell or license our contemplated FTTP products to telecommunications carriers, cable and video providers, governments, public utilities, and municipalities around the globe. We do not intend to market any products directly to subscribers.

INDUSTRY BACKGROUND

        Two decades ago, communications technology generally consisted of simple analog signals representing voice, video, and data transmitted over networks of copper telephone lines for voice and very limited data, or coaxial cables for limited video. Communications technology has significantly changed in the past two decades and currently includes both complex analog and digital voice, video and data signals transmitted over varying networks of media that now include fiber optic strands and wireless transmission over radio frequencies. Some media such as fiber optical strands can handle all types of signals and all managed in a converged, consolidated system. This evolution has been driven by the interplay between technological innovations and the substantial increases in the number of users and new data-intensive computing and communications applications, such as web-based commerce, streaming audio and video and telecommuting, as well as mobility applications. These applications and the associated devices are continuing to require higher and more cost-efficient data transfer rates throughout the network infrastructures that serve them.

        Traditionally, technology advances have been first implemented in what is called "the core" of a network, that is, where signal traffic from individual users is grouped together in increasingly larger and larger bundles of traffic, and transported from one centralized aggregation point to another. For example, fiber optics was first used in inter-continental transport where a single cable would carry signals from thousands and thousands of individuals. Typically, the use of newer transport technologies have reached the access network (or the "edge" of the network - where the subscribers are located) only at a later point in time after the costs associated with using the new technologies (at the subscriber level) had been substantially reduced.

        Over the last several years, the cost of deploying different access technologies has generally declined to the point where telephone companies and cable companies could and have increased the amount of bandwidth that they provide to their subscribers. For example, most subscribers previously had access to 28.8 Kilobytes per second (Kbps) or up to 56 Kbps over their analog phone lines for very limited data services. Now, they can access networks at rates greater than
1.5 Megabytes per second (Mbps), enabling voice, data, music, Internet based multiplayer gaming and some video transfers over the Internet

        Traditionally, carriers providing telephone and data services deployed them over separate networks, an approach called "overlay networks." Data traffic would be separated from voice traffic soon after it left a subscriber's interface with the network, and they were each transported and managed very differently from each other. Different provisioning software, maintenance procedures, and craft skills would be used for each of these networks. However, in response to the increased consumer demand for faster, less expensive, and more advanced services, some carriers, in addition to adding greater capacities for faster access networking, are starting to converge their separate voice and data services onto single integrated networks. This convergence of voice and broadband services allows carriers to lower operating costs by eliminating much of the duplication. These developments impact both operating expenses as well as capital requirements. Today, many carriers are considering or beginning to deploy Voice over Internet protocol (VoIP) systems, which are voice services on networks designed for data.

        The regulatory environment is also a factor that has impacted network convergence. Concerns over regulatory ambiguity generated hesitation among traditional telephone carriers for deployment of packet-based voice and broadband services. Generally, carriers were required to open up their infrastructure for use by non-infrastructure carriers at wholesale prices. Those non-infrastructure carriers would in turn offer services over that infrastructure to subscribers that would compete with the incumbent carrier, thereby realizing the regulators' intent of increased retail competition. However, a result of this approach was that infrastructure-based carriers were hesitant in deploying newer technologies. Meanwhile, cable companies, who were not under these same requirements, continued to successfully rollout a competitive service bundle of voice, video and high-speed Internet services. Recently, regulators have begun to address this and related issues, and have removed some of the dis-incentives to incumbent carriers to deploy the capabilities to offer converged services. For example, the FCC has excluded infrastructure carriers from this requirement when they deployed certain fiber-based facilities for new housing in new neighborhoods. On October 14, 2004, the FCC went a step further by eliminating the sharing requirement when an infrastructure carrier deployed fiber to a node within 500 feet of a home and connected the home to that node with copper.

        EVOLUTION OF THE NETWORK INFRASTRUCTURE

        Traditionally, access networks consisted of copper cabling along which voice, data and video communications were transmitted in the form of electronic signals. While copper cabling is generally a reliable transmission medium, its ability to transmit large volumes of data at high speeds is limited, and it is prone to electromagnetic interference, or EMI, from nearby electronic equipment and other sources. EMI interferes with the transmission of a signal and degrades signal quality. Copper is also more costly to maintain given its more reactive nature with respect to moisture and other environmental factors.

        To overcome the limitations of the copper cable infrastructure and meet increasing demand for high capacity and high-speed voice and data transmission, communication service providers have increasingly adopted optical technology in their networks. Optical technology involves the transmission of data over fiber optic cables via digital pulses of light. Communication by means of light waves guided through glass fibers offers a number of advantages over conventional means of transmitting information through metallic conductors. Glass fibers carry significantly more information (bandwidth) over longer distances than metallic conductors but, unlike metallic conductors, are not subject to electromagnetic or radio frequency interference.

        Given its superior bandwidth capability, ease of maintenance, improved data integrity and network reliability, fiber optic cable has become the communication medium of choice for the core network, and over time, into the wide-area networks and most metro networks. Today, high-speed connections operate at data transmission rates from 155 Mbps to 2.5 gigabits per second
(Gbps) in metro service areas and up to 40 Gbps in long haul networks.

        Regardless of the selected communications medium or data transmission rate, the movement of all voice and data traffic throughout the telecommunications network requires the use of software intensive communications protocols that govern how information is passed within the network infrastructure. These protocols generally fall into two different categories. In one case, the traffic between two points is treated as a "whole" and allocated to a dedicated circuit. The other approach breaks up the information into packets, and allow those packets to traverse multiple paths to get to the same destination.

        Circuit switching, the most common technique for transporting and switching ordinary telephone calls throughout the telecommunications network, was used because of its reliability; packet data in past decades was rarely able to offer the same assurances for delivering traffic when it was needed. The appeal of packet data - its efficient use of bandwidth- was not able to compensate for its uncertain performance levels for voice, video, and certain data applications. But that has changed in recent years with advances in many of the packet-oriented protocols. Accordingly, in recent years access solutions have become increasingly "packetized".

        In addition to the increased use of packet-based networks, the economics of fiber-based solutions have improved enough so as to enable their increased use in access networks. Over the last several years, the use of optical transport has been increasingly approaching subscribers. Both cable and telephony carriers have found it advantageous to transport signals to a node in the access plant over fiber (to obtain the benefits discussed above) and then using copper to finally reach the home or small office. These "Fiber-to-the-Node" or FTTN deployments are becoming increasingly common. The expense, for carriers was in that final segment - the so-called "last mile" where digging up the flower beds and cement pavements of existing homes can become very costly. But this is beginning to change. Given the option of providing services to a new residential or business area with copper or fiber-based technology, fiber is generally chosen. This is a direct result of the declining cost of fiber-based systems, and the advantages they offer in both reduced operating expenses and new revenue opportunities.

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INFRASTRUCTURE OF FTTP BASED ACCESS NETWORKS

        Initial deployments of FTTP systems, based on the latest technology and innovation, has occurred in rural communities, which have typically been frustrated by being under-served by their incumbent telephone and cable carriers. Several municipalities and public utility authorities in states that do not prohibit such actions, have established access services through which they sell voice, data, and / or video based services to their community constitutes. (This same trend has occurred in several communities in the Scandinavian region of Europe.) Incumbents, concerned about the regulatory issues discussed above, had been more reticent to deploy such systems, although this may now change in some cases. In several Asian countries, FTTP deployments have been more "main stream" owing to a more activist position by their governments who see the resulting benefits as directly related to economic policy.

        Two primary approaches are generally being used to provide FTTP access-based solutions. The first approach uses a passive optical network or PON architecture. In a PON system, digital signals are converted into light pulses and sent down a fiber which is then split into as many as 32 fibers - each terminating at a different premises. Traffic from each premise can then be sent back up those fibers onto the common fiber and back into the network. The second approach uses Ethernet, the most common protocol for managing digital packets over a network, and employs a direct oversight role as to who gets what information. In an Ethernet switched optical network, or ESON, traffic is sent via light pulses to an Ethernet switch that can be located either in a communications office, or outside in an enclosure. At the Ethernet switch, traffic for a specific subscriber travels down a dedicated fiber as light pulses to a specific home or office. The standard for ESON-like networks was recently approved, although Ethernet itself has been a standard for network transport for over two decades.

        PON systems were originally compelling since they adhered to an existing standard and used less fiber and less of what were then relatively more expensive optical components. This resulted in most of the earlier deployments being PON-based. Several of the largest United States carriers issued requirements for their FTTP deployments that specified a PON architecture. However, fiber and optical components have since become far less expensive - particularly the lasers and receivers of the kind used in ESON networks. Also, optical fiber has undergone reduced costs. (Actually, both PON and ESON use about the same amount of cabling - but PON systems have fewer fibers within each cable.) In addition, PON systems share all of the capacity of the fiber with multiple users. For example, a 1-Gbit per second link shared among 32 subscribers yields approximately 31 Mbits/sec per subscriber. Currently, the only way to increase the available bandwidth is to reduce the number of homes served. Reducing the number of subscribers to 16, for example, will double the bandwidth to 62 Mbits/sec while increasing the cost. ESONs can provide 100 or 1,000 Mbits/sec of bandwidth per subscriber in either the upstream or downstream direction. A single ESON system can serve up to 48 homes on each fiber run and isolate information streams and faults to each subscriber. Up to 50,000 homes can be served from a single core switch in the central office. These factors are

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

repositioning how PON and ESON systems are viewed and causing some network providers to reconsider their earlier decisions favoring PON architectures.

        In addition, PON systems have limited reach and typically can only extend about 25 km from the central office. They cannot isolate information, users, or FTTP Solution faults. This means that when there is a problem with the PON network, the operator may not be able to identify the location and will need to send a technician out into the field (called a "truck roll") to search for the problem. This can drive up maintenance costs. PON systems pass all of the traffic from a node past every building. A determined "hacker" has physical access to the facility carrying all of that traffic and could more easily (than ESON systems) acquire content for which he or she was not authorized to access. ESON provides a higher level of security, a high level of scalability and symmetrical bandwidth upstream and downstream.

        ESON systems, on the other hand, can extend up to 90 km from the central office, can completely isolate information streams, and remotely isolate and locate faults. Its basic architecture never allows "contact" with the content that was not intended for a given subscriber.

OUR BROADBAND ACCESS SOLUTIONS

        The FTTP based products that we are developing comprise an ESON based solution that is designed to provide state-of-the-art Ethernet and Internet protocol technologies to the broadband access market. Our contemplated products are standards-based and carrier-grade and satisfy the demand for emerging broadband packet-based services in a cost effective and efficient manner. Our products are designed to enable secure, scalable and cost-effective delivery of "triple play" services (voice, video and data) over a seamless Ethernet network.

        Our initial FTTP products will be marketed under the name
"QoStream(TM)". Our current FTTP based QoStream products are comprised of the following:

        o QOSTREAM(TM) PG1000: a premises gateway product that resides with the subscriber and is designed to perform data, telephony, video and local Ethernet switching functions (the "QoStream PG1000"). Our premises gateway can be situated indoors and outdoors (in a hardened configuration), and is the device that subscribers connect to for their voice, data, and video services. Those connections are via simple telephone (RJ-12) or data (RJ-45) cables, or can be via a wireless 802.11g (WiFi) means. This product "talks" to the network, and can be set-up to deliver the right kind of bandwidth to each device that a subscriber connects to it.

        o QOSTREAM AS5000 AGGREGATOR SWITCH: a distributed Ethernet switch designed to route data to and from the premises gateways at distances of up to 40km away (the "QoStream AG5000"). This switch is very compact, and can be located outside in a cabinet or on a telephone pole (in a "hardened" configuration which does not require any environmental conditioning) or can reside inside a communications building.

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

        o QOSTREAM(TM) DIRECTOR: a network management system designed to provide product and network management functions for these products (the "QoStream Director"). It supports fault isolation, configuration, inventory and accounting management. The QoStream Director will be made available for use in conjunction with the above products.

        Our QoStream product line includes certain features that we believe provide competitive advantages. These include:

        o INTEROPERABILITY WITH EXISTING NETWORKS: We have rigorously maintained full compliance with industry standards to achieve the highest performance levels for our products, as opposed to developing a simpler or proprietary solution. This assures that our products will have maximum levels of inter-operability with network products that may already be in our prospective customer's asset base.

        o OUTDOOR / HARDENED CONFIGURATION: Our QoStream PG1000 and QoStream AS5000 are both available in a hardened configuration for the outside deployment that many carriers require. Facilitating out-of-premises placement requires that the products be designed from start of their development cycle to function in an outside environment without adding significant initial or operating costs. For example, because of innovative design, our hardened aggregator switch can be placed into an outside cabinet or on a utility pole without the need for very expensive air conditioning to compensate for external or circuit-based heat build-up. Not only are operational costs reduced due to less power consumption for air conditioning, but the probability of system failure due to failure in the air conditioning unit is significantly decreased. We are not aware of any currently available FTTP customer premises units or aggregator switches that posses a hardened configuration that could withstand varying climactic conditions without the addition of expensive environmental conditioning.

        o CENTRALIZED REMOTE CONTROL FEATURES: The combination of using an ESON architecture along with the features provided by the QoStream Director means that much of the provisioning, operational, administrative, and maintenance activities can be performed remotely from a centralized network operating center
                (NOC) rather than on-site. Alarming features are also centralized. For example, any unauthorized access would alert a NOC operator.

        o REACH: Our systems have the longest spanning reach of any currently deployed FTTP system, ranging over 90km from the subscriber's premises to the carrier's central office or head end with the use of our aggregation switch in an intervening node, or 40km when not implementing any intervening nodes. We believe that the added reach provides a wide range of flexibility to carriers in how they want to configure their access network to meet their specific requirements.

        o INSTALLATION AND DEPLOYMENT: We believe that the overall operations associated with the installation and deployment of our products are straight-forward and non-complex. A qualified technician can employ pluggable optical components to meet the configuration needs at a

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                particular site without the need to coordinate with others at sites remote from the install site to turn-up a particular location.

Demonstrations and Field Testing/ Commercial Availability

        The QoStream products were first introduced to the public in their pre-release format in June 2004 at a major industry trade event. The QoStream PG1000, QoStream AS5000, and the QoStream Director were configured so as to interconnect two virtual homes with High Definition TV, live video, online interactive gaming, Voice over IP, and broadband data via wired and wireless means. The demonstration successfully showed the capabilities of these systems, including the ability to manage the bandwidth according to the parameters required for each of these applications. Following the event, further development ensued to prepare the products for commercial delivery.

        The QoStream PG1000 is currently available for commercial shipment. We anticipate that by December 31, 2004, the QoStream AS5000 will be available to prospective customers for acceptance testing. The QoStream Director is in the development stage with a third party development contractor and we currently expect that it will be available for customer testing and commercial delivery in the first quarter of 2005.

OUR STRATEGY

        Our goal is to become a leading designer, developer and distributor of next-generation broadband access equipment and technologies for the provision of "triple play" (voice, video and data) services. Our immediate goal is to complete the design, development, testing and commence the marketing of our QoStream products for FTTP deployment. Subject to raising additional funds and market demands, we intend to expand business applications, configure the QoStream products for diverse in-house wiring options, including copper wiring for localities where subscribers are served via copper interfaces.

        To achieve these objectives, the key elements of our strategy include the following:

        o COMPLETE THE DEVELOPMENT AND COMMENCE MARKETING THE INITIAL QOSTREAM PRODUCTS. We continue to seek out relationships with commercial carriers for the test deployments and eventual commercial deployments of the QoStream PG1000 and the QoStream AS5000. In November 2004, we entered into a non-exclusive co-marketing agreement with Riverstone Networks, Inc. ("Riverstone"), a company that markets Ethernet switches for metro applications. Under the agreement, we and Riverstone intend to perform an extensive set of interoperability tests to assure that our contemplated initial FTTP products interconnect with Riverstone's core switches. Where feasible, we and Riverstone have agreed to a comprehensive solution that enables carriers to deliver a vast range of IP voice, video and data services. We have also entered into a reseller agreement in November 2004 with LightRiver Technologies, Inc. ("LightRiver"), a full service telecommunications solutions provider of high performance products and services. Under the agreement with LightRiver, LightRiver has agreed to include in its product portfolio our QoStream products as these products become available.


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

        o AGGRESSIVELY MARKET THE QOSTREAM PG1000 AND QOSTREAM AS5000. In response to the development of perceived market demands, subject to raising additional capital we intend to focus on adding enhancements to the QoStream PG1000 and the AS5000 products to render them more competitive. Specifically, we intend to deploy resources to look at evolutions of the Aggregator Switch's switching and software features and bring MPLS edge switching capabilities closer to the consumer for providing higher levels of Quality of Service and network redundancy capabilities. We have also determined, based on the interactions with potential customers, that there is a need to interoperate with several existing core switch products in the products that are already deployed in the customer networks. Hence, for the near future, our development will be targeted towards ensuring the highest level of interoperability between these third party core switches and our QoStream PG1000 and AS5000 products.

        o ESTABLISH AND EXPAND STRATEGIC AND PARTNERING RELATIONSHIPS. Our success and eventual profitability is premised in large measure on our ability to establish relationships with broadband communications equipment companies. In addition to our relationship with Lucent in the development of our initial FTTP products, we continue to seek out cooperative arrangements with prospective technology partners. For example, in November 2004, we announced a non-exclusive marketing and inter-operability alliance agreement with Riverstone, a manufacturer of core switches that could route bandwidth to and from our AS5000 Aggregator Switch. Additionally, in November 2004, we entered into our first reseller agreement under which LightRiver, an advanced telecommunications equipment provider, will be including in its product portfolio our QoStream products as such products become available in its product portfolio. However, in order to eventually reach profitability, we will need to establish relationships and other arrangement with third party production companies for volume production of components for our products. We are currently in discussion with several prospective production facilities.

        o RESPOND TO FTTP BIDS BY MUNICIPAL AUTHORITIES AND OTHERS. In the United States, there are currently several municipal authorities that have deployed limited FTTP communications architectures. Many of them are issuing requests for proposals (RFP) to deploy FFTP systems (on a test or commercial basis). Toward the end of establishing awareness of our company and the QoStream products, we continuously seek to respond to RFPs from these municipal authorities. The RFPs generally specify product requirements and interoperability capabilities as well as contain specific delivery schedules. Subject to our raising additional capital, we intend to participate, on a selective basis, in these RFPs.

        o INTRODUCE NEW PRODUCT APPLICATIONS. Subject to raising additional funds and market conditions, we intend to expand the range of the QoStream products to include new products and / or additional models

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

                of existing products Areas that we are evaluating include, hybrid copper / fiber interfaces, enhanced wireless functionality, business-specific configurations, and enhanced gigabit Ethernet user interfaces.

        o ESTABLISH RESELLER RELATIONSHIPS WITH COMMUNICATION CARRIERS. We intend to sell our contemplated broadband access products to communications carriers. We will not be selling these products directly to the subscriber. Accordingly, it is important for us to establish revenue-generating arrangements with communication carriers. Initially, we are focusing on the smaller and more innovative carriers. Subject to raising additional funds and market opportunities, we may approach "mainstream" carriers with our product offerings.

        o PROTECT PATENT POSITIONS. The technologies contained in the initial QoStream products contain Lucent owned technologies as well as technologies jointly owned by us and Lucent. We believe that our future success will depend, in part, on the continued protection of the proprietary technology contained in these and future products.

        No assurance can be provided that we will be successful in completing the design and development of our contemplated products (including all of the integral components/technologies to be created by third parties) or, that even if successfully completed, that we will be able to successfully deploy on a commercial basis these products. We are subject to significant business risks and will need to raise additional capital in order to realize our business plan and effectuate the above strategy.

AGREEMENTS WITH LUCENT

        In January 2004, we and Lucent entered into the Development and Licensing Agreement pursuant to which Lucent developed and is licensing to us the first generation versions of our premises gateway and our aggregator switch. In the course of the development of these components, we concluded that in order for us to compete more effectively in the broadband access market, these components needed to be upgraded. Accordingly, in April 2004, we and Lucent entered into a supplementary development agreement to (among other things), (i) add the environmental hardening feature and install the wireless control feature to QoStream AS5000, (ii) install the wireless port enabling feature for the QoStream PG1000 to enable it to communicate with voice, video and data devices through a wireless connection and (iii) develop an interim network director for these products (pending the development of the QoStream Director), for agreed upon consideration of $500,000. Thereafter, we and Lucent entered into an additional supplemental development agreement as of September 30, 2004 to (i) provide for the environmental hardening feature for the QoStream PG1000, (ii) install additional software features in the QoStream AS5000 to guarantee quality of service, remote management, SNMP network management interface and (iii) outside enclosures and fiber management design for each of the QoStream PG1000 and QoStream AS5000, for agreed upon consideration of $368,000. To date, we have remitted to Lucent approximately $ 2.5 million for development work performed under the Development and Licensing Agreement and the subsequent supplemental development agreement in April 2004. To date, we have remitted to Lucent approximately $10,000 in respect of development work under the

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

supplemental development agreement as of September 2004 and anticipate completing the remaining payment of $358,000 thereunder upon the anticipated delivery in December 2004 of the QoStream AS5000.

        The original Development and Licensing Agreement contemplated that Lucent develop and deliver to us by November 2004 a specified Ethernet MPLS core switch, which is to serve as an interface with the core network. Following the execution of the Development and Licensing Agreement, in July 2004 we and Lucent entered into an amendment to the Development and Licensing Agreement pursuant to which Lucent is to deliver to the Company an improved design model for the Core Switch by December 20, 2004. Subject to delivery, we and Lucent agreed that payments aggregating $1.1 million originally scheduled to be made in two payments of $500,000 and 600,000, respectively, in December 2004 and March 2005, would be re-scheduled to be made in monthly installments of $110,000, beginning in December 2004. If Lucent does not meet the delivery date by December 20, 2004, we are entitled to delay the rescheduled payments by one year; if delivery is not made by March 20, 2005, we are not required to make any of these payments.

        We do not currently anticipate that we will be receiving the enhanced core switch contemplated under such amendment. However, we have determined, based on the interactions with potential customers, that our QoStream PG1000 and QoStream AS500 need to interoperate with several existing core switch products already deployed in existing customer networks. Given the installed base of existing core switch products, the larger market opportunity in terms of volume for customer premises units and aggregator switches, together with the projected lower volume for core switch units, we believe that we can maximize shareholder value by focusing our limited resources on increasing the attractiveness of our QoStream PG1000 and QoStream AS5000 products, as well as expanding product applications afforded by these products. Consequently, we anticipate that for the near future our development efforts will be targeted towards ensuring the highest level of quality and interoperability between these third party core switches and our developing QoStream product line. In this regard, under our co-marketing agreement with Riverstone, we intend to perform an extensive set of interoperability tests to assure that our QoStream PG1000 and QoStream AS5000 seamlessly and effectively interconnect with Riverstone's core switches. Riverstone markets a wide variety of Ethernet switches for metro applications.

THE LICENSE

        Under the Development and Licensing Agreement, we have a worldwide, perpetual and non-exclusive license to use certain specified FTTP related Lucent technologies and solutions to develop, market and sell FTTP broadband access products. Our initial QoStream products contain Lucent owned technologies, as well as technologies jointly developed by us and Lucent in the course of the development projects. Subject to certain standard restrictions, we are entitled to sublicense to third parties rights to manufacture and sell these products. Lucent is not restricted from using pre-existing Lucent technologies or information that is incorporated in these products.

        All technologies and information, including the object or source code, that are

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

developed as direct result of the development efforts taken under the development projects with Lucent are jointly owned by us and Lucent (each, a "Joint Invention"). Lucent, however, is the sole owner of all pre-existing Lucent technologies incorporated in the Licensed Products. Lucent has agreed not to use, through January 2014, any new Joint Inventions for the purpose of developing and selling any products that may directly compete with the QoStream PG1000 or the QoStream AS5000.

        Under the Development and Licensing Agreement, Lucent is entitled to royalties of 3.2% of revenues, if any, received by us from the sale or license of products that utilize their technologies. If Lucent expends substantial sales efforts with respect to any customer (the extent and amount of such sales efforts being subject to mutual agreement), then it is entitled to 7% of revenues received from such customer.

        Subject to timely payment of all amounts due under the Development and Licensing Agreement (including the royalties and revenue fees), the licenses granted under the Development and Licensing Agreement continue in perpetuity. If, however, we are in material breach, Lucent is entitled to terminate the Development Licensing Agreement, provided, that if the payments required under the Development Licensing Agreement and the supplemental agreements have been timely made , the licenses granted to us under such agreement continue in full force and effect.

MARKETING PLAN

        Our efforts to date have been devoted primarily to the design, development and testing of our contemplated QoStream products. We have begun to ship selective products for customer evaluation in November 2004, and expect that will be able to provide selective products for general deployment in December 2004.

        Our current business plan contemplates that the initial targets will be municipalities and independent service providers around the globe. We will generally present the PG1000 and the AS5000 as an integrated solution, although each component of our emerging product line can be marketed as a stand-alone product. For example, the QoStream PG1000 can, in some cases, be deployed with aggregator switches from other vendors; the QoStream AS5000 can also be used as a general-purpose aggregation switch; each is compatible with several carrier-class Gigabit Ethernet switches.

        In November 2004, we entered into our first reseller agreement with LightRiver Technologies, a provider of advanced telecommunications equipment, pursuant to which LightRiver will be including in its product portfolio our initial QoStream products as these products become available. LightRiver's customers include telephone companies, municipalities, utilities, government agencies and cable TV providers. We also entered into a co-marketing agreement, in November 2004 with Riverstone Network, Inc., a leading provider of Ethernet switches, pursuant to which we and Riverstone will be conducting extensive tests to assure the interoperability of our QoStream initial products with Riverstone's core switches. The agreements with Riverstone and LightRiver do not guarantee our company any revenues, but are part of our overall strategy for increasing the awareness and availability of our contemplated products.

        Under the Development and Licensing Agreement, Lucent has agreed to make available to us through January 2006 qualified personnel for up to an average of 80 hours a month to provide specified technical and marketing assistance, including interfacing with prospective customers of our proposed products and with prospective third party manufacturers and assisting with installation and testing of these. Lucent has also agreed to our use of the Lucent logo in connection with the sale and marketing of our contemplated products.

        We presently have no agreement with any carrier or other party respecting any revenue generating arrangement relating to our products and no assurance can be provided that we will in fact be able to enter into any such arrangement on terms that are commercially acceptable to us or on any terms. Our success is subject to many risks.

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

        We have recently begun to develop an in-house marketing capability; however that capability is very limited, and not sufficient to carry out our business plan without additional capital resources. We anticipate that we will need to raise additional funds in order to realize our current business plans and to maintain operations as presently conducted through 2005. We currently have no commitments relating to such financing and no assurance can be provided that we will be successful in obtaining financing on commercially acceptable terms or at all. Subject to raising capital, we expect to outsource assembly and testing of our prospective products to independent, third-party contractors.

        Our current business plan anticipates that we will be outsourcing our assembly and, on some occasions, complete turnkey production of our products to independent contract manufacturers. Outsourcing in selected areas, we believe, allows us to react more quickly to market demand, avoid the significant capital investment required to establish automated manufacturing and assembly facilities and concentrate resources on product design and development. We currently perform in-house limited testing of prototypes for inter-operability testing and in some cases, units for customer evaluation, as well as inspection and final testing. Our manufacturing processes and procedures are generally ISO 9000 certified and so are those of our vendors.

RESEARCH AND DEVELOPMENT

        We currently conduct in-house certain product testing acitivities. Subject to raising additional funds, we anticipate that we will be relocating in-house certain product design activities that we currently out-source to third parties. For the nine months ended September 30, 2004, we expended $2,650,069 in connection with the development of our QoStream products.

        During fiscal years 2003 and 2002 we expended $0 and $701,629, respectively, on research and development. The amounts expended in 2002 related to our previous Copy Protection Business. No amounts were expended in 2003 as we had contracted in November 2002 to sell our Copy Protection Business, which sale was consummated in May 2003.

FUTURE PRODUCT APPLICATIONS

        The broadband access solutions industry in general is characterized by rapid product changes resulting from new technological developments, performance improvements and lower production costs. As a result, there is a lack of market consensus about preferred solutions, and the market has undertaken active experimentation and re-evaluation. Accordingly, we anticipate that our research and development efforts will initially be focused on quickly responding to a critical mass of customer interests in certain immediate areas. For example, several carriers are beginning to favor copper interfaces and digital subscriber line approaches for interfacing with the QoStream PG1000 with an evolution to a full fiber interface in the future. Depending on the cost and resources required to develop this capability in our products, we may dedicate research and development resources to this effort.

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

Subject to raising additional funds, we anticipate that another component of our research and development resources will be devoted to understanding the requirements of some of the more innovative carriers, and what we believe will be the overall market's medium to longer term requirements. To date, however, due to insufficient funding, our research and development efforts in this area have been limited.

        Our initial research and development efforts have been directed to commercializing the original designs of the QoStream products, including enhancing the operational capabilities, designing certain market requirements from specific segments that had not been part of the original design, and modifying the products for manufacturing and deployment on a larger scale.

        Our business plan relied on the out-sourcing of development of our QoStream products in as rapid a time as possible in order to be in the market at an optimal point in time. While we will still outsource some aspects of our research and development on an ongoing basis, as this initial phase of our research and development is concluding for our current QoStream product line, we anticipate that, subject to raising additional financing, we will relocate in-house a larger share of the research and development efforts. We expect that these in-house resources will be primarily responsible for developing features and functions that will form the basis of most of our evolving and future product line.

COMPLIANCE WITH REGULATORY AND INDUSTRY STANDARDS

        The market for broadband access solutions and technologies is characterized by a significant number of laws, regulations and standards, both domestic and international, some of which are evolving as new technologies are deployed.

        Under the Development and Licensing Agreement, Lucent is required to obtain certain specified regulatory certifications and satisfy certain customer driven requirements (collectively, the "Certifications"). It is anticipated that the aggregate costs of these Certifications will be approximately $700,000 and is to be equally shared by Lucent and us.

        No assurance can be given that the Certifications will in fact be obtained. Failure to obtain the Certifications as contemplated under the Development and Licensing Agreement may have a material adverse effect on our prospects and its proposed business.

COMPETITION

        The market for fiber optic subsystems and modules is highly competitive and we expect competition to intensify in the future. As this market is relatively young, there is as of yet no clear dominant set of players. Competition falls into several categories. Among those that offer a similar ESON-like solution are World Wide Packets and Allied Telesyn. Other competitors are positioning PON solutions and include Alcatel, Salira, Optical Solutions, Motorola and Huawei and Wave7 Optics . We also face indirect competition from public and private companies providing products that address the same fiber optic network problems that our QoStream

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

product line are designed to address. The development of copper based alternative solutions to fiber optic transmission by competitors, particularly systems companies that also manufacture modules, could significantly limit our prospects and harm our competitive position. There is also a possibility that certain wireless technologies could provide some measure of competition (using
802.16 or other standards.)

        Many of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical, sales and marketing resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, these entities have large market capitalization or cash reserves and are in a much better position to acquire other companies in order to gain new technologies or products. Many of our competitors also have much greater brand name recognition, more extensive customer bases, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer bases and product offerings and adopt aggressive pricing policies to gain market share.

        We expect competitors to introduce new and improved products with lower prices, and we will need to do the same to remain competitive. We may not be able to compete successfully against either current or future competitors with respect to new products.

GOVERNMENT REGULATIONS

        The broadband communications industry in the United States is subject to extensive regulation by federal and state agencies, including the Federal Communications Commission (FCC), and various state and local public utility and service commissions. Furthermore, several influential members of the United States Congress have voiced their interest in revising the laws from which these regulations are based in a comprehensive re-write of the associated telecommunications law in the upcoming session of Congress. Meanwhile, regulators struggle with issues related to fair competition, the rights of public agencies to offer networking services, universal service, content, and a host of other issues. Absent clear direction from the Congress, business decisions on the part of carriers will continue to have higher risks associated with them related to court challenges, re-regulation, and a lack of harmonization among regulatory bodies. The overall impact of regulatory change on our business is not readily discernable, although increased clarity that removes some of the carriers' risks could be a net-positive.

PROPRIETARY RIGHTS

        We and Lucent jointly own all Joint Inventions. Lucent has exclusive rights to the Lucent technologies incorporated in the QoStream Products. We currently rely on a combination of trade secret, patent, copyright and trademark law, as well as non-disclosure agreements and invention-assignment agreements, to protect the our products, the underlying technologies and other proprietary information. However, such methods may not afford complete protection and there can be no assurance that other competitors will not independently develop such processes, concepts, ideas and documentation. We are the licensee of those technologies of Lucent that are included in our QoStream Products. Lucent generally maintains, at its expense, U.S. and foreign patent rights with respect to both the licensed technology and its own technology and files and/or prosecutes the relevant patent applications in the U.S. and foreign countries. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop our competitive position. We intend to file patent applications, when appropriate, and to take other actions necessary to protect our technology, improvements to our technology and any specific products we develop.

        Our policy is to require our employees, consultants, other advisors and software design collaborators to execute confidentiality agreements upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for trade secrets in the event of unauthorized use or disclosure of such information.

EMPLOYEES

        We employ thirteen full-time employees, including our Chief Executive Officer. Of these employees, five are engaged solely in research and development functions and another eight employees engaged in sales, marketing and administrative functions.

        Subject to raising additional capital, we anticipate that we may need to increase the number of our employees, primarily in the research and development area. Our future performance will depend highly upon our ability to attract and retain experienced personnel. The hiring of such personnel is competitive and there can be no assurance that we will be able to attract and retain qualified personnel for the development of our business. See "Risk Factors".

OUR CORPORATE HISTORY

PREVIOUS BUSINESS

        We were incorporated in Delaware in July 1994 under the name "TTR Technologies, Inc." From our inception through February 2002, we were engaged in the business of designing and developing digital security technologies that provide copy protection for electronic content distributed on optical media and over the Internet (the "Copy Protection Business"). On November 4, 2002, we entered into an Asset Purchase Agreement (the "Purchase Agreement") with Macrovision Corporation ("Macrovision"), then one of our largest stockholders, and Macrovision Europe, Ltd., an affiliate of Macrovision (collectively, the "Purchaser"), pursuant to which we greed to sell to the Purchaser all of the assets used in the Copy Protection Business. On May 28, 2003, we consummated the sale of our Copy Protection Business for a cash payment of $5,050,000 and the return for cancellation of

1,880,937 shares of our common stock, par value $0.001 (the "Common Stock"), which Macrovision had purchased in January 2000 for $4.0 million. We recorded a gain on sale of $5.7 million in our statement of operations for the year ended December 31, 2003 consisting of $5,050,000 in cash and $658,328 representing the value of the Common Stock returned for cancellation to us based on the closing price of the Common Stock on May 28, 2003. Under the Purchase Agreement, certain indemnification obligations relating to our title to the assets sold, compliance with laws and certain matters relating to taxes continue through November 2004.

        As a result of the sale of our Copy Protection Business, we ceased all activities in the only business that we had ever actively engaged in. Following the sale of our Copy Protection Business, our only significant asset became cash and cash equivalents and a net operating loss carry forward (NOL) that may be available to offset future taxable income.

        Following the sale of our Copy Protection Business, our then existing management considered several possible alternatives regarding our strategic direction, including the acquisition, development or investment in new lines of business. We announced on January 14, 2004 that we had entered into the Development and Licensing Agreement with Lucent, subject to the approval by our stockholders of the transactions contemplated thereby (the "Transaction"). Our stockholders approved the Transaction at a special meeting held on March 4, 2004.

MANAGEMENT RESTRUCTURE

        Following stockholder approval of the Transaction, we commenced operations to provide and market products in the field of advanced telecommunication. Mr. Frank Galuppo, our Chief Executive Officer, was appointed to lead our company immediately following stockholder approval of the Transaction. Mr. Galuppo has nearly 40 years experience in the telecommunication and related fields. Mr. Galuppo has also been appointed to our Board of Directors.

        Our former Chief Executive Officer, Mr. Daniel C. Stein, who was hired in May 2002 and oversaw the sale of our Copy Protection Business, resigned in October 2003 from his position as Chief Executive Officer and also from our board of directors. Between July and September 2003, a majority of our Board of Director were replaced through resignations and new appointments. Upon Mr. Stein's resignation, Mr. Judah Marvin Feigenbaum, a new director appointed to our Board of Directors in August 2003, was appointed interim Chief Executive Officer. On January 28, 2004, Mr. Feigenbaum resigned from the all positions held with Amedia. Subsequent to Mr. Feigenbaum's resignation and prior to Mr. Galuppo's appointment, Mr. Sam Brill, our former Chief Operating Officer and currently an employee and a member of our Board of Directors, supervised the day-to-day management of our business.

RECENT DEVELOPMENTS

        Our Board of Directors and our shareholders have approved at our 2004 annual stockholders' meeting a proposal granting to our Board of Directors the authority to effect a reverse stock split of our issued and outstanding Common Stock in the range of 1:3 to 1:6, at the Board of Directors' discretion solely for the purpose of qualifying for quotation of the Nasdaq National Market, the SmallCap Market or the American Stock Exchange and only following satisfaction of all listing requirements but for the minimum per share price, at any time or before the date of our 2005 annual meeting of the shareholders. The Board of Directors also has the authority not to effect the reverse split in such timeframe.

        Although there can be no assurance of the future effect on our stock price, the reverse stock split would likely increase the per share price of our common stock. Initially, the increase in the per share stock price would likely correspond to the reduction in the number of shares of our Common Stock that are outstanding. The Board of Directors approved this resolution for the following reasons. First, the reverse stock split will assist our efforts to have our Common Stock re-listed on either the Nasdaq Small Cap Market or the Nasdaq National Market by increasing the per share price of our stock to meet the market's minimum listing price. Second, the Board of Directors believes that an increased per share stock price may have the effect of making our Common Stock more attractive to individuals as well as institutional investors in the future. The Board of Directors believes that having our Common Stock listed on a national securities exchange, the Nasdaq Small Cap Market or the Nasdaq National Market is in the best interests of the long-term success of our company. However, the Board of Directors believes that overall market conditions, the momentum in the price of our stock and other factors may impact the desired timing of effectuating the reverse stock split.

        If the reverse stock split were to be implemented, there would be a reduction in the number of shares of our Common Stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. Such shares could be used for any proper corporate purpose including, among others, future financing transactions. Such issuances, if they occur, could result in dilution to our stockholders by increasing the number of shares of outstanding stock.

                             DESCRIPTION OF PROPERTY

        We do not own any real property. Our corporate offices are located at 101 Crawfords Corner Road, Homdel, New Jersey 07733 and are comprised of approximately 3,500 square feet. Our offices are in the Lucent complex. We do not pay to Lucent or any other person rent in respect of this facility; we pay for all officer services and utility bills. We believe that this facility is sufficient to meet our current requirements. We anticipate that we will be relocating our corporate offices to other premises within the general vicinity in the near term. We are currently exploring available options and we believe that we will be able to locate suitable replacement facilities.

                                LEGAL PROCEEDINGS

        We are not involved in any pending legal proceedings which we anticipate can result in a material adverse effect on our business or operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

        The names, ages and positions of our directors, executive officers and key employees are as follows:


Name                       Age         Position

Frank Galuppo              58          Chief Executive Officer, Director

Sam Brill                  31          Vice President, Internal Operations
                                       and Director

Juan Mendez                40          Director

Richard Rosenblum          45          Director

Gerald Butters             60          Director

Bob Martin                 61          Director

Ivan Berkowitz             58          Director


        The business experience, principal occupations and employment, as well as the periods of service, of each of the Company's directors and executive officers during at least the last five years are set forth below.

        FRANK GALUPPO has been a director and Chief Executive Officer since March 15, 2004. Mr. Galuppo possesses nearly 40 years of experience in the Telecommunications Industry, serving in a number of senior management positions with Lucent Technologies and AT&T. From March 2003 until he began his employment with the Company, Mr. Galuppo had been assisting several companies with business development support in the U.S. Government market where he has extensive sales experience. Mr. Galuppo was employed by Lucent since its formation in September 1996 until March 2003 in a series of management level and operational positions. His most recent role at Lucent was President of Lucent's Optical Networking Group, which he held since September 2002 and had worldwide responsibility for the development and marketing of Lucent's global optical portfolio which had annual sales of over $1 billion.

        SAM BRILL has been a director since February 2002 and the Chief Operating Officer from April 15, 2002 through April 5, 2004, the date of his resignation from such position. Mr. Brill currently serves as the Company's Vice President, Internal Operations. From November 2001 to immediately prior to his appointment as Chief Operating Officer, he served as the Company's Vice-President, Corporate Strategy. Since April 2004, Mr. Brill has been a portfolio manager with Weismann Associates, a family asset management firm located in New York City. Prior to joining Amedia, Mr. Brill spent four years as a senior financial analyst with JDS Capital Management, a New York based hedge fund. Prior to joining JDS, Mr. Brill founded The Waiters Exchange, a successful private service company in the catering industry.

        JUAN MENDEZ has been a director since July 28, 2003. Mr. Mendez is President, Chief Executive Officer and co-founder of Total Claims Management, Inc., a privately held company based in Miami, Florida. Mr. Mendez has held that position since March 1999. Prior to co-founding Total Claims Management, Inc., Mr. Mendez was a Public Insurance Adjuster from 1996 to 1999.

        RICHARD ROSENBLUM has been a director since September 3, 2003. Since July 2004, Mr. Rosenblum has been a principal of Harborview Advisors, LLC, a hedge fund advisory firm. Mr. Rosenblum has been an active and productive force in the small and mid cap markets for over 15 years, advising, strategizing and raising over $250 million for both private and public companies during that time span. He also serves as a Managing Director of Greenfield Capital Partners, LLC., a member of the NASD and a registered broker dealer. He previously was a Senior Vice President of Investment Banking for vFinance, Inc., a middle market investment banking and brokerage organization. Mr. Rosenblum has continued to provide advice, expertise and access to critical growth capital for emerging growth companies. He graduated from State University of New York at Buffalo in 1981, Summa Cum Laude, with a degree in Finance and Accounting.

        GERALD BUTTERS has been a director since May 25, 2004. Mr. Butters is a communications industry veteran with more than 39 years experience in this sector. His career encompasses senior executive positions at Nortel Networks, AT&T, and Lucent Technologies. These include Chairman of the Board of AGCS (a joint venture of GTE and AT&T), President of NTI (a Nortel Networks US subsidiary). He was President of Global Public Networks at AT&T Network Systems from October 1997 to November 1999, President of the Optical Networks Group at Lucent Technologies from December 1999 to August 2000 and Senior Vice President Marketing and Technology at Lucent Technologies. Mr. Butters retired from Lucent Technologies in August 2000. Since August 2000 through the present time, Mr. Butters has been a board director of Lambda Optical Systems a privately held company since October 2003 and a technical advisor to several privately held technology firms.

        BOB MARTIN has been a director since May 25, 2004. Mr. Martin retired as the Chief Technology Officer of Lucent Technologies' Bell Laboratories in September 2003, a position he held for seven years. In this role, he helped guide Lucent's directions in next generation networks and in approaches the company used for research and development. His background at Bell Laboratories and Bellcore included a variety of positions related to large systems development. He has been responsible for Unix, network management systems, intelligent network systems, packet switching, and broadband access systems developments. Mr. Martin received his Bachelor of Science in Electrical Engineering from Brown University in 1964, and his Master of Science and Doctor of Philosophy degrees in Electrical Engineering and Computer Science from Massachusetts Institute of Technology in 1965 and 1967, respectively. In 1985, he attended the MIT Alfred P. Sloan School Senior Executive Program. A Fellow of the Institute of Electrical and Electronics Engineers, Mr. Martin was a member and first chair of its Software Industrial Advisory Board. He has served on the National Research Council's Computer Science and Telecommunications Board and the FCC's Technological Advisory Board. He is on technical advisory boards for venture capitalist's and startups in telecommunications, optical devices & product innovation.

        IVAN BERKOWITZ, Ph.D. has been a director since May 25, 2004. Mr. Berkowitz has over 30 years of professional experience in the financial and real estate industries, Dr. Berkowitz has acted as an international corporate advisor on matters that pertain to corporate structure and governance, transfer pricing, EEC anti-trust law, mergers and international syndication. He holds a Ph.D. in International Law from Cambridge University, an M.B.A. in Finance from Baruch College and a B.A. in Economics from Brooklyn College. Currently, Dr. Berkowitz serves as Vice Chairman of the Board of Directors for New Visual Corp. (OTC:
NVEI). Since August 2003, Dr. Berkowitz has also been Chairman of the Board of Directors for Great Court Capital. Prior to its sale in 2003, Dr. Berkowitz was a senior managing partner of Avatar Associates, a New York-headquartered institutional asset management firm managing $1.7 billion in assets. Since 1993, Dr. Berkowitz has served as Managing General Partner of Steib & Company, a privately-held New York-based investment company. Additionally, from 1997 through 2002, Dr. Berkowitz served as President of Great Court Holdings, also a privately-held New York-based investment company. Between 1995 and 1997, Dr. Berkowitz led Polyvision Corporation (recently acquired by Steelcase) as its Chief Executive Officer.

        Officers are elected by the Board of Directors and serve at the discretion of the Board of Directors and hold office until a successor is elected and qualified or until his/her earlier resignation or removal.

        There are no family relationships between any of the above executive officers or directors, and there is no arrangement or understanding between any of the above executive officers or directors and any other person pursuant to which the officer or director was elected to hold office.

        All directors hold office until the next annual meeting of stockholders and the election and qualification of a successor.

DIRECTOR RESIGNATIONS

        Michael Paolucci, a non-employee director, resigned from the Board of Directors in July 2003 and was replaced by Juan Mendez. Joel Schoenfeld and Richard Gottehrer, non-employee directors, resigned from the Board of Directors in August 2003 and were replaced by Judah Feigenbaum. Neil Subin, a non-employee director, resigned from the Board of Directors in September 2003 and was replaced by Richard Rosenblum. Mr. Danny Stein, the Company's former Chief Executive Officer and a director, resigned from the Board of Directors and from all other position held with the Company in October 2003. Mr. Judah Feigenbaum, the Company's former interim Chief Executive Officer and a director, resigned from the Board of Directors and from all other position held with the Company in January 2004.

BOARD COMMITTEES

        Our Board of Directors has an audit committee and a compensation committee. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountant. The compensation committee establishes the compensation policies applicable to our executive officers and administers and grants stock options pursuant to our stock plans. The current members of the audit committee are Juan Mendez and Richard Rosenblum. The current member of the compensation committee are Richard Rosenblum.

DIRECTOR COMPENSATION

        CASH COMPENSATION: Each of the non-employee directors was paid a monthly cash payment of $2,000 in 2003 for serving on the Board of Directors. The Company also reimbursed directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any meetings of its committees.

        OPTION GRANTS: In February 2004, the Board of Directors granted to each of Messrs. Mendez and Rosenblum options to purchase up to 164,406 shares of the Company's Common Stock at a per share exercise price of $0.56. The options were vested upon grant. Each of Messrs. Butters, Martin and Berkowitz were granted options from the 2002 Non-Employee Directors Stock Option Plan to purchase up to 75,000 shares of Common Stock at a per share exercise price equal to $0.71.

         INFORMATION RELATING TO KEY EMPLOYEES

        Below is certain information relating to current key employees:

        Raj Varajaradan has been employed as our Vice President, Product and Project Business Operations since March 8, 2004. At Amedia, Mr. Varadarajan oversees all outsourcing and manufacturing operations, customer deployment and service, project management, and other key product planning and operational functions. Prior to joining our company, Mr. Varajardan was affiliated with Lucent from September 1979 to February 2003. At Lucent headed various development functions for long-haul DWDM optical transport systems and digital cross-connect systems in Lucent. While at NCR, he led the development of Network Management System applications for data networking systems. Earlier in AT&T, he led product development for a series of consumer and business communication terminals - including the VideoPhone 2500 and Dimension PBX Systems.

                             EXECUTIVE COMPENSATION

        The following table sets forth all compensation earned by the Company's Chief Executive Officer and the most highly compensated executive officers and key employees of the Company whose total annual salaries and bonuses exceeded $100,000 for the year ended December 31, 2003 (the "Named Executive Officers"):

                                               Annual Compensation                       Long-Term Compensation
                                    -------------------------------------------         ------------------------
                                                                                    Securities
Name and                                                        Other Annual        Underlying            All Other
Principal Position          Year    Salary($)    Bonus($)      Compensation($)    Options (#)(1)       Compensation ($)
------------------          ----    ---------    --------    ------------------   --------------       ----------------
Sam Brill                   2003     170,000       68,000          --                     --                       --
 Vice President, Internal   2002     157,226           --          --                     --                       --
 Operations and former      2001      14,423           --          --                250,000                       --
 Chief Operating
 Officer (2)

Daniel C. Stein             2003     184,615      108,000          --                     --                  145,000(4)
 Former CEO and             2002     159,414           --          --                550,000 (5)               34,224(6)
 President (3)              2001          --           --          --                     --                       --

Judah Marvin Feigenbaum     2003      11,000           --          --                     --                       --
 Former interim CEO (7)     2002          --           --          --                     --                       --
                            2003          --           --          --                     --                       --

(1) Represents shares of Common Stock issuable upon exercise of employee stock options issued in the year indicated under the Company's 2000 Equity Incentive Plan.

(2) Mr. Brill resigned from the position of Chief Operating Officer as of April 11, 2004, whereupon he assumed the non-executive position of Vice-President, Internal Operations.

(3) Mr. Stein resigned from the Company's employment and directorship as of October 10, 2003.

(4) Comprised of (i) $78,000 paid to Mr. Stein in connection with his resignation from the Company in October 2003 and (ii) the balance of approximately $67,000 in principal amount of a three year loan in the principal amount of $100,000 made by the Company to Mr. Stein in May 2002 in connection with his employment, with interest accruing at the rate of 4% per annum. The Company agreed that, at the end of each calendar year beginning December 31, 2002, it would forgive one-third of the loan (and the related accrued interest thereon) as additional compensation, except under certain conditions. The balance of loan was forgiven upon Mr. Stein's resignation in October 2002 in accordance with its terms.

(5) Upon Mr. Stein's resignation in October 2003, these options were forfeited by him.

(6) Represents principal amount of the three-year loan in the principal amount of $100,000 made by the Company to Mr. Stein in May 2002 in connection with his employment and discussed in footnote 6 above.

(7) Mr. Feigenbaum was appointed acting Chief Executive Officer as of October 10, 2003 upon Mr. Stein's resignation. Mr. Feigenbaum resigned from the Company's employment and directorship as of January 29, 2004.

                              OPTION GRANTS IN 2003

        There were no option grants during the year ended December 31, 2003 to any of the Named Executive Officers.


       AGGREGATE OPTIONS EXERCISED IN 2003 AND 2003 YEAR END OPTION VALUES


                                                  Number of Securities      Value of Unexercised
                                                 Underlying Unexercised      In-the-Money Options
                   Shares          Value         Options at Fiscal Year     At Fiscal Year End ($)
                 Acquired on      Realized                End (#)                Exercisable/
Name             Exercise (#)       ($)        Exercisable/Unexercisable      Unexercisable (1)
----            -------------       ---        -------------------------      -----------------
Sam Brill             --             --                250,000/0                    0/0

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

        On May 2, 2002, the Company entered into a three-year employment agreement with Daniel C. Stein as Chief Executive Officer. The agreement provided for an annual base salary of $240,000 with increases of 10% per annum provided that the previous year's gross revenues are greater than the base salary. The agreement further provided that if Mr. Stein were to be terminated other than for cause (as defined in the employment agreement) or if Mr. Stein were to terminate his employment for good reason (as defined in the employment agreement), he would be entitled to receive the equivalent of base salary and benefits through the remaining term of his agreement.

        In October 2003, Mr. Stein resigned from the position of Chief Executive Officer and from all other positions held with the Company. In connection with his resignation, the Company paid to Mr. Stein a one-time gross payment of $78,000 under the terms of his Termination and Settlement Agreement with the Company. Additionally, in consideration of Mr. Stein's waiver of certain claims under his employment agreement, the outstanding balance of approximately $67,000 of the advance of $100,000 made to Mr. Stein upon the commencement of his employment in May 2002 was extinguished. The initial one-third of such advance (approximately $33,000) was, consistent with the terms of Mr. Stein's employment agreement, extinguished at year-end 2002. In addition, the 550,000 stock options held by Mr. Stein were extinguished and are no longer exercisable.

        In connection with Sam Brill's promotion in April 2002 to Chief Operating Officer (from Vice President, Corporate Strategy), on May 27, 2002 the Company and Mr. Brill entered into an amended and restated three-year employment agreement, which provides for an annual base salary of $170,000. If Mr. Brill is terminated other than for cause (as defined in the employment agreement) or if Mr. Brill terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive the equivalent of base salary and benefits through the remaining term of his agreement. Additionally, upon (and subject to) the consummation of the sale of the Copy Protection Business, then all outstanding stock options will vest and become exercisable.

        On April 5, 2004, Mr. Brill resigned from the position of Chief Operating Officer and assumed the non-executive position of Vice President, Internal Operations. See "Certain Relationships and Related Transactions."

        Each of the executives with an agreement has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with the Company for one year, or soliciting our employees for one year, following the termination of his employment.

        Information as to the executive compensation of our Chief Executive Officer, Mr. Galuppo, is included under "Certain Relationships and Related Transactions".

             BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS, DIRECTORS
                             AND EXECUTIVE OFFICERS

        The following table sets forth information as of November 18, 2004, concerning all persons known by us to own beneficially more than 5% of our Common Stock and concerning shares beneficially owned by each director and named executive officer and by all directors and executive officers as a group. Unless expressly indicated otherwise, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned.

                                                      Number of Shares          Percent of
Name of Beneficial Owner (1)                        Beneficially Owned (2)   Common Stock (2)
Frank Galuppo, Chief Executive Officer
 and Director (3)                                          328,812 (4)             1.96%

Sam Brill, Vice President, Internal Operations
 and Director                                              250,000 (5)              1.5%

Juan Mendez, Director                                    1,163,626 (6)              6.6%

Richard Rosenblum, Director                                164,406 (7)              1.0%

Gerald Butters                                               9,375 (8)               *

Bob Martin                                                   9,375 (8)               *

Ivan Berkowitz                                               9,375 (8)               *

Yokim Asset Management Corp.                             1,635,468 (9)              9.9%

Ronald Durando                                           1,620,000 (10)             9.9%

Puritan LLC                                              1,533,334 (11)             9.3%

Melton Management Limited                                1,405,275 (12)             8.5%

Judah Marvin Feigenbaum, former interim Chief
Executive Officer and former director                      164,406 (13)             1.0%

All directors and executive officers as
a group(7 persons)                                       1,934,969                11.14%

* Indicates less than 1%.

(1) Unless otherwise indicated, the address of each person listed is c/o Amedia Networks, Inc., Inc., 101 Crawfords Corner Road, Holmdel, New Jersey 07733.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days of the Record Date are deemed to be beneficially owned by, and outstanding with respect to, the holder of such options or warrants. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

(3) Mr. Galuppo was appointed Chief Executive Officer and became a director as of March 15, 2004.

(4) Represents shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2000 Equity Incentive Plan. Does not include options for an additional 986,438 shares of Common Stock scheduled to vest over the next two years.

(5) Represents shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2000 Equity Incentive Plan.

(6) Includes (i) 999,220 shares of Common Stock and (ii) 164,406 shares of Common Stock issuable upon exercise of currently exercisable non-plan options. The foregoing is based on the Schedule 13D filed by the stockholder on February 11, 2004.

(7) Represents shares of Common Stock issuable upon exercise of currently exercisable non-plan options.

(8) Represents shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under our 2002 Non-Employee Directors Stock Option Plan. Does not include options for an additional 65,625 shares of Common Stock scheduled to vest over the next two years.

(9) The address of such person is Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. The foregoing is based on a
Schedule 13D (Amended) filed by the stockholder on June 30, 2003. Does not include shares of Common Stock issuable upon conversion of Convertible Preferred Stock or exercise of warrants referred to under "Selling Stockholders."

(10) The address of such person is 43 Alexander Avenue, Nutley, New Jersey 07110. The foregoing is based on a Schedule 13G filed by the stockholder on January 26, 2004.

(11) The stockholder is a limited liability company. The address of such person is 314 McDonald Avenue, Brooklyn, New York 11218. The foregoing is based on a
Schedule 13G filed by the stockholder on November 19, 2004.

(12) The address of such person is P.O. Box 3161, Road Town, Tortola, British Virgin Islands. The foregoing is based on a Schedule 13G filed by the stockholder on October 8, 2003. Does not include shares of Common Stock issuable upon conversion of Convertible Preferred Stock or exercise of warrants referred to under "Selling Stockholders."

(13) Represents shares of Common Stock issuable upon exercise of currently exercisable non-plan options. Mr. Feigenbaum resigned from all position held with the Company in January 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with the private placement in August 2004 of our Convertible Preferred Stock, we paid to Greenfield Capital Partners, LLC, a placement fee with respect to the placement of 2,500 shares of our Convertible Preferred Stock. The placement fee is comprised of (i) a cash payment of $25,000 and (ii) five-year warrants to purchase up to 66,334 shares of our Common Stock, of which options for 33,333 shares are exercisable at a per share exercise price of $.75, 16,667 shares at a per share exercise price of $1.50 and options for the 16,667 shares at a per share exercise price of $2.50; the warrants are otherwise exercisable on the same terms and conditions as those relating to the Warrants issued to the purchases of the Convertible Preferred Stock. One of our directors, Mr. Richard Rosenblum, is a Managing Director of such entity.

        In connection with his resignation as our Chief Operating Officer on April 5, 2004 and in consideration of the release of certain rights, we paid to Mr. Sam Brill, our Vice President, Internal Operations and a director, the gross amount of $75,000, less payroll deductions. We and Mr. Brill also entered into an employment agreement, commencing as of April 5, 2003 pursuant to which Mr. Brill is employed as the Company's Vice-President, Internal Operations, at a monthly rate of $7,500. The agreement is a month to month basis and is terminable by either party upon two weeks' written notice to the other.

        In May 2004, in connection with their election to our Board of Directors, we granted to each of Messrs. Butters, Martin and Berkowitz from our 2002 Non-Employee Stock Option Plan shares to purchase up to 75,000 shares of our Common stock at a per share exercise price of $0.71. The options are scheduled to vest over two years.

        We and Mr. Frank Galuppo, our Chief Executive officer and a director, entered into three year employment agreement, effective as of March 15, 2004, pursuant to which Mr. Galuppo is paid an annual salary at the rate of $180,000. Mr. Galuppo's salary is scheduled to increase to $210,000 for the second year of employment and to $235,000 for the third year of employment. The agreement further provided that if Mr. Galuppo's employment is terminated other than for cause (as defined in the employment agreement) or if Mr. Galuppo terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive the equivalent of three months' base salary and benefits, if such termination takes place during the first 12 months of the effective date of the agreement. If such termination takes place after the first year of employment, then Mr. Galuppo will be entitled to receive the equivalent of six months' base salary and benefits. We also issued to Mr. Galuppo option under our 2000 Equity Incentive Plan to purchase up to 1,315,250 shares of our Common Stock at a per share exercise price of $0.74, which option is scheduled to vest over 12 succeeding quarters, beginning June 30, 2004.

        In connection with his employment by us in November 2001, Mr. Brill was granted 250,000 options under the 2000 Equity Incentive Plan, originally scheduled to vest periodically through May 2005. Upon the closing of the sale of our Copy

Protection Business in May 2003, the options vested and became exercisable in their entirety.

                              SELLING STOCKHOLDERS

        The following table sets forth the shares beneficially owned, as of November 18, 2004, by the selling stockholders prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in private placements in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

        Except for selling stockholders with an asterisk (*) next to their names, the selling stockholders acquired their beneficial interests in the shares being offered hereby in private placements described in this Prospectus under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE PREFERRED STOCK HOLDERS."

        Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, except for the selling stockholders with a pound sign (#) next to their names, each of the selling stockholders is subject to certain limitations on the conversion of its convertible debentures and the exercise of its warrants. These limitations provide that the conversion of the Convertible Preferred Stock is first available on the earlier of 65 days after such preferred stock was originally issued or the effective date of the registration statement of which this Prospectus is a part. The exercise right of the Warrants is first available after six months after such warrant was originally issued. The other significant limitation is that such selling stockholder may not convert its preferred stock or exercise its warrants, if such conversion or exercise would cause such holder's beneficial ownership of our Common Stock (excluding shares underlying any of their unconverted debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of Common Stock immediately after the conversion or exercise. (If the holder subsequently disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant, subject to the same limitation). Also, the table below also includes the number of shares which might be issuable on the occurrence of certain events, such as the accrual of dividends, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of Common Stock for some listed persons may include shares that are not subject to purchase during the 60-day period.


                                                                            Common Stock to be
                                                                            Beneficially Owned if
                                                                            All shares offered
                                    Number of          Shares Offered       Hereunder are sold
                                    Shares Owned       Pursuant to this     ---------------------
Selling Stockholder                 Before Offering    Prospectus           shares        Percent
-------------------                 ---------------    ----------------     ------        -------
Melton Management Ltd.              2,087,008               1,657,294 (1)   2,087,008      12.19 %

Yokim Asset Management Corp.        2,102,135               1,134,469 (2)   2,102,135      12.43 %

RHP Master Fund, Ltd.                 972,400                 972,400 (3)      0            0

L&B Trading Corp.                     972,400                 972,400 (3)      0            0

Stonestreet LP                        972,400                 972,400 (3)      0            0

Bridges & PIPES LLC                   972,400                 972,400 (3)      0            0

DKR Soundshore Oasis Holding
Fund Ltd.                             972,400                 972,400 (3)      0            0

Southridge Partners LP                810,334                 810,334 (4)      0            0

Emes Capital Partners LLC             729,300                 729,300 (5)      0            0

Platinum Partners Value Arbitrage
Fund                                  648,269                 648,269 (6)      0            0

Gross Foundation, Inc.                486,200                 486,200 (7)      0            0

Basso Multi-Strategy Holding
Fund Ltd.                             388,960                 388,960 (8)      0            0

Cisneros Capital Group                364,650                 364,650 (9)      0            0

Notzer Chesed                         324,134                 324,134 (10)     0            0

Abbey Berkowitz                       324,134                 324,134 (10)     0            0

Professional Traders Fund,
LLC                                   324,134                 324,134 (10)     0            0

Edelweiss Trading Ltd.                324,134                 324,134 (10)     0            0

Mordechai Vogel                       324,134                 324,134 (10)     0            0

Simon Vogel                           324,134                 324,134 (10)     0            0

Quines Financial S.A.                 324,134                 324,134 (10)     0            0

Greenwich Growth Fund Limited         324,134                 324,134 (10)     0            0

Whalehaven Fund Limited               324,134                 324,134 (10)     0            0

First Mirage, Inc.                    324,134                 324,134 (10)     0            0

MEA Group LLC                         324,134                 324,134 (10)     0            0

Appel 26 Corp.                        324,134                 324,134 (10)     0            0

SRG Capital LLC                       324,134                 324,134 (10)     0            0

Cong. Mishkan Sholom                  324,134                 324,134 (10)     0            0

Magdiel Rodriguez                     164,013                 164,013 (11)     0            0

Alfredo Jacomino                      164,013                 164,013 (11)     0            0

Tower Paper Co. Inc. Ret.
Plan                                  162,069                 162,069 (12)     0            0

Mordechai Boaziz                      162,069                 162,069 (12)     0            0

Saul Kessler                          162,069                 162,069 (12)     0            0

Shaye Brauner                         162,069                 162,069 (12)     0            0

AS Capital Partners                   162,069                 162,069 (12)      0           0

Richard A. Cohen                      162,069                 162,069 (12)      0           0

Basso Equity Opportunity Holding
Fund Ltd.                              97,240                  97,240 (13)      0           0

*Pentium Management Limited         1,389,315               1,389,315 (14)      0           0

*Greenfield Capital
Partners LLC                           73,334                  73,334 (15)      0           0

*Martinez-Ayme Securities              77,352                  77,352 (16)      0           0

* # Juan Mendez                     1,163,626                 164,406 (17)    999,220      7.08 %

* # Richard Rosenblum                 164,406                 164,406 (18)      0           0

* # Aboudi & Brounstein               100,000                 100,000 (19)      0           0

(1) Represents (i) 681,733 shares of Common Stock issuable upon conversion of 5,113 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75, together with 143,164 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 681,734 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 150,663 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The amount reflected under the column titled "Number of Shares Owned Before the Offering" includes 1,405,275 shares referred to on a Schedule 13G filed by such selling stockholder on October 8, 2003.

(2) Represents (i) 466,667 shares of Common Stock issuable upon conversion of 3,500 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 98,000 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 466,668 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 103,134 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The amount reflected under the column titled "Number of Shares Owned Before the Offering" includes 1,635,468 shares referred to on a Schedule 13D (amended) filed by such selling stockholder on June 30, 2003.

(3) Represents (i) 400,000 shares of Common Stock issuable upon conversion of 3,000 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 84,000 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 400,000 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 88,400 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(4) Represents (i) 333,333 shares of Common Stock issuable upon conversion of 2,500 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 70,000 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 333,334 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 73,667 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The selling Stockholder has advised us that it is an affiliated person of Greenfield Capital Partners LLC, a registered broker dealer, which served as a placement agent in the transactions described above. The selling stockholder has advised us that the securities to be sold by it will be sold through unaffiliated broker dealers and not through Greenfield Capital Partners LLC.

(5) Represents (i) 300,000 shares of Common Stock issuable upon conversion of 2,250 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 63,000 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 300,000 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 66,300 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(6) Represents (i) 266,667 shares of Common Stock issuable upon conversion of 2,000 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 56,000 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 266,668 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 58,934 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(7) Represents (i) 200,000 shares of Common Stock issuable upon conversion of 1,500 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 42,000 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 200,000 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 44,200 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(8) Represents (i) 160,000 shares of Common Stock issuable upon conversion of 1,200 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 33,600 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 160,000 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 35,360 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(9) Represents (i) 150,000 shares of Common Stock issuable upon conversion of 1,125 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 31,500 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 150,000 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 33,150 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(10) Represents (i) 133,333 shares of Common Stock issuable upon conversion of 1,000 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 28,000 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 133,334 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 29,467 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(11) Represents (i) 67,467 shares of Common Stock issuable upon conversion of 506 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 14,168 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 67,468 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 14,910 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(12) Represents (i) 66,667 shares of Common Stock issuable upon conversion of 500 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 14,000 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 66,668 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 14,734 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(13) Represents (i) 40,000 shares of Common Stock issuable upon conversion of 300 shares of our Convertible Preferred Stock having a stated value of $100 per share, based on a conversion price of $0.75 , together with 8,400 shares of Common Stock issuable in respect of dividends thereon accrued through the third anniversary of issuance, and (ii) 40,000 shares issuable upon the exercise of Warrants issued in connection with the Convertible Preferred Stock. We are also registering an additional 8,840 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (A) based on adjustments to the conversion price of the unconverted preferred stock and/or to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder and (B) as liquidated damages through the projected effective date of this Registration Statement. The selling stockholder advised us that it purchased the preferred stock and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK."

(14) Represents 1,263,014 shares of Common Stock issuable upon exercise of five-year warrants issued as a placement fee in connection with the placement of 47,363 shares of our Convertible Preferred Stock. We are also registering an additional 126,301 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder based on adjustments to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder.

(15) Represents 66,667 shares of Common Stock issuable upon exercise of five-year warrants issued as a placement fee in connection with the placement of 2,500 shares of our Convertible Preferred Stock. We are also registering an additional 6,667 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder based on adjustments to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder. The selling stockholder is a registered broker-dealer, which served as a placement agent in the transactions described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." Richard Rosenblum, one of our directors and a selling stockholder, has advised us that he is an affiliated person of this selling stockholder. We have been advised by this selling stockholder that the securities to be sold by it under the Registration Statement will be sold through unaffiliated broker dealers and not through Greenfield Capital Partners, LLC.

(16) Represents 70,320 shares of Common Stock issuable upon exercise of five-year warrants issued as a placement fee in connection with the placement of 2,500 shares of our Convertible Preferred Stock. We are also registering an additional 7,032 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder based on adjustments to the number of shares covered by its unexercised warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we subsequently offer or issue securities at a purchase price or conversion price lower than $0.75 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder.

(17) Represents shares of Common Stock issuable upon exercise of five-year warrants. The selling stockholder is director of our company and has agreed to a lock-up agreement restricting the number of shares which he can sell for a specified period following the effective date of this Prospectus. See "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The amount reflected under the column titled "Number of Shares Owned Before the Offering" is based on a Schedule 13D filed by such selling stockholder on February 11, 2004.

(18) Represents shares of Common issuable upon exercise of five-year warrants. The selling stockholder is director of our company and has agreed to a lock-up agreement restricting the number of shares which he can sell for a specified period following the effective date of this Prospectus. The Selling Stockholder has advised us that he is an affiliated person of Greenfield Capital Partners LLC, which served as a placement agent in the transactions described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK." The shares to be sold by the selling stockholder, however, were not derived from those transactions. The selling stockholder has advised us that he exercises no voting or investment control in respect of any securities owned by Greenfield Capital Partners LLC and that Greenfield Capital Partners LLC exercises no voting or investment control in respect of any securities owned by this Selling Stockholder. We have been advised by this selling stock holder that the securities to be sold by him will be sold through unaffiliated broker dealers and not through Greenfield Capital Partners, LLC.

(19) Represents shares of Common Stock issuable upon exercise of warrants. This selling stockholder provides legal services to us.

                              PLAN OF DISTRIBUTION

        As used in this Prospectus, stockholders selling our shares pursuant to this Prospectus include donees and pledgees selling shares received after the date of this prospectus from a selling stockholder named in this prospectus.

        We have agreed, subject to certain limits, to bear all costs, expenses and fees of registration of the shares of Common Stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of Common Stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

        Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

        o The name of each such selling stockholder and of the participating broker-dealer(s);
        o       The number of securities involved;
        o       The price at which such securities were sold;
        o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
        o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
        o       Other facts material to the transaction.

        The selling stockholders may use any one or more of the following methods when selling shares:

        o       directly as principals;
        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
        o an exchange distribution in accordance with the rules of the applicable exchange;
        o       privately negotiated transactions;
        o       short sales;
        o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

        o       a combination of any such methods of sale; and

        o       any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this Prospectus.

        Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        Any selling stockholder or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

        The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

        Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        We are required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We estimate that our expenses will be approximately $70,000 in the aggregate. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                   DESCRIPTION OF SECURITIES BEING REGISTERED

COMMON STOCK

        We are authorized to issue up to 50,000,000 shares of Common Stock. As of November 18, 2004, there were 16,440,630 shares of Common Stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of Common Stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

        We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.001 per share. As of November 18, 2004, there were 52,500 shares of Convertible Preferred Stock issued and outstanding.

        The preferred stock are issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by law, the board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Company and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

CONVERTIBLE PREFERRED STOCK

        In July 2004, we designated 52,500 of our authorized preferred stock as Series A 7% Convertible Preferred Stock. Each share of Convertible Preferred Stock has a stated value of $100 and, commencing on the effective date of the Registration Statement of which this Prospectus forms a part, is convertible into shares of Common Stock at an initial conversion price of $0.75 per share of Common Stock, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. Dividends at the rate of 7% per annum are payable on a bi-annual basis and on conversion and may be paid, at the option of the Company, either in cash or in shares of Common Stock at a rate of $0.75 per share. If not converted earlier, the Convertible Preferred Stock will automatically convert on the fifth anniversary of issuance (subject to certain limitations which might defer the automatic conversion of some shares to a later date) into shares of Common Stock at the conversion price then in effect.

TRANSFER AGENT

        Our transfer agent is American Stock Transfer and Trust Company, Inc. Their address is 459 Maiden Lane, New York New York 10038 and their telephone number is (212) 936-5100.

                                 AUDITOR CHANGE

        Effective July 11, 2003, we engaged Marcum & Kliegman LLP ("Marcum") as our principal independent accountant.

        During the two most recent fiscal years ending December 31, 2002 and through July 11, 2003, we have not consulted with Marcum regarding either:

        (i) the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Marcum concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

        (ii) any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

        On July 11, 2003, Brightman Almagor & Co, a member of Deloitte Touche Tohmatsu ("Brightman"), resigned as our independent public accountants.

        For the years ended December 31, 2001 and 2002 and up until the date of resignation, we had no disagreements with Brightman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Brightman, would have caused it to make reference to the subject matter of the disagreement in connection with any report or opinion it might have issued.

        Brightman's opinion in its report on our financial statements for the years ended December 31, 2002 and 2001 expressed substantial doubt with respect to our ability to continue as a going concern. Brightman's report on our financial statements for the years ended December 31, 2002 and 2001 did not contain any other adverse opinion, disclaimer of opinion, or modification or qualification of opinion.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

        Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

        Aboudi & Brounstein, Law Offices received in April 2004 a three year warrant to purchase up to 100,000 shares of our Common Stock at a per share exercise price of $0.61, in connection with legal services rendered by them. The legal services included the preparation of this Prospectus.

                                  LEGAL MATTERS

        The validity of the common stock offered under this prospectus will be passed on for us by Lawrence Kallaur, Esq.

                                     EXPERTS

        The financial statements as of December 31, 2003 and 2002 included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, have been audited, respectively, by Marcum & Kliegman LLP, independent registered public accounting firm, and Brightman Almagor Co., certified public accountants based in Israel and a member of Deloitte Touche Thomas, an independent registered public accounting firm. Each of these reports express an unqaulified opinion and includes an explanatory paragraph related to our ability to continue as a going concern and have been included in reliance upon the reports of such firms given upon their authority as experts in accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

        We have filed with the SEC under the Securities Act a Registration Statement on Form SB-2 (the "Registration Statement"), of which this prospectus is a part, with respect to the shares offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission.

Statements made in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

        We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

                     Judiciary Plaza 450 Fifth Street, N. W.
                                    Room 1024
                             Washington, D.C. 20549

        Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at HTTP://WWW.SEC.GOV containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

                    AMEDIA NETWORKS, INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)
                                    unaudited




Condensed Consolidated Balance Sheets
  September 30, 2004 and December 31, 2003                                 Q-2

Condensed Consolidated Statements of Operations
  For the nine and three months ended September 30, 2004 and 2003          Q-3

Condensed Consolidated Statements of Comprehensive Loss
  For the nine and three months ended September 30, 2004 and 2003          Q-4

Condensed Consolidated Statements of Cash Flows
  For the nine months ended September 30, 2004 and 2003                    Q-5

Notes to the Condensed Consolidated Financial Statements                   Q-6


                                   AMEDIA NETWORKS, INC. AND ITS SUBSIDIARY
                                      (FORMERLY TTR TECHNOLOGIES, INC.)
                                        (A DEVELOPMENT STAGE COMPANY)
                                    CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                              September 30,    December 31,
                                                                                  2004             2003
                                                                                  ----             ----
                                                                              (Unaudited)
                                                    ASSETS
Current assets
      Cash and cash equivalents                                              $   3,513,021    $   3,031,090
      Prepaid expenses and other current assets                                    130,831          220,578
                                                                            ---------------  ---------------

      Total current assets                                                       3,643,852        3,251,668

Property and equipment - net                                                        55,764            2,300
                                                                            ---------------  ---------------

      Total assets                                                           $   3,699,616    $   3,253,968
                                                                            ===============  ===============

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities
      Accounts payable                                                       $      59,481    $      93,145
      Accrued expenses                                                              69,283           28,992
      Dividends payable                                                             52,356               -
      Accrued severance pay                                                             -            64,734
                                                                            ---------------  ---------------

      Total current liabilities                                                    181,120          186,871
                                                                            ---------------  ---------------

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value;
   5,000,000 shares authorized;
   Series A convertible preferred stock,
   52,500 and 0 shares authorized, issued and
   outstanding ($5,250,000 liquidating preference)                                      52                -
Common stock, $.001 par value;
   50,000,000 shares authorized; 16,440,630
   issued and outstanding                                                           16,441           16,441
Additional paid-in capital                                                      46,648,492       39,873,476
Other accumulated comprehensive income                                              81,007           81,007
Deficit accumulated during the development stage                               (43,163,431)     (36,903,827)
             Deferred compensation                                                 (64,065)               -
                                                                            ---------------  ---------------
      Total stockholders' equity                                                 3,518,496        3,067,097
                                                                            ---------------  ---------------

      Total liabilities and stockholders' equity                             $   3,699,616    $   3,253,968
                                                                            ===============  ===============


                          See Notes to Condensed Consolidated Financial Statements.

                                                     Q-2


                                              AMEDIA NETWORKS, INC. AND ITS SUBSIDIARY
                                                  (FORMERLY TTR TECHNOLOGIES, INC.)
                                                    (A DEVELOPMENT STAGE COMPANY)
                                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                             (UNAUDITED)


                                                                                       From
                                                                                     Inception
                                                           Nine Months                (July 14,                Three Months
                                                              Ended                   1994) to                    Ended
                                                          September 30,             September 30,             September 30,
                                                      2004             2003             2004               2004             2003
                                                      ----             ----             ----               ----             ----

Revenue                                           $         -      $        -       $    125,724      $           -      $        -
                                                  ------------     ------------     -------------     --------------     -----------

Expenses
      Research and development (1)                  2,650,069               -          8,354,200          1,088,658               -
      Sales and marketing (1)                         232,852               -          4,690,309            124,235               -
      General and administrative (1)                1,275,728        1,733,135        14,283,768            480,172         431,207
      Stock-based compensation                         72,771            6,050        11,478,481              7,761           1,424
      Bad debt expense                                     -                -            161,000                -                 -
                                                  ------------     ------------     -------------     --------------     -----------
Total expenses                                      4,231,420        1,739,185        38,967,758          1,700,826         432,631
                                                  ------------     ------------     -------------     --------------     -----------

Operating loss                                     (4,231,420)      (1,739,185)      (38,842,034)        (1,700,826)       (432,631)
                                                  ------------     ------------     -------------     --------------     -----------

Other (income) expense
      Legal settlement                                     -           333,333           565,833                -           333,333
      Loss on investment                                   -                -             17,000                -                 -
      Other income                                         -                -            (75,000)               -                 -
      Net losses of affiliate                              -                -          1,196,656                -                 -
      Impairment loss on investment in affiliate           -                -            748,690                -                 -
      Gain on sale of Copy Protection Business             -        (5,708,328)       (5,708,328)               -                 -
      Gain on sale of investment in affiliate              -           (40,000)          (40,000)               -                 -
      Loss on disposition of fixed assets                  -            28,963            29,181                -            15,348
      Amortization of deferred financing costs             -                -          4,516,775                -                 -
      Interest income                                 (19,974)         (13,301)         (943,715)           (11,208)        (11,002)
      Interest expense                                     -                66         1,966,147                -                 -
                                                  ------------     ------------     -------------     --------------     -----------

Total other (income) expenses                         (19,974)      (5,399,267)        2,273,239            (11,208)        337,679
                                                  ------------     ------------     -------------     --------------     -----------

Net (loss) income                                  (4,211,446)       3,660,082       (41,115,273)        (1,689,618)       (770,310)

Deemed dividend on convertible preferred stock      1,995,802               -          1,995,802          1,995,802               -
Dividend on convertible preferred stock                52,356               -             52,356             52,356               -
                                                  ------------     ------------     -------------     --------------     -----------

Net (loss) income applicable to common
    stockholders                                  $(6,259,604)     $  3,660,082     $(43,163,431)     $  (3,737,776)     $ (770,310)
                                                  ============     ============     =============     ==============     ===========

Per share data:

      Basic and diluted                           $     (0.38)     $      0.21                        $       (0.23)     $    (0.05)
                                                  ============     ============                       ==============     ===========

Weighted average number
    of common shares used in
    basic and diluted loss per share               16,440,630       17,437,511                           16,440,630      16,440,630
                                                  ============     ============                       ==============     ===========


(1) Excludes non-cash,  stock-based
    compensation expense as follows:

      Research and development                    $        -       $         -      $    456,239      $           -      $        -
      Sales and marketing                                  -                 -         5,336,558                  -               -
      General and administrative                       72,771            6,050         5,685,684              7,761           1,424
                                                  ------------     ------------     -------------     --------------     -----------

                                                  $    72,771      $     6,050      $ 11,478,481      $       7,761      $    1,424
                                                  ============     ============     =============     ==============     ===========


                                      See Notes to Condensed Consolidated Financial Statements.

                                                                 Q-3


                                              AMEDIA NETWORKS, INC. AND ITS SUBSIDIARY
                                                  (FORMERLY TTR TECHNOLOGIES, INC.)
                                                    (A DEVELOPMENT STAGE COMPANY)
                                  CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
                                                             (UNAUDITED)


                                                                                       From
                                                                                     Inception
                                                           Nine Months               (July 14,               Three Months
                                                              Ended                   1994) to                   Ended
                                                          September 30,             September 30,            September 30,
                                                      2004             2003             2004             2004              2003
                                                      ----             ----             ----             ----              ----

Net (loss) income                                 $  (4,211,446)   $   3,660,082    $ (41,115,273)   $  (1,689,618)   $    (770,310)

Other comprehensive (loss) income
      Foreign currency translation adjustments                -           (1,999)          81,007                -                -
                                                 ---------------  ---------------  ---------------  ---------------  ---------------

             Comprehensive (loss) income          $  (4,211,446)   $   3,658,083    $ (41,034,266)   $  (1,689,618)   $    (770,310)
                                                 ===============  ===============  ===============  ===============  ===============



                                      See Notes to Condensed Consolidated Financial Statements.

                                                                Q-4


                                              AMEDIA NETWORKS, INC. AND ITS SUBSIDIARY
                                                  (FORMERLY TTR TECHNOLOGIES, INC.)
                                                    (A DEVELOPMENT STAGE COMPANY)
                                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             (UNAUDITED)


                                                                                                                      From
                                                                                      Nine Months                   Inception
                                                                                         Ended                   (July 14, 1994)
                                                                                     September 30,               to September 30,
                                                                                 2004              2003               2004
                                                                                 ----              ----               ----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss) income                                                         $  (4,211,446)   $    3,660,082    $   (41,115,273)
   Adjustments to reconcile net (loss) income
    to net cash used by operating activities:
      Depreciation and amortization                                                  3,497             4,092            956,854
      Forgiveness of note receivable, officer                                           -             66,667            100,000
      Loss from write-down of fixed assets                                              -             32,963            195,373
      Bad debt expense                                                                  -                 -             161,000
      Amortization of note discount and finance costs                                   -                 -           4,666,225
      Translation adjustment                                                            -                 -              (1,528)
      Beneficial conversion feature of convertible debt                                 -                 -             572,505
      Stock, warrants and options issued for services and legal settlement          72,771             6,050         11,651,442
      Payment of common stock issued with guaranteed selling price                      -                 -            (155,344)
      Net losses of affiliate                                                           -                 -           1,196,656
      Impairment loss on investment in affiliate                                        -                 -             748,690
      Gain on sale of Copy Protection Business                                          -         (5,708,328)        (5,708,328)
      Gain on sale of investment in affiliate                                           -            (40,000)           (40,000)
      Increase (decrease) in cash attributable
       to changes in assets and liabilities
        Accounts receivable                                                             -                 -                 554
        Prepaid expenses and other current assets                                   89,747          (117,043)          (160,489)
        Other assets                                                                    -               (188)               -
        Accounts payable                                                           (33,666)          (27,419)          (487,714)
        Accrued expenses                                                            40,291           267,000          1,150,920
        Accrued severance pay                                                      (64,734)           79,360           (122,363)
        Interest payable                                                                -                 -             251,019
                                                                             --------------  ----------------  -----------------

      Net cash used in operating activities                                     (4,103,540)       (1,776,764)       (26,139,801)
                                                                             --------------  ----------------  -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of fixed assets                                                  -                 -              68,594
   Purchases of property and equipment                                             (56,960)          (16,067)        (1,059,562)
   Proceeds from sale of Copy Protection Business                                       -          5,050,000          5,050,000
   Proceeds from sale of investment in affiliate                                        -             40,000             40,000
   Investment in ComSign, Ltd.                                                          -                 -          (2,000,000)
   Increase in note receivable, officer                                                 -                 -            (100,000)
   Increase in note receivable                                                          -                 -            (130,000)
   Increase in organization costs                                                       -                 -              (7,680)
                                                                             --------------  ----------------  -----------------

      Net cash (used in) provided by investing activities                          (56,960)        5,073,933          1,861,352
                                                                             --------------  ----------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of convertible preferred stock
     net of stock offering costs of $607,569                                     4,642,431                -           4,642,431
   Proceeds from issuance of common stock                                               -                 -          21,177,354
   Stock offering costs                                                                 -                 -            (475,664)
   Deferred financing costs                                                             -                 -            (682,312)
   Proceeds from short-term borrowings                                                  -                 -           1,356,155
   Proceeds from long-term debt                                                         -                 -           2,751,825
   Proceeds from convertible debentures                                                 -                 -           2,000,000
   Repayment of short-term borrowings                                                   -                 -          (1,357,082)
   Repayments of long-term debt                                                         -                 -          (1,615,825)
                                                                             --------------  ----------------  -----------------

      Net cash provided by financing activities                                  4,642,431                -          27,796,882
                                                                             --------------  ----------------  -----------------

Effect of exchange rate changes on cash                                                 -             11,722             (5,412)
                                                                             --------------  ----------------  -----------------

INCREASE IN CASH AND CASH EQUIVALENTS                                              481,931         3,308,891          3,513,021

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 3,031,090           653,885                  -
                                                                             --------------  ----------------  -----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $   3,513,021    $    3,962,776    $     3,513,021
                                                                             ==============  ================  =================

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION
      Cash paid during the period for interest                               $           -    $           66    $       476,978
                                                                             ==============  ================  =================

      Non-cash investing and financing activities:
        Deemed dividend in connection with sale of
        convertible preferred stock                                          $   1,995,802    $            -    $     1,995,802
                                                                             ==============  ================  =================

        Accrual of dividend on Convertible Preferred Stock                   $      52,356    $            -    $        52,356
                                                                             ==============  ================  =================


                                      See Notes to Condensed Consolidated Financial Statements.

                                                                 Q-5

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Amedia Networks, Inc. (formerly known as "TTR Technologies, Inc.") and its subsidiary (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the information not misleading have been included. Operating results for the nine and three months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 2003 included in this Prospectus.

On May 27, 2004, the Company changed its name from TTR Technologies, Inc. to Amedia Networks, Inc.

NOTE 2 - GOING CONCERN AND MANAGEMENT'S PLAN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As indicated in the accompanying financial statements, as of September 30, 2004, the Company had a cash balance of approximately $3,500,000.

On August 9, 2004, the Company completed a private placement of certain of its securities for aggregate gross proceeds of $5.25 million. Following the payment of offering related expenses, the Company received net proceeds of approximately $4.6 million. The Company believes that the proceeds of the private placement of these securities will enable it to complete the development of its initial products, expand the range of these product applications and otherwise maintain its operations as presently conducted through the first quarter of 2005. Thereafter, the Company will need to raise additional cash in order to fully execute its business plans and commercialize its proposed products. At the present time, the Company has no commitments for any such financing, and there can be no assurance that additional capital will be available to the Company on commercially acceptable terms. Furthermore, it is anticipated that any successful financing will have a significant dilutive effect on existing stockholders. The inability to obtain such financing will have a material adverse effect on the Company, its condition and prospects.

Concurrent with the August 2004 private placement, the Company also secured a $6 million equity line providing for the sale of up to that amount of Common Stock during a 24-month period that commences after the effectiveness of the registration statement relating to such equity line. However, use of the equity line is subject to certain substantial restrictions further discussed in Note 3 below.

These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3- EQUITY RAISE

PRIVATE PLACEMENT. On August 9, 2004, the Company completed a private placement to certain private and institutional investors of 52,500 shares of its Series A 7% Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred") for aggregate gross proceeds of $5.25 million. In connection with the issuance of the Series A Preferred, the Company issued five-year warrants (the "Investor Warrants") to purchase up to 3.5 million shares of the Company's Common Stock at a per share exercise price of $1.50 and up to an additional 3.5 million shares of the Company's Common Stock at a per share exercise price of $2.50. The private placement resulted in a beneficial conversion feature of $2,494,753 for which the Company recorded a deemed dividend of $1,995,802 for the nine months ended September 30, 2004. The remaining unaccreted deemed dividend of $498,951 will be recorded during the fourth quarter of 2004 when the Series A Preferred becomes convertible.

On July 30, 2004, the Company filed in Delaware a Certificate of Designations of Rights and Preferences for 52,500 Series A 7% Convertible Preferred shares. Each Series A Preferred share has a stated value of $100 and, commencing on the earlier of (i) the 65th day following issuance or (ii) the effective date of the registration statement referred to below, is convertible into Common Stock at an initial conversion rate equal to $0.75 per share of Common Stock, subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Dividends at the rate of 7% per annum are payable on a semi-annual basis and, at the option of the Company, dividends may be paid in shares of Common Stock at rate of $0.75 per share. The Company recorded an accrual for the preferred stock dividend payable of $52,356 and a corresponding charge to net loss applicable to common stockholders for the nine months ended September 30, 2004. If not converted earlier, on the fifth anniversary of issuance, the Series A Preferred will automatically convert into shares of the Company's Common Stock at the per share of Common Stock conversion price then in effect.

The exercise prices of the Investor Warrants are also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Holders of the Investor Warrants are entitled to exercise these warrants on a cashless basis following the first anniversary of issuance if at the time of exercise there is no effective registration statement in effect.

The Company received net proceeds of approximately $4.6 million from the sale of the Series A Preferred, net of payment of offering related expenses.

In connection with the placement of the Series A Preferred shares, the Company issued to placement agents five year warrants (the "Placement Agent Warrants") to purchase up to 1.4 million shares of Common Stock, representing 10% of the shares of Common Stock issuable upon conversion of the Series A Preferred shares and exercise of the Investor Warrants as of the date of issuance. The Placement Agent Warrants contain per share exercise prices ranging between $0.75 and $2.50 and otherwise have the same substantive provisions as the Investor Warrants.

Pursuant to the terms of the agreements with the holders of the Series A Preferred shares, the Company undertook to file within 60 days of closing a registration statement (the "Series A Registration Statement") covering the Common Stock underlying the Series A Preferred shares, the Investor Warrants and the Placement Agent Warrants. The Company intends to file the Series A Registration Statement as soon as practically possible following the filing of this quarterly report on Form 10-QSB. Under the agreements with the holders of the Series A Preferred shares, the Company will be obligated to pay liquidated damages to the holders of the Series A Preferred Shares if the Series A Registration Statement is not declared effective by December 7, 2004 or if, the effectiveness of the Series A Registration Statement is subsequently suspended for more than certain permitted periods (as defined in such agreements). The amount that the Company must pay to the holders of the Series A Preferred shares incurred as a result of any delay in the filing of such registration statement, any delay in the effective date or after a permitted suspension period will be 1% of the stated value of all of the Series A Preferred shares during any 30-day period (and pro rata for any such period which is less than 30 days). The Series A Preferred holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price) or, if the Registration Statement becomes effective on or before February 5, 2005, the Company is entitled to pay these liquidated damages in shares of Common Stock. Notwithstanding the foregoing, if the Series A Registration Statement is declared effective on or before January 6, 2005, the Company will not be required to pay any liquidated damages in respect of the delay in the filing of such registration statement or effectiveness thereof.

EQUITY LINE. In August 2004, the Company secured from an institutional investor a $6 million equity line (the "Equity Line") on which the Company can draw from time to time during a 24 month period following the effectiveness of the Series A Registration Statement, subject to certain conditions. The Company intends to file a registration statement respecting the resale of the Common Stock issuable pursuant to the Equity Line (the "Equity Line Registration Statement") no earlier than the 90th day following the effective date of the Series A Registration Statement (but not later than the 120th day after such date). The Equity Line commitment is, at the option of the Equity Line investor, terminable, if the Company does not timely file the Equity Line Registration Statement or if such Registration Statement is not declared effective within 180 days following the filing thereof.

The Equity Line allows the sale of up to $6 million of Common Stock at 98 % of the then current market price, but in no event at less than $2.00. The Company may not draw down more than $500,000 during any 30-day period. The investor is entitled to 5% of the cash proceeds from the sale of the shares to it by the Company under the Equity Line.

The Company issued to the equity line investor five year warrants to purchase up to 333,333 shares of Common Stock at a per share exercise price of $2.00. These warrants are subject to cashless exercise following the first anniversary of issuance if at the time of exercise there is no effective registration statement in effect.

No assurance can be provided that the Equity Line commitment will in fact become available for use by the Company.

NOTE 4 - AGREEMENTS WITH LUCENT TECHNOLOGIES, INC.

The Company and Lucent Technologies, Inc. ("Lucent") entered into a development and licensing agreement, effective as of January 6, 2004 (the "Development and Licensing Agreement"), pursuant to which Lucent agreed to develop for and license to the Company next-generation management and routing technologies and equipment (collectively the "Equipment") designed to provide Fiber-to-the-Premises (FTTP) capabilities for voice, video, data, and voice-over-Internet protocol (VoIP). Under the Development and Licensing Agreement, the Company paid to Lucent $1.9 million for the development of first generation premises gateway (a customer premises unit for provisioning broadband access directly to the subscriber) and aggregator switch (the unit that routes data to and from the subscriber's premises).

Subsequent thereto, the Company and Lucent in April 2004 entered into a supplementary development agreement primarily to (i) design an outdoor hardened configuration of the aggregator switch to enable the product to be placed in the outside environment where required, (ii) add a wireless port on the premises gateway to enable it to communicate with voice, video and data devices through a wireless connection, and (iii) provide an interim network management system required by the market to control all three network elements from a remote network operations center. In consideration of Lucent's undertaking to assist in the development of these upgrades, the Company paid to Lucent an additional $500,000. As of September 30, 2004, the Company and Lucent entered into an additional supplementary development agreement to jointly design an outdoor hardened configuration of the premises gateway and additional software features for the aggregator switch including remote software management for additional consideration of approximately $368,000. The Company expects to remit payment upon completion of these enhancements. The enhanced premises gateway and aggregator switches will comprise the Company's initial products.

In July 2004, the Company and Lucent entered into an amendment (the "Amendment") to their Development and Licensing Agreement pursuant to which Lucent is to deliver to the Company an improved design model for the CS 1200 Core Switch (the "CS") by December 20, 2004. Subject to delivery, the Company and Lucent agreed that payments aggregating $1.1 million originally scheduled to be made in two payments of $500,000 and 600,000, respectively, in December 2004 and March 2005, would be re-scheduled to be made in monthly installments of $110,000, beginning in December 2004. If Lucent does not meet the delivery date by December 20, 2004, the Company is entitled to delay the rescheduled payments by one year; if delivery is not made by March 20, 2005, the Company is not required to make any of these payments.

RESEARCH AND DEVELOPMENT

Research and development costs are incurred in connection with product testing and development and are expensed as incurred. Research and development costs for the nine and three months ended September 30, 2004 were $2,650,069 and $1,088,658, respectively, and $0 for the nine and three months ended September 30, 2003.

NOTE 5 - EMPLOYMENT AGREEMENTS

The Company and Mr. Frank Galuppo, the Company's Chief Executive Officer entered into a three-year employment agreement, effective as of March 15, 2004, pursuant to which Mr. Galuppo is paid an annual salary of $180,000. Mr. Galuppo's salary is scheduled to increase to $210,000 in year two and to $235,000 in year three. The agreement further provides that if Mr. Galuppo's employment is terminated other than for cause (as defined in the employment agreement) or if Mr. Galuppo terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive the equivalent of three months' base salary and benefits, if such termination takes place during the first 12 months from the effective date of the agreement. If such termination takes place after the first year of employment, then Mr. Galuppo will be entitled to receive the equivalent of six months' base salary and benefits. The Company also issued to Mr. Galuppo options under the Company's 2000 Equity Incentive Plan to purchase up to 1,315,250 shares of the Company's common stock, par value $0.001 (the "Common Stock") at a per share exercise price of $0.74, which are scheduled to vest over 12 succeeding quarters, beginning June 30, 2004.

In April 2004, the Company and its then former Chief Operating Officer, Mr. Sam Brill, entered into an agreement amending and restating Mr. Brill's employment agreement (as so amended, the "Amended Agreement") pursuant to which Mr. Brill resigned as the Company's Chief Operating Officer and assumed the position of Vice President, Internal Operations. In connection with his resignation as the Company's Chief Operating Officer and in consideration of the release of certain rights under the original employment agreement, the Company paid to Mr. Brill the amount of $75,000, less payroll deductions. Under the Amended Agreement, commencing as of April 5, 2004 and continuing through October 5, 2004, Mr. Brill was compensated at $7,500 per month. The agreement is extended for successive one-month periods unless either the Company or Mr. Brill notifies the other prior to the expiration of the agreement of its election to not so extend. Currently, the agreement continues on a month-to-month basis as neither party has elected to terminate it.

NOTE 6 - TERMINATION AND SETTLEMENT AGREEMENT

On January 28, 2004, the Company and Mr. Judah Marvin Feigenbaum, former interim Chief Executive Officer and a director ("JMF"), entered into an agreement (the "Separation Agreement") whereby JMF resigned from all positions held with Company. Under the terms of the Separation Agreement, in consideration of releases to the Company, the Company paid to JMF approximately $60,000 for services provided during 2003, less payroll deductions. The Company also issued to JMF a five-year option to purchase up to 164,406 shares of the Company's Common Stock at a per share exercise price of $0.56 (a premium to the grant date's closing market price of the Common Stock), subject to cashless exercise provisions. Following the approval by the Company's stockholders of the Development and Licensing Agreement, the Company remitted to JMF an additional $60,000 payment. The Company also agreed, under certain conditions, to issue options to purchase up to an additional 328,812 shares of the Company's Common Stock at a per share exercise price not less than the market price at the time of issuance. JMF has agreed to certain restrictions on the sale or other transfer of shares of Common Stock issuable upon exercise of these options.

NOTE 7 - STOCK BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and Financial Accounting Standard Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation". Pursuant to these accounting standards, the Company records deferred compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. No compensation expense is recorded for fixed stock options that are granted to employees and directors at an exercise price equal to the fair market value of the common stock at the time of the grant.

Stock options and warrants granted to non-employees are recorded at their fair value, as determined in accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123") and Emerging Issues Task Force Consensus No. 96-18, and recognized over the related service period.

The Company has adopted the disclosure provisions required by SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure" which amends SFAS No. 123. Had compensation cost for all of the Company's stock-based compensation grants been determined in a manner consistent with the fair value approach described in SFAS No. 123 and amended by SFAS No. 148, the Company's net (loss) income and net (loss) income per share as reported would have been increased (decreased) to the pro forma amounts indicated below:


                                                                Nine Months Ended                     Three Months Ended
                                                                  September 30,                         September 30,
                                                            2004                2003               2004               2003
                                                      -----------------   -----------------  -----------------  -----------------
Net (loss) income applicable to common
     stockholders as reported                          $    (6,259,604)    $     3,660,082    $    (3,737,776)   $      (770,310)

Add: Stock-based employee compensation
     expense included in reported
     net (loss) income, net of related tax effects              12,022               6,050              7,761              1,424

Deduct: Total stock-based employee
     compensation expense determined
     under fair value based method
     for all awards, net of related
     tax effects                                              (650,276)           (247,728)          (185,554)           (81,983)
                                                      -----------------   -----------------  -----------------  -----------------

     Pro forma                                         $    (6,897,858)    $     3,418,404    $    (3,915,569)   $      (850,869)
                                                      =================   =================  =================  =================

Net (loss) income per share applicable to
     common stockholders, basic and diluted
     as reported                                       $         (0.38)    $          0.21    $         (0.23)   $         (0.05)
                                                      =================   =================  =================  =================

     Pro forma                                         $         (0.42)    $          0.20    $         (0.24)   $         (0.05)
                                                      =================   =================  =================  =================

Common stock equivalents have been excluded from the weighted-average shares for the nine and three months ended September 30, 2004 and 2003, as inclusion is anti-dilutive. Potentially dilutive options of 4,713,642 and 2,210,175 are outstanding at September 30, 2004 and 2003, respectively. Potentially dilutive warrants of 10,665,000 are outstanding at September 30, 2004. In addition, the Company has outstanding 52,500 shares of Series A Convertible Preferred Stock which are potentially convertible into 7,000,000 shares of common stock.

On January 21, 2004, the Company's Compensation Committee awarded to each of the Company's then two independent directors 164,406 non-qualified options to purchase the Company's Common Stock at a $0.56 strike price and immediate vesting with a 5 year life.

In March 2004, in conjunction with their employment agreements, three new Company employees received options to purchase a total of up to 280,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, such options will vest on the first anniversary of their employment agreements, at various exercise prices based on the closing market price of the Company's stock on their date of hire (the exercise prices range from $0.62 to $0.80).

In April 2004, in conjunction with her employment agreement, a new Company employee received options to purchase a total of up to 20,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, of which options for one-fourth (1/4) of the shares is to vest on the first anniversary of employment and options for the remaining shares to vest in equal quarterly installments thereafter at an exercise price of $0.65, which is based on the closing market price of the Company's stock on her date of hire.

On May 11, 2004, the Company issued 100,000 four-year warrants to a service provider.

The warrants have an exercise price of $0.62 per share. The $0.62 strike price equaled the closing market price of the Company's stock on the date of issuance. The Company recorded stock-based compensation expense of $60,749 in the accompanying financial statements for the nine and three months ended September 30, 2004 for this transaction.

On May 25, 2004 the Company's Compensation Committee granted from the 2000 Equity Incentive Plan 60,000 non-qualified options to purchase the Company's Common Stock at a $0.71 strike price vesting over 2 years to a member of the Company's newly formed Advisory Board. The $0.71 strike price equaled the closing market price of the Company's stock on the date of issuance. The fair value of the options amounted to $34,087 and is being amortized over the 2-year vesting period. Amortization expense for the nine and three months ended September 30, 2004 was $8,522 and $4,261, respectively.

On May 25, 2004 the Company's Compensation Committee granted from the 2002 Non-Employee Directors Stock Option Plan 225,000 non-qualified options to purchase the Company's Common Stock at a $0.71 strike price vesting over 2 years to three new directors of the Company's Board. The $0.71 strike price equaled the closing market price of the Company's stock on the date of issuance.

On July 1, 2004 in conjunction with a new employment agreement, an employee received options to purchase a total of up to 100,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, vesting over a three year period. The options have an exercise price of $0.55, which was less than the closing market price of the Company's Common Stock on the date of hire. As such, the Company recorded deferred compensation of $42,000.

In August and September 2004, in conjunction with their employment agreements, three new Company employees received options to purchase a total of up to 220,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan. The options will vest over a two or three year period, at exercise prices ranging from $0.91 to $1.05 based on the closing market price of the Company's Common Stock on their respective dates of hire.

                              AMEDIA NETWORKS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page

Report of Marcum & Kliegman, Independent Registered Public Accountants      F-1

Report of Brightman Almagor & Co, a member of Deloitte Touche Tohmatsu,
Independent Auditors                                                        F-2

Consolidated Financial Statements

Balance Sheets as of December 31, 2003 and 2002                             F-3

Statements of Operations for the years ended December 31, 2003,
  2002 and 2001 and the period from July 14, 1994 (inception)
  to December 31, 2003                                                      F-4

Statements of Comprehensive Loss for the years ended December 31, 2003,
  2002 and 2001 and the period from July 14, 1994 (inception) to
  December 31, 2003                                                         F-5

Statements of Stockholders' Equity (Deficiency) for the period from
  July 14, 1994 (inception) to December 31, 2003                            F-6

Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001 and the period from July 14, 1994 (inception) to
  December 31, 2003                                                         F-7

Notes to the Consolidated Financial Statements                              F-8



                                       (1)

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT
             ------------------------------------------------------


To the Audit Committee of the Board of Directors of TTR Technologies, Inc. and its Subsidiary:

We have audited the accompanying consolidated balance sheet of TTR Technologies, Inc. and Subsidiary (a development stage company) as of December 31, 2003, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficiency), and cash flows for the year then ended and for the period from July 14, 1994 (Inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

The consolidated financial statements of the Company for the period from July 14, 1994 (Inception) to December 31, 2002 were audited by other auditors whose report, dated March 20, 2003, expressed an unqualified opinion on those statements and included and explanatory paragraph regarding the Company's ability to continue as a going concern. The consolidated financial statements for the period from July 14, 1994 (Inception) to December 31, 2002 reflect a net loss of $40,370,429 of the total inception to date net loss of $36,903,827. The other auditors' report has been furnished to us, and our opinion, insofar as it related to the amounts included for such prior periods, is based solely on the report of such other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TTR Technologies, Inc. and its Subsidiary as of December 31, 2003, and the results of their operations and their cash flows for the year then ended and for the period from July 14, 1994 (Inception) to December 31, 2003 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has significant cash commitments relating to an agreement entered into and consummated on March 4, 2004. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding this matter also is described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Marcum & Kliegman, LLP

New York, NY
February 25, 2004
(except for Note 12d, which is dated March 3, 2004, Note 1 and Note 12a, which are dated March 4, 2004 and Note 12e and 12f, which are dated March 8, 2004)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Shareholders of
TTR Technologies, Inc.

We have audited the accompanying consolidated balance sheet of TTR Technologies, Inc. (a development-stage company) and its subsidiary (the "Company") at December 31, 2002, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for the years ended December 31, 2002 and for the period from July 14, 1994 (date of inception) to December 31, 2002 and 2001, and for the period from July 14, 1994 (date of inception) to December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary at December 31, 2002, and the consolidated results of their operations, comprehensive loss, stockholders' equity (deficit) and their cash flows for the years ended December 31, 2002 amd 2001, and for the period from July 14, 1994 (date of inception) to December 31, 2002, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
March 20, 2003


                                   TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                                         (A DEVELOPMENT STAGE COMPANY)
                                          CONSOLIDATED BALANCE SHEETS


                                                                              December 31,     December 31,
                                                                                 2003              2002
                                                                                 ----              ----

                                                    ASSETS
Current assets
     Cash and cash equivalents                                               $   3,031,090     $     653,885
     Note receivable, officer                                                           -             33,333
     Prepaid expenses and other current assets                                     220,578            64,999
                                                                            ---------------   ---------------

     Total current assets                                                        3,251,668           752,217

Property and equipment - net                                                         2,300            23,093

Note receivable, officer                                                                 -            33,334
Other asset                                                                              -             6,300
                                                                            ---------------   ---------------

     Total assets                                                            $   3,253,968     $     814,944
                                                                            ===============   ===============


                                     LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities
     Accounts payable                                                        $      93,145     $     497,898
     Accrued expenses                                                               28,992            61,011
     Accrued severance pay                                                          64,734                 -
                                                                            ---------------   ---------------


     Total current liabilities                                                     186,871           558,909
                                                                            ---------------   ---------------

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value;
   5,000,000 shares authorized; none issued and outstanding                              -                 -
Common stock, $.001 par value;
   50,000,000 shares authorized; 16,440,630 and 18,261,567
   issued and outstanding, respectively                                             16,441            18,262
Additional paid-in capital                                                      39,873,476        40,533,593
Other accumulated comprehensive income                                              81,007            84,270
Deficit accumulated during the development stage                               (36,903,827)      (40,370,429)
   Less: deferred compensation                                                           -            (9,661)
                                                                            ---------------   ---------------

     Total stockholders' equity                                                  3,067,097           256,035
                                                                            ---------------   ---------------

     Total liabilities and stockholders' equity                              $   3,253,968     $     814,944
                                                                            ===============   ===============

                                See Notes to Consolidated Financial Statements.


                                   TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                                         (A DEVELOPMENT STAGE COMPANY)
                                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                   From
                                                                                                Inception
                                                                Year                            (July 14,
                                                               Ended                             1994) to
                                                            December 31,                        December 31,
                                               2003             2002             2001              2003
                                               ----             ----             ----              ----

Revenue                                     $          -    $           -    $           -     $     125,724
                                           --------------  ---------------  ---------------   ---------------

Expenses
     Research and development (1)                      -          701,629          949,766         5,704,131
     Sales and marketing (1)                           -          159,486          399,523         4,457,457
     General and administrative (1)            1,936,600        3,050,620        2,894,616        13,008,040
     Stock-based compensation                      6,050           35,251          909,819        11,405,710
     Bad debt expense                                  -          161,000                -           161,000
                                           --------------  ---------------  ---------------   ---------------
Total expenses                                 1,942,650        4,107,986        5,153,724        34,736,338
                                           --------------  ---------------  ---------------   ---------------

Operating loss                                (1,942,650)      (4,107,986)      (5,153,724)      (34,610,614)
                                           --------------  ---------------  ---------------   ---------------

Other (income) expense
     Legal settlement                            333,333                -                -           565,833
     Loss on investment                                -                -                -            17,000
     Other income                                      -                -                -           (75,000)
     Net losses of affiliate                           -          369,409          618,090         1,196,656
     Impairment loss on investment in
       affiliate                                       -          748,690                -           748,690
     Gain on sale of copy protection
       business                               (5,708,328)               -                -        (5,708,328)
     Gain on sale of investment in affiliate     (40,000)               -                -           (40,000)
     Loss on disposition of fixed assets          29,181                -                -            29,181
     Amortization of deferred financing
       costs                                           -                -                -         4,516,775
     Interest income                             (23,506)         (37,808)        (276,179)         (923,741)
     Interest expense                                 68           56,474            3,002         1,966,147
                                           --------------  ---------------  ---------------   ---------------

Total other (income) expenses                 (5,409,252)       1,136,765          344,913         2,293,213
                                           --------------  ---------------  ---------------   ---------------

Net income (loss)                           $  3,466,602    $  (5,244,751)   $  (5,498,637)    $ (36,903,827)
                                           ==============  ===============  ===============   ===============

Per share data:

     Basic and diluted                      $       0.20    $       (0.29)   $       (0.31)
                                           ==============  ===============  ===============

Weighted average number
    of common shares used in
    basic and diluted loss per share          17,186,233       17,827,893       17,560,013
                                           ==============  ===============  ===============


(1) Excludes non-cash, stock-based compensation expense as follows:

     Research and development               $          -    $           -    $           -     $     456,239
     Sales and marketing                               -           30,587          261,463         5,336,558
     General and administrative                    6,050            4,664          648,356         5,612,913
                                           --------------  ---------------  ---------------   ---------------

                                            $      6,050    $      35,251    $     909,819     $  11,405,710
                                           ==============  ===============  ===============   ===============


                                See Notes to Consolidated Financial Statements.


                                   TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                                         (A DEVELOPMENT STAGE COMPANY)
                                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS


                                                                                                   From
                                                                                                Inception
                                                                Year                            (July 14,
                                                               Ended                             1994) to
                                                            December 31,                        December 31,
                                               2003             2002             2001              2003
                                               ----             ----             ----              ----

Net income (loss)                           $  3,466,602    $  (5,244,751)   $  (5,498,637)    $ (36,903,827)

Other comprehensive income (loss)
     Foreign currency translation
       adjustments                                (3,263)          47,336           (9,312)           81,007
                                           --------------  ---------------  ---------------   ---------------

            Comprehensive income (loss)     $  3,463,339    $  (5,197,415)   $  (5,507,949)    $ (36,822,820)
                                           ==============  ===============  ===============   ===============


                                See Notes to Consolidated Financial Statements.


                                              TTR TECHNOLOGIES, INC. AND ITS SUBSIDIARY
                                                    (A DEVELOPMENT STAGE COMPANY)
                                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)


                                                                                              Common Stock       Additional
                                                                   Common Stock               Subscribed           Paid-in
                                              Shares           Amount           Shares            Amount           Capital
                                              ------           ------           ------            ------           -------
Balances at July 14, 1994 (date of
  inception)                                           -   $            -               -     $           -    $             -

Issuances of common stock, par value $.001
   Services rendered                           1,200,000            1,200
   Cash                                        1,200,000            1,200                                               23,800

Net loss
                                           --------------  ---------------  ---------------   ---------------  ----------------
Balances at December 31, 1994                  2,400,000            2,400               -                 -             23,800

Common stock contributed                        (561,453)            (561)                                                 561
Issuances of common stock, par value $.001
   Services rendered                             361,453              361                                               17,712
Stock options and warrants granted                                                                                         600
Foreign currency translation adjustment
Net loss
                                           --------------  ---------------  ---------------   ---------------  ----------------

Balances at December 31, 1995                  2,200,000            2,200               -                 -             42,673

Issuances of common stock, par value $.001
   Cash, net of offering costs of $11,467        850,000              850                                              362,683
Foreign currency translation adjustment
Net loss
                                           --------------  ---------------  ---------------   ---------------  ----------------
Balances at December 31, 1996                  3,050,000            3,050               -                 -            405,356

Common stock contributed                        (135,000)            (135)                                                 135

Issuances of common stock, par value $.001
   Cash, net of offering costs of $832,551       908,000              908                                            5,000,440
   Services rendered                              74,000               74                                              832,551
   Exercise of options                           374,548              375                                                3,370
Common stock subscriptions                                                          16,000           100,000
Sale of Underwriters warrants                                                                                               80
Stock options and warrants granted                                                                                   1,875,343
Amortization of deferred compensation
Foreign currency translation adjustment
Net loss
                                           --------------  ---------------  ---------------   ---------------  ----------------
Balances at December 31, 1997                  4,271,548            4,272           16,000           100,000         8,117,275

Common stock subscriptions                        16,000               16          (16,000)         (100,000)           99,984
Common Stock forfeited                        (1,000,000)          (1,000)                                               1,000
Transfer of temporary equity to permanent
  capital                                         15,000               15                                               77,141
Issuances of common stock, par value $.001
   Cash                                           41,667               42                                               24,958
   Services rendered                             244,000              244                                              620,344
Stock options and warrants granted
  (cancelled)                                                                                                         (255,992)
Discount relating to shares and warrants
  issued                                         156,111              156                                              486,307
Amortization of deferred compensation
Warrant exchange                                 432,000              432                                                 (432)
Foreign currency translation adjustment
Net loss
                                           --------------  ---------------  ---------------   ---------------  ----------------
                                                                                        -                 -
Balances at December 31, 1998                  4,176,326            4,177                                            9,170,585

Issuances of common stock, par value $.001
   Cash                                          314,774              315                                              225,140
   Services rendered                           1,227,000            1,227                                            1,669,548
   Exercise of option                          1,714,952            1,715                                            1,401,660
Stock options granted  (cancelled)                                                                                   4,449,015
Conversion of debt into common stock           3,220,508            3,221                                            3,376,748
Fair value of warrants associated with
  financing agreement                                                                                                3,845,400
Amortization of deferred compensation
Value assigned to beneficial conversion
  feature of convertible notes                                                                                         572,505
Foreign currency translation adjustment
Net loss
                                           --------------  ---------------  ---------------   ---------------  ----------------
Balances at December 31, 1999                 10,653,560           10,654               -                 -         24,710,602

Issuances of common stock, par value $.001
   Cash, net of offering costs of $730,000     3,680,937            3,681                                           13,266,319
   Services rendered                              16,269               16                                              114,609
   Exercise of options and warrants            3,005,574            3,006                                              220,716
Stock options granted                                                                                                2,028,720
Amortization of deferred compensation
Foreign currency translation adjustment
Net loss
                                           --------------  ---------------  ---------------   ---------------  ----------------
Balances at December 31, 2000                 17,356,340           17,357               -                 -         40,340,966

Issuances of common stock, par value $.001
   Exercise of options and warrants              237,556              238                                               17,012
Stock options granted                                                                                                  168,604
Amortization of deferred compensation
Foreign currency translation adjustment
Net loss
                                           --------------  ---------------  ---------------   ---------------  ----------------
Balances at December 31, 2001                 17,593,896           17,594               -                 -         40,526,583

Issuances of common stock, par value $.001
   Exercise of options and warrants              667,671              668                                                1,314
Stock options granted                                                                                                    5,696
Amortization of deferred compensation
Foreign currency translation adjustment
Net loss
                                           --------------  ---------------  ---------------   ---------------  ----------------
Balances at December 31, 2002                 18,261,567   $       18,262                -    $            -   $    40,533,593

Issuances of common stock, par value $.001
   Exercise of options and warrants               60,000               60
Stock options granted (forfeited)                                                                                       (3,611)
Amortization of deferred compensation
Macrovision sale                              (1,880,937)          (1,881)                                            (656,506)
Foreign currency translation adjustment
Net income
                                           --------------  ---------------  ---------------   ---------------  ----------------
Balances at December 31, 2003                 16,440,630   $       16,441                -    $            -   $    39,873,476
                                           ==============  ===============  ===============   ===============  ================

(CONTINUED)

                                                               Deficit
                                               Foreign        Accumulated
                                              Currency         During
                                             Translation      Development   Deferred
                                             Adjustment         Stage      Compensation   Total
                                             ----------         -----      ------------   -----
Balances at July 14, 1994 (date of
  inception)                               $            -    $         -   $        -  $         -

Issuances of common stock, par value $.001
   Services rendered                                                                         1,200
   Cash                                                                                     25,000

Net loss                                                         (42,085)                  (42,085)
                                           ----------------  ------------  ----------  ------------
Balances at December 31, 1994                           -        (42,085)           -      (15,885)

Common stock contributed
Issuances of common stock, par value $.001
   Services rendered                                                                        18,073
Stock options and warrants granted                                                             600
Foreign currency translation adjustment             22,652                                  22,652
Net loss                                                        (896,663)                 (896,663)
                                           ----------------  ------------  ----------  ------------

Balances at December 31, 1995                       22,652      (938,748)           -     (871,223)

Issuances of common stock, par value $.001
   Cash, net of offering costs of $11,467                                                  363,533
Foreign currency translation adjustment             35,044                                  35,044
Net loss                                                      (1,121,211)               (1,121,211)
                                           ----------------  ------------  ----------  ------------
Balances at December 31, 1996                       57,696    (2,059,959)           -   (1,593,857)

Common stock contributed                                                                         -

Issuances of common stock, par value $.001
   Cash, net of offering costs of $832,551                                               5,001,348
   Services rendered                                                        (500,000)      332,625
   Exercise of options                                                                       3,745
Common stock subscriptions                                                                 100,000
Sale of Underwriters warrants                                                                   80
Stock options and warrants granted                                        (1,875,343)            -
Amortization of deferred compensation                                        972,567       972,567
Foreign currency translation adjustment            (19,667)                                (19,667)
Net loss                                                      (4,119,612)               (4,119,612)
                                           ----------------  ------------  ----------  ------------
Balances at December 31, 1997                       38,029    (6,179,571)  (1,402,776)     677,229

Common stock subscriptions                                                                       -
Common Stock forfeited                                                                           -
Transfer of temporary equity to permanent
  capital                                                                                   77,156
Issuances of common stock, par value $.001
   Cash                                                                                     25,000
   Services rendered                                                        (620,588)            -
Stock options and warrants granted
  (cancelled)                                                                255,992             -
Discount relating to shares and warrants
  issued                                                                                   486,463
Amortization of deferred compensation                                      1,173,139     1,173,139
Warrant exchange                                                                                 -
Foreign currency translation adjustment             41,386                                  41,386
Net loss                                                      (5,578,540)               (5,578,540)
                                           ----------------  ------------  ----------  ------------

Balances at December 31, 1998                       79,415   (11,758,111)   (594,233)   (3,098,167)

Issuances of common stock, par value $.001
   Cash                                                                                    225,455
   Services rendered                                                        (445,725)    1,225,050
   Exercise of option                                                                    1,403,375
Stock options granted  (cancelled)                                          (613,435)    3,835,580
Conversion of debt into common stock                                                     3,379,969
Fair value of warrants associated with
  financing agreement                                                                    3,845,400
Amortization of deferred compensation                                      1,374,518     1,374,518
Value assigned to beneficial conversion
  feature of convertible notes                                                             572,505
Foreign currency translation adjustment            (22,444)                                (22,444)
Net loss                                                     (13,072,237)              (13,072,237)
                                           ----------------  ------------  ----------  ------------
Balances at December 31, 1999                       56,971   (24,830,348)   (278,875)     (330,996)

Issuances of common stock, par value $.001
   Cash, net of offering costs of $730,000                                              13,270,000
   Services rendered                                                                       114,625
   Exercise of options and warrants                                                        223,722
Stock options granted                                                      (2,028,720)           -
Amortization of deferred compensation                                      1,527,024     1,527,024
Foreign currency translation adjustment            (10,725)                                (10,725)
Net loss                                                      (4,796,693)               (4,796,693)
                                           ----------------  ------------  ----------  ------------
Balances at December 31, 2000                       46,246   (29,627,041)   (780,571)    9,996,957

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                         17,250
Stock options granted                                                       (168,604)            -
Amortization of deferred compensation                                        909,959       909,959
Foreign currency translation adjustment             (9,312)                                 (9,312)
Net loss                                                      (5,498,637)               (5,498,637)
                                           ----------------  ------------  ----------  ------------
Balances at December 31, 2001                       36,934   (35,125,678)    (39,216)    5,416,217

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                          1,982
Stock options granted                                                         (5,696)            -
Amortization of deferred compensation                                         35,251        35,251
Foreign currency translation adjustment             47,336                                  47,336
Net loss                                                      (5,244,751)               (5,244,751)
                                           ----------------  ------------  ----------  ------------
Balances at December 31, 2002                       84,270 $ (40,370,429)$    (9,661)$     256,035

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                             60
Stock options granted (forfeited)                                              3,611             -
Amortization of deferred compensation                                          6,050         6,050
Macrovision sale                                                                          (658,387)
Foreign currency translation adjustment             (3,263)                                 (3,263)
Net income                                                     3,466,602                 3,466,602
                                           ----------------  ------------  ----------  ------------
Balances at December 31, 2003              $        81,007   $(36,903,827) $       -   $ 3,067,097
                                           ================  ============  ==========  ============


                                              TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                                                    (A DEVELOPMENT STAGE COMPANY)
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                        From
                                                                                    Year                              Inception
                                                                                   Ended                           (July 14, 1994)
                                                                                December 31,                       to December 31,
                                                                  2003              2002             2001               2003
                                                                  ----              ----             ----               ----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                            $ 3,466,602      $ (5,244,751)     $ (5,498,637)    $ (36,903,827)
   Adjustments to reconcile net loss
    to net cash used by operating activities:
     Depreciation and amortization                                    4,333            83,716            85,597           953,357
     Forgiveness of note receivable, officer                         66,667            33,333                -            100,000
     Loss from write-down of fixed assets                            33,181           162,192                -            195,373
     Bad debt expense                                                    -            161,000                -            161,000
     Amortization of note discount and finance costs                     -                 -                 -          4,666,225
     Translation adjustment                                              -                 -                 -             (1,528)
     Beneficial conversion feature of convertible debt                   -                 -                 -            572,505
     Stock, warrants and options issued for services and
      legal settlement                                                6,050            35,251           909,819        11,578,671
     Payment of common stock issued with guaranteed
      selling price                                                      -                 -                 -           (155,344)
     Net losses of affiliate                                             -            369,409           618,090         1,196,656
     Impairment loss on investment in affiliate                          -            748,690                -            748,690
     Gain on sale of Copy Protection Business                    (5,708,328)               -                 -         (5,708,328)
     Gain on sale of investment in affiliate                        (40,000)               -                 -            (40,000)
     Increase (decrease) in cash attributable
      to changes in assets and liabilities
        Accounts receivable                                              -                950               929               554
        Prepaid expenses and other current assets                  (155,513)           55,256           (57,063)         (250,236)
        Other assets                                                  6,300            (2,750)           (3,550)
        Accounts payable                                           (404,754)           (3,129)          105,120          (454,048)
        Accrued expenses                                            (37,380)          (80,778)          596,054         1,110,629
        Accrued severance pay                                        64,734          (400,704)          122,141           (57,629)
        Interest payable                                                 -                 -                 -            251,019
                                                             ---------------   ---------------  ----------------  ----------------

     Net cash used by operating activities                       (2,698,108)       (4,082,315)       (3,121,500)      (22,036,261)
                                                             ---------------   ---------------  ----------------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of fixed assets                                   -             31,022             2,837            68,594
   Purchases of property and equipment                              (16,067)         (111,665)          (86,931)       (1,002,602)
   Proceeds from sale of Copy Protection Business                 5,050,000                -                 -          5,050,000
   Proceeds from sale of investment in affiliate                     40,000                -                 -             40,000
   Investment in ComSign, Ltd.                                           -                 -                 -         (2,000,000)
   Increase in note receivable, officer                                  -           (100,000)               -           (100,000)
   Increase in note receivable                                           -                 -           (130,000)         (130,000)
   Increase in organization costs                                        -                 -                 -             (7,680)
                                                             ---------------   ---------------  ----------------  ----------------

     Net cash provided by (used in) investing activities          5,073,933          (180,643)         (214,094)        1,918,312
                                                             ---------------   ---------------  ----------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock                                -              1,982            17,250        21,177,354
   Stock offering costs                                                  -                 -                 -           (475,664)
   Deferred financing costs                                              -                 -                 -           (682,312)
   Proceeds from short-term borrowings                                   -                 -                 -          1,356,155
   Proceeds from long-term debt                                          -                 -                 -          2,751,825
   Proceeds from convertible debentures                                  -                 -                 -          2,000,000
   Repayment of short-term borrowings                                    -                 -                 -         (1,357,082)
   Repayments of long-term debt                                          -                 -                 -         (1,615,825)
                                                             ---------------   ---------------  ----------------  ----------------

     Net cash provided by financing activities                           -              1,982            17,250        23,154,451
                                                             ---------------   ---------------  ----------------  ----------------

Effect of exchange rate changes on cash                               1,380              (408)           (1,073)           (5,412)
                                                             ---------------   ---------------  ----------------  ----------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  2,377,205        (4,261,384)       (3,319,417)        3,031,090

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                    653,885         4,915,269         8,234,686                -
                                                             ---------------   ---------------  ----------------  ----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $ 3,031,090         $ 653,885       $ 4,915,269       $ 3,031,090
                                                             ===============   ===============  ================  ================

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION
     Cash paid during the period for interest                          $ 68             $ 882       $     3,002       $   476,978
                                                             ===============   ===============  ================  ================

     Noncash investing transaction
        Common stock returned to the Company from the
        sale of Copy Protection Business                          $ 658,328            $   -        $         -        $   658,328
                                                             ===============   ===============  ================  ================

     Exchange of fixed assets for rent                            $   4,000            $   -        $         -        $     4,000
                                                             ===============   ===============  ================  ================


                                           See Notes to Consolidated Financial Statements.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

TTR Technologies, Inc ("TTR" or the "Company") was previously engaged in the business of designing and developing digital security technologies that provide copy protection for electronic content distributed on optical media and the internet (the "Copy Protection Business"). Effective May 28, 2003, the Company consummated the sale of its Copy Protection Business pursuant to an Asset Purchase Agreement dated as of November 4, 2002, (the "Purchase Agreement") with Macrovision Corporation ("Macrovision"), then one of the Company's largest stockholders and Macrovision Europe, Ltd., an affiliate of Macrovision (collectively, the "Purchaser"). See Note 3.

Following the sale of the Company's Copy Protection Business, then existing management, considered several possible alternatives regarding the Company's strategic direction, including, the acquisition, development or investment in new lines of business. Subsequent to year end the Company entered into a Development and Licensing Agreement with Lucent Technologies. See Note 12 "Subsequent Events."

GOING CONCERN AND MANAGEMENT'S PLAN

The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company had net income of $3,466,602 during the year ended December 31, 2003 primarily from the proceeds of the sale of the Copy Protection Business, resulting in a cash balance of $3,031,090 as of December 31, 2003. Upon the consummation of the Lucent transaction on March 4, 2004, the Company had a cash balance of approximately $1.5 million. As of March 4, 2004, the Company had remitted to Lucent $1.2 million and is obligated to remit to Lucent an additional $1.8 million through February 15, 2005 and $350,000 required for specified regulatory specifications, not including normal operating expenses.

The Company will need to raise capital or generating revenue in order to meet its obligations under the transaction with Lucent, enter into its new business and maintain its operations. The Company has no commitments in respect of the raising of such capital nor does it have any revenue generating agreements. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, TTR Ltd. TTR Ltd. has been inactive since December 2002. All significant inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual results could vary from the estimates that were used.

CASH EQUIVALENTS

Cash equivalents consist of short-term, highly liquid debt investments that are readily convertible into cash with maturities when purchased of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's financial instruments, consisting primarily of cash equivalents, current receivables, accounts payable and accrued expenses, are carried at, or approximate, fair value because of their short-term nature or because they carry market rates of interest.

STOCK BASED COMPENSATION
The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, the Company records deferred compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. No compensation expense is recorded for fixed stock options that are granted to employees and directors at an exercise price equal to the fair market value of the common stock at the time of the grant.

Stock options and warrants granted to non-employees are recorded at their fair value, as determined in accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123") and Consensus No. 96-18, and recognized over the related service period. The

Company has adopted the disclosure provisions required by SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure" which amends SFAS No. 123. Accordingly, see below for disclosures required in accordance with SFAS No. 148.

                                                            Year ended
                                                           December 31,
                                               2003            2002            2001
                                               ----            ----            ----
Net income (loss)
    As reported                              $3,466,602    $(5,244,751)    $(5,498,637)

Add: Stock-based employee compensation
   expense included in reported net income
   (loss), net of related tax effects            6,050          35,251         264,136

Deduct: Total stock-based employee
   compensation expense determined
   under fair value based method
   for all awards, net of related
   tax effects                                (610,045)       (494,124)     (1,393,060)
                                             ---------       ---------       ---------
    Pro forma                                $2,862,607    $(5,703,624)    $(6,627,561)
                                             =========       =========       =========

Net income (loss) per share, basic and diluted
    As reported                                 $ 0.20         $(0.29)         $(0.31)
                                                  ====           ====            ====
    Pro forma                                   $ 0.17         $(0.32)         $(0.38)
                                                  ====           ====            ====

The fair value of each option granted in 2003, 2002 and 2001 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                       2003           2002          2001
                                       ----           ----          ----

Risk free interest rates                N/A           3.45%         3.97%
Expected option lives                   N/A           3.14          3.26
Expected volatilities                   N/A         145.00%       106.00%
Expected dividend yields               None           None          None

FOREIGN CURRENCY TRANSLATIONS
The financial statements of TTR Ltd. have been translated into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board
(FASB). Assets and liabilities have been translated at year-end (period-end) exchange rates and expenses have been translated at average rates prevailing during the year. The translation adjustments have been recorded as a separate component in the consolidated statement of stockholders' equity (deficiency).

NET INCOME (LOSS) PER SHARE
Basic earnings (loss) per share, "EPS" is computed by dividing net income (loss) applicable to common shares by the weighted-average of common shares outstanding during the period.

Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The shares issuable upon exercise of stock options and warrants are excluded from the calculation of net loss per share, as their effect would be antidilutive.

Common stock equivalents have been excluded from the weighted-average shares for the year ended 2003 and 2002, as inclusion is anti-dilutive. Potentially dilutive options and warrants of 3,670,175 and 4,886,875 are outstanding at December 31, 2003 and 2002, respectively.

DEPRECIATION AND AMORTIZATION
Furniture and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. For leasehold improvements, amortization is provided over the shorter of the estimated useful lives of the assets or the lease term. During the year ended 2003, the majority of the Company's property and equipment was either sold or written-off.

RESEARCH AND DEVELOPMENT COSTS
There were no research and development expenditures in the year ended 2003.

INCOME TAXES
The Company uses the liability method to determine its income tax expense. This method requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carry-forwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year.

Valuation allowances are established when necessary, to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

CONCENTRATIONS
Cash and cash equivalents are, for the most part, maintained with major financial institutions. Deposits held with these banks exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore, bear minimal risk.

IMPAIRMENT OF LONG-LIVED ASSETS
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets.

COMPREHENSIVE INCOME (LOSS)
In January 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income," which establishes standards for reporting the components of comprehensive income or loss. The foreign currency translation adjustment is the Company's only component of comprehensive loss.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In January 2003 and revised in December 2003, Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), an interpretation of Accounting Research Bulletin No. 51. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is any legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: 1) mandatorily redeemable financial instruments, 2) obligations to repurchase the issuer's equity shares by transferring assets, and 3) obligations to issue a variable number of shares. SFAS No. 150 generally is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a significant impact on the Company's financial statements.

NOTE 3 - CLOSING OF SALE TO MACROVISION CORPORATION
On May 28, 2003, the Company consummated the sale of its music copy protection and digital rights management assets to Macrovision for a cash sales price of $5,050,000 and return for cancellation 1,880,937 shares of the Company's Common Stock that Macrovision purchased in January 2000 for $4.0 million. The Company recorded a gain on sale of $5.7 million in its statement of operations during the quarter ended June 30, 2003 consisting of $5,050,000 in cash and $658,387 representing the value of the common stock returned for cancellation to the Company based on the closing price of the stock on May 28, 2003.

Under this Agreement, the Company undertook to indemnify Macrovision for certain losses as set forth in the Agreement. The Company's indemnification obligations continue through November 2004 and are limited by an overall cap of $5.25 million, except with respect to matters relating to any bulk sales laws, fraudulent conveyance laws, or certain pre-sale contractual liabilities.

NOTE 4 - NOTES RECEIVABLE
In July 2001, in connection with a consulting agreement, the Company advanced a loan to a consultant in the amount of $130,000, evidenced by a promissory note. The note bears interest at the rate of 8% per annum, and was due on June 27, 2002. As collateral for the loan, the consultant pledged 150,000 Company shares of Common Stock issuable to him upon the exercise of 150,000 unexercised options. Pursuant to consulting agreements, the consultant was granted 50,000 and 100,000 immediately vested options exercisable at $.35 and $6.00 per share, respectively. On or about June 20, 2003, the Company initiated litigation in the Supreme Court of the State of New York, County of Westchester, against Ripp Entertainment Group, Inc. ("Ripp"), seeking the sum of $130,000 on a defaulted promissory note. Ripp removed the case to Federal Court and filed an answer with two counterclaims against the Company, seeking (a) compensatory damages in excess of $1,000,000 and punitive damages in the amount of $3,000,000 for allegedly fraudulently inducing Ripp to enter into a certain Consulting Agreement with the Company, and (b) damages in excess of $210,000 for the Company's alleged failure to pay Ripp for services rendered under the Consulting Agreement. A settlement has been reached pursuant to which both the Company's claims and Ripp's counterclaims were dismissed with prejudice.

In May 2002, in accordance with the terms of an employment agreement with its then Chief Executive Officer, the Company loaned the officer $100,000 for a three-year term with interest at the rate of four percent per annum. At the end of each calendar year beginning December 31, 2002, the Company agreed to forgive one-third of the loan and the related accrued interest thereon as additional compensation, except under certain conditions where the officer resigns or his employment is terminated by the Company for cause. In October 2003, the officer executed a Termination and Settlement Agreement with the Company pursuant to which he resigned from all positions with the Company. In consideration of his waiver of certain claims under his employment agreement, the outstanding balance of approximately $67,000 of the advance of $100,000 was extinguished and accrued interest was forgiven.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                     December 31,
                                                 2003           2002
                                                 ----           ----
Computer equipment                              $2,808        $30,097
Office equipment                                  --           16,258
Vehicles                                          --           27,579
                                                ------        -------
                                                 2,808         73,934
Less:  Accumulated depreciation                   (508)       (50,841)
                                                ------        -------
               Property and Equipment, net      $2,300        $23,093
                                                ======        =======

Depreciation expense was $4,333, $83,716 and $85,597 for the years ended December 31, 2003, 2002 and 2001 respectively. During the year ended 2003, the majority of the Company's property and equipment was either sold or written-off, resulting in a loss of $33,181.

NOTE 6 - INVESTMENT IN COMSIGN, LTD.
During the year ended December 31, 2002, the Company wrote-off the remaining goodwill and the balance of its investment in ComSign, Ltd.. During the year ended December 31, 2003, the Company sold its equity interest in ComSign, Ltd. for $40,000 to Comda, Ltd. the other stockholder in ComSign, Ltd. Since the Company had previously written off this entire investment, the $40,000 has been recorded as a gain on sale of its investment in ComSign, Ltd. during the year ended December 31, 2003. Accordingly, the Company is no longer providing summarized financial data for ComSign, Ltd.

NOTE 7 - INCOME TAXES
At December 31, 2003, the Company had available approximately $20 million of net operating loss carryforwards for U.S. federal income tax purposes which expire in the years 2014 through 2023, and approximately $6 million of foreign net operating loss carryforwards with no expiration date. Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these net operating loss carryforwards as valuation allowances have been established for any such benefits. The use of the U.S. federal net operating loss carryforwards is subject to limitations under Section 382 of the Internal Revenue Code pertaining to changes in stock ownership.

Significant components of the Company's deferred tax assets for U.S. federal and Israel income taxes are as follows:

                                                  December 31,
                                                  ------------
                                             2003                2002
                                             ----                ----
Net operating loss carryforwards         $8,878,622         $9,528,747
Stock based compensation                    352,050            833,763
Other                                       240,296            240,058
                                          ---------          ---------
      Total deferred tax assets           9,470,968         10,602,568
      Valuation allowance                (9,470,968)       (10,602,568)
                                         ----------          ---------
      Net deferred tax assets            $       --        $        --
                                          =========         ==========

The valuation allowance decreased $1,131,600 and increased $1,506,583 for the years ended December 31, 2003 and 2002 respectively.

NOTE 8 - STOCKHOLDERS' EQUITY
STOCK OPTION PLANS
In July 1996, the Board of Directors adopted the Company's Incentive and Non-qualified Stock Option Plan (the "Plan") and has reserved up to 450,000 shares of Common Stock for issuance thereunder. In December 1999, the Plan was amended to increase the total number of shares available for grant to 1.5 million. As of December 31, 2003 a total of 714,566 options were outstanding under the 1996 Plan and future grants have been discontinued.

In July 1998, the Board of Directors adopted the Non-Executive Directors Stock Option Plan ("the Directors' Plan") and has reserved up to 25,000 shares of common stock for issuance thereunder. In May 2001, the Plan was amended to increase the total number of shares available for grant to 75,000. In August 2002, the Company adopted the 2002 Non-Employee

Directors' Plan (the "2002 Directors' Plan") which provides for 275,000 shares available for grant. Both plans provide for the grant of options to directors who are not otherwise employed by the Company. As of December 31, 2003, outstanding options under the Directors' Plan and the 2002 Directors' Plan totaled 0.

In July 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan") and has reserved a total of 1.5 million shares of common stock for issuance thereunder. In May 2001, the Plan was amended to increase the total number of shares available for grant to 3,500,000. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions. As of December 31, 2003, there were 1,285,609 options outstanding under the 2000 Incentive Plan. The Compensation Committee of the Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to five years.

OTHER OPTION GRANTS
In addition to the options granted under the Stock Option Plans, the Company has issued options outside of the plans, pursuant to various agreements. Stock option activity for 2001, 2002 and 2003 is summarized as follows:

                                                                                                  Weighted
                                                                                                  Average
                                                                Options                           Exercise
                                                Plan            Non plan           Total           Price
                                                ----            --------           -----
Options outstanding, January 1, 2001              2,785,625          50,000          2,835,625         $3.18
Granted                                             575,000               0            575,000          3.53
Exercised                                          (80,000)        (50,000)          (130,000)          0.01
Forfeited                                           (4,000)               0            (4,000)          6.03
                                                    -------                            -------

Options outstanding, December 31, 2001            3,276,625               0          3,276,625          3.36
Granted                                             905,000               0            905,000          0.85
Exercised                                         (332,150)               0          (332,150)          0.01
Forfeited                                         (742,600)               0          (742,600)          3.30
                                                  ---------                          ---------

Options outstanding, December 31, 2002            3,106,875               0          3,106,875          2.81
Granted                                                   0               0                  0          0.00
Exercised                                          (60,000)               0           (60,000)          0.01
Forfeited                                       (1,046,700)               0        (1,046,700)          1.64
                                                -----------                        -----------

Options outstanding and exercisable,
December 31, 2003                                 2,000,175               0         2,000,175          $3.50
                                                  ----------             --         ---------

Shares of common stock available for
future grant under the plan                       2,564,391
                                                  ---------

The following table summarizes information about stock options outstanding at December 31, 2003:

                                                                                  Options Exercisable
                                                  Weighted Average                                   Weighted
                                             Remaining                                                Average
                               Number       Contractual      Exercise             Number             Exercise
Ranges of Price             Outstanding        Life            Price           Exercisable             Price
---------------             -----------        ----            -----           -----------             -----
  $0.16                            50,000           8.77             0.16                50,000        0.16
$1.53-1.68                        293,300           7.87             1.66               293,300        1.66
$2.56-3.56                        324,941           6.29             3.25               324,941        3.25
$3.91-5.06                      1,323,934           6.47             4.08             1,323,934        4.08
$6.84-7.00                          8,000           4.41             6.93                 8,000        6.93
                                   ------          -----            -----                ------        ----

$0.16-$7.00                     2,000,175           6.69            $3.50             2,000,175       $3.50
                               ----------          -----           ------            ----------       -----

Weighted-average grant date fair value of options granted in 2003, 2002 and 2001, under the Black-Scholes option pricing model, was none, $0.69 and $2.18 per option, respectively.

WARRANTS
Warrant activity for 2001, 2002 and 2003 is summarized as follows:

                                                                             Weighted
                                                                             Average
                                                                             Exercise
                                                        Warrants              Price
                                                        --------              -----

Warrants outstanding, January 1, 2001                      2,224,458             $ 7.65
Granted                                                            0             $    -
Exercised                                                          0             $    -
Forfeited                                                          0             $    -
                                                    -----------------     --------------

Warrants outstanding, December 31, 2001                    2,224,458             $ 7.65
Granted                                                            0             $    -
Exercised                                                          0             $    -
Forfeited                                                   -444,458             $ 6.83
                                                    -----------------     --------------

Warrants outstanding, December 31, 2002                    1,780,000             $ 7.85
Granted                                                            0             $    -
Exercised                                                          0             $    -
Forfeited                                                   -110,000             $ 4.30
                                                    -----------------     --------------

Warrants outstanding and exercisable,
December 31, 2003                                          1,670,000             $ 8.08
                                                    -----------------     --------------


There are an additional 495,000 warrants with an exercise price of $22.21 that are issuable upon the exercise of certain warrants with an exercise price of $8.84.

STOCK ISSUANCES

During the year ended December 31, 2001, the Company completed the following common stock transactions:

The Company issued 237,556 shares of Common Stock from the exercise of various outstanding stock options and warrants

During the year ended December 31, 2002, the Company completed the following common stock transactions:

The Company issued 667,671 shares of Common Stock from the exercise and exchange of various outstanding stock options and warrants.

During the year ended December 31, 2003, the Company completed the following common stock transactions:

The Company issued 60,000 shares of Common Stock from the exercise of various outstanding stock options.

NOTE 9 - COMMITMENTS AND CONTINGENCIES
LITIGATION
The Company is or has been involved in the following legal proceedings:

On or about June 20, 2003, the Company initiated litigation in the Supreme Court of the State of New York, County of Westchester, against Ripp Entertainment Group, Inc. ("Ripp"), seeking the sum of $130,000 on a defaulted promissory note. Ripp removed the case to Federal Court and filed an answer with two counterclaims against the Company, seeking (a) compensatory damages in excess of $1,000,000 and punitive damages in the amount of $3,000,000 for allegedly fraudulently inducing Ripp to enter into a certain Consulting Agreement with the Company, and (b) damages in excess of $210,000 for the Company's alleged failure to pay Ripp for services rendered under the Consulting Agreement. In November 2003, a settlement was reached pursuant to which both the Company's claims and Ripp's counterclaims were dismissed with prejudice. In addition, Ripp surrendered to the Company the 150,000 stock options which it had obtained in conjunction with the Consulting Agreements dated June 27, 2001 and September 25, 2000.

On August 14, 2002, nine purported stockholders of the Company filed a complaint against the Company, eight of its current or former officers and several third parties in the United States District Court for the Southern District of New York. The action, which is known as EILENBERG ET AL. V. KRONITZ ET AL. (02 Civ.
6502), alleges, among other things, that the Company issued a series of false and misleading statements, including press releases, that misled the plaintiffs into purchasing the Company's common stock. The complaint seeks relief under federal securities laws and common law, and demands compensatory damages of $7 million or more, and punitive damages of $50 million or more. The Company believes it has meritorious defenses to this lawsuit. The Company and most of its current or former officers have filed a motion based upon the federal securities laws to dismiss the complaint for failure to state a claim and to plead with particularity under Rule 9(b) of the Federal Rules of Civil Procedure. After hearing arguments on November 26, 2002, the Court granted defendants' motion to dismiss the complaint based on Rule 9(b). Plaintiffs filed an amended complaint, and the Court held a settlement conference on June 24, 2003. Following this settlement conference, the Court adjourned the time for the Company and all defendants to respond to the amended complaint without date in order to facilitate settlement negotiations.

Counsel for the EILENBERG plaintiffs filed a second action against the Company and several of its current or former officers in the same court on August 21, 2002, this time on behalf of three additional purported stockholders as plaintiffs. This action, which is known as STURM ET AL. V. TOKAYER ET AL. (602 Civ. 6672), alleged, among other things, that the Company had violated the federal securities laws by distributing false and misleading materials in connection with the annual shareholder meeting scheduled for August 26, 2002, and that several officers and directors had breached duties to the Company and committed acts of waste and mismanagement by paying excessive salaries to themselves and others. Plaintiffs promptly moved for a temporary restraining order to enjoin the annual shareholder meeting from being conducted on August 26, 2002. The Court denied this motion. The Company believes it has meritorious defenses to this lawsuit. The Company and the other defendants thereafter moved to dismiss the complaint for failure to state a claim for relief. In response, the plaintiffs filed an amended complaint, which deleted the prior claims concerning violations of the federal securities laws, but continued to assert derivative claims for waste and mismanagement. The Court denied defendants' motion to dismiss the latter claims but directed that plaintiffs submit a more detailed verification to the amended complaint and correct an allegation concerning one of the defendants. Plaintiffs have served their Second Verified and Amended Complaint. Subsequent to the filing of this Second Amended and Verified Complaint, and following a June 24, 2003 conference with the Court, the Court adjourned the time for the Company and all defendants to respond to the amended complaint without date in order to facilitate settlement discussions.

The Company has notified the insurer that issued a directors and officers' liability policy to the Company covering the period in which the filing of the Eilenberg and Sturm actions occurred. The Company is seeking, among other things, to recover its costs of defense to the extent provided in the policy.

On November 17, 2003, The Company and the plaintiffs in each of the Eilenberg Action and the Sturm Action entered into a settlement agreement (the "Settlement Agreement") pursuant to which (i) the Company paid the plaintiffs in the aggregate approximately $333,000 to the plaintiffs in the Eilenberg Action, the parties exchanged mutual releases and (iii) the insurer made certain payment to the plaintiffs. Under the Settlement Agreement, the Company and each of the other named defendants in each of the Sturm Action and the Eilenberg Action denied any violation of federal or state laws. By consent of the parties, on December 1, 2003, United States District Court for the Southern District of New York entered an order dismissing the each of the Eilenberg Action and the Sturm Action with prejudice and without costs.

The Company's former attorneys commenced an action in state court in New York in January 2003 seeking unpaid legal fees in the approximate amount of $324,000. The Company's answer denies the complaint's material allegations and alleges as defenses that it was over-billed in unreasonable amounts and otherwise damaged by the law firm's failure to advise properly in the Sturm Action. While conducting discovery, the parties engaged in settlement negotiations. On October 29, 2003, the parties executed a Settlement Agreement agreeing to resolve all outstanding claims with regard to the dispute. Under the terms of the Settlement Agreement, the Company's former attorneys dismissed all outstanding claims in the action with prejudice and the Company agreed paid to Company's former attorneys $133,899 with respect to its invoices in the Sturm Action, $73,748 with respect to its invoices in the Eilenberg Action, and $42,353 with respect to general Company matters. The parties also exchanged mutual general releases.

EMPLOYMENT AND TERMINATION AGREEMENTS

In October 2003, Daniel C. Stein, TTR's former Chief Executive Officer ("Mr. Stein"), was paid a one-time gross payment of $78,000 under the terms of his Termination and Settlement Agreement with the Company. Additionally, in consideration of Mr. Stein's waiver of certain claims under his employment agreement, the outstanding balance of approximately $67,000 of the advance of $100,000 made to Mr. Stein upon the commencement of his employment in May 2002 was extinguished. The initial one-third of such advance (approximately $33,000) was, consistent with the terms of Mr. Stein's employment agreement, extinguished at year-end 2002. In addition, the 550,000 stock options held by Mr. Stein were extinguished and are no longer exercisable. In connection with his resignation, Mr. Stein also received certain limited benefits, including limited indemnification and general releases.

The Company's aggregate annual commitments under the existing employment agreements are approximately $322,000 and $268,500 during 2004 and 2005. In addition, each of the employment agreements provides for payments through the term of the employment agreement under certain circumstances.

LEASE COMMITMENTS
As of December 31, 2003, the Company had no lease obligations.

NOTE 10 - GEOGRAPHIC DATA


                               U.S. % of Total                  Israel % of
Total
For the year ended
December 31, 2003
   Revenue                 $        --        0.00%     $        --       0.00%
   Operating gain (loss)   $(2,233,797)     -64.44%     $ 5,700,399     164.44%
   Identifiable assets     $ 3,253,968      100.00%     $        --       0.00%

For the year ended
December 31, 2002
   Revenue                 $        --        0.00%     $        --       0.00%
   Operating loss          $(2,969,015)      72.27%     $(1,138,971)     27.73%
   Identifiable assets     $   765,530       93.94%     $    49,414       6.06%

For the year ended
December 31, 2001
   Revenue                 $        --        0.00%     $        --       0.00%
   Operating loss          $(2,589,846)      50.25%     $(2,563,878)     49.75%
   Identifiable assets     $ 5,163,161       78.82%     $ 1,387,786      21.18%


NOTE 11 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                    1st Qtr.    2nd Qtr.     3rd Qtr.     4th Qtr.        Total
                    --------    --------     --------     --------       -------
2003
Revenues             $ --        $ --          $ --         $ --          $ --
Net income (loss) $(560,386)   $4,990,778    $(770,310)   $(193,480)    $3,466,602
Net income (loss) per share -
basic and diluted    $(.03)      $.28         $(.05)        $.00          $.20

2002
Revenues             $ --        $ --          $ --         $ --          $ --
Net loss          $(950,152)  $(1,887,785) $(1,166,735) $(1,240,079)   $(5,244,751)
Net loss per share -
basic and diluted    $(.05)      $(.11)       $(.07)       $(.06)        $(.29)

2001
Revenues             $ --        $ --          $ --         $ --          $ --
Net loss        $(1,291,867)  $(1,276,115) $(1,355,739) $(1,574,916)   $(5,498,637)
Net loss per share -
basic and diluted    $(.07)      $(.07)        $(.08)       $(.09)       $(.31)


NOTE 12 - SUBSEQUENT EVENTS

a) The Company announced on January 14, 2004 that it and Lucent Technologies, Inc. ("Lucent") entered into the Development and Licensing Agreement, effective as of January 6, 2004, as subsequently amended as of January 16, 2004 (the "Development and Licensing Agreement"), pursuant to which Lucent has agreed to develop for and license to the Company next-generation management and routing technologies and equipment designed to provide Fiber-to-the-Premises (FTTP) capabilities for voice, video, data, and voice-over-Internet protocol (VoIP) services. The Development and Licensing Agreement contemplates that Lucent deliver to the Company design models of specified equipment designed to enable the provision of very rapid broadband access to a range of communication services directly to the consumer's facility (collectively, the "Equipment"). On February 10, 2004, the Company filed with the Securities and Exchange Commission ("SEC") a definitive proxy statement (the "Proxy Statement") soliciting stockholder approval to enter into the transactions contemplated by the Development and Licensing Agreement (collectively, the "Transaction"). A special meeting of the stockholders was scheduled for and held on March 4, 2004, at which the Company's stockholders approved the Transaction. Following stockholder approval of the Transaction, the Company has commenced operations to provide and market products in the field of advanced telecommunication equipment. As of March 4, 2004, the Company had remitted to Lucent $1 million and is obligated to remit to Lucent another $2 million through February 15, 2005 and $350,000 required for specified regulatory specifications, not including normal operating expenses.

b) On January 21, 2004, the Company's Compensation Committee awarded 164,406 non-qualified, options to purchase the company's common stock at a $0.56 strike price and immediate vesting with a 5 year life, to independent director Richard Rosenblum and another 164,406 non-qualified, options to purchase the company's common stock at a $0.56 strike price and immediate vesting with a 5 year life, to independent director Juan Mendez.

c) On January 28, 2004, TTR and Mr. Judah Marvin Feigenbaum, former acting Chief Executive Officer and a director ("JMF"), entered into an agreement (the "Separation Agreement") whereby JMF resigned from all positions held with Company. Under the terms of the Separation Agreement, in consideration of releases to the Company, the Company paid to JMF approximately $60,000 for services provided during 2003, less payroll deductions and withholdings. The Company also issued to JMF a five-year option to purchase up to 164,406 shares of the Company's common stock, par value $0.001 (the "Common Stock") at a per share exercise price of $0.56 (a premium to the grant date's closing market price of the Common Stock), subject to cashless exercise provisions. Following the approval by the Company's stockholders of the Development and Licensing Agreement, the Company remitted to JMF a $60,000 payment. The Company also agreed, under certain conditions, to issue options to purchase up to an additional 328,812 shares of the Company's Common Stock at a per share exercise price not less than the market price at the time of issuance. JMF has agreed to certain restrictions on the sale or other transfer of shares of Common Stock issuable upon exercise of these options.

d) On March 3, 2004, the Company entered into a three-year employment agreement with Frank Galuppo as Chief Executive Officer and Director. The agreement provides for an annual base salary of $180,000 for the first 12 months, then increases to $210,000 per annum for the next 12 months and increases to $235,000 per annum for the last 12 months. If Mr. Galuppo is terminated other than for cause (as defined in the employment agreement) or if Mr. Galuppo terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive the equivalent of three month salary and benefits, if such event takes place within the first 12 months of employment; he will be entitled to receive the equivalent of six month salary and benefits if such event takes place after the first 12 months of employment. Additionally, in connection with his employment, the Mr. Galuppo was issued, under the Company's 2000 Equity Incentive Plan, options to purchase up to 1,315,250 shares of the Company's Common Stock, such option to vest over the next three (3) years in equal quarterly installments beginning June 30, 2004, in each case at a per share exercise price of $0.79.

(e) On March 8, 2004, Raj Varadarajan, the Company's Vice President of Product Realization, was issued in conjunction with his employment agreement, options to purchase up to 100,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, such option will vest on March 8, 2005, at a per share exercise price of $0.80.

(f) On March 8, 2004, William Zakowski, the Company's Vice President of Business Development, was issued in conjunction with his employment agreement, options to purchase up to 100,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, such option will vest on March 8, 2005, at a per share exercise price of $0.80.

        Prospective Investors may rely on the information contained in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospectus investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.

                              AMEDIA NETWORKS, INC.

                     up to 18,985,844 shares of Common Stock

                                   PROSPECTUS

                                ___________, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

        In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court deems proper.

        Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even through less than a quorum or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

        Section 6 of the Registrant's certificate of incorporation provides that:

                "To the fullest extent that the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, permits elimination or limitation of the liability of directors, a director of the corporation shall not be personally liable to the corporation or any of its shareholders for any breach of duty in his capacity as a director. Any repeal or modification of the foregoing sentence by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

        Section 102(b)(7) of the Delaware Corporation Law provides that the Certificate of Incorporation of a Delaware corporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or the making of unlawful stock purchases or redemptions or(iv) any transaction from which the director derived a personal benefit.

        Section 7 of the Registrant's certificate of incorporation contains the following provisions with respect to the elimination or limitation of liability of the Registrant's directors:

                "The directors and officers of the corporation shall be entitled to such rights of indemnification and advancement of expenses, including attorneys' fees, in the defense of any action or threatened action in which a director or officer is or may be a party as the Board of Directors may by resolution prescribe."

        The Registrant's by-laws provide that it will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by law

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

                SEC filing fee                       $ 4,200

                Legal fees and expenses              $35,000

                Blue sky filing fees and expenses
                (including counsel fees)             $ 5,000

                Accounting fees and expenses         $15,000

                Printing and engraving expenses      $ 5,000

                Miscellaneous expenses               $ 6,000

                Total                                $70,200

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Securities Act.

1. In November 2002, we issued to our former Chief Operating Officer and current Vice President and Director out of our 2000 Equity Incentive Plan options to purchase up to 250,000 shares of our Common Stock at a per share exercise price of $1.66. The options were scheduled to vest over five years in equal annul installments of 50,000. Following the sale of our Copy Protection Business in May 2003, the options vested in full.

2. In January 2002, we issued to our former Chief Technology Officer out of our 2000 Equity Incentive Plan options to purchase up to 40,000 shares of our Common Stock at a per share exercise price of $1.68. In November 2002, we issued to such person out of our 2000 Equity Incentive Plan additional options to purchase up to 50,000 shares of our Common Stock at a per share exercise price of $0.16.

3. In May 2002, we issued to our then newly hired Chief Executive Officer, in connection with his employment, out of our 2000 Equity Incentive Plan options to purchase up to 550,000 shares of Common Stock, such option to vest over three years, with the option for one-third of the shares of Common Stock vesting in May 2003 and the option for the remaining shares vesting over the next succeeding eight calendar quarters, in each case at a per share exercise price of $1.06. The options were terminated upon such officer's resignation in October 2003 from all positions held in our company from our board of directors.

4. In November 2002, we issued nine accredited investors a total of 300,000 shares of Common Stock in exchange for (and cancellation of) warrants to purchase up to 350,000 shares of Common Stock at per share exercise prices ranging between $6.50 and $8.50, which warrants were issued in June 2000 (the "Previous Warrants").

The terms of the Previous Warrants would have entitled the holder of the Previous Warrants, upon the closing of the sale of the Copy Protection Business, pursuant to the cash-less exercise provisions contained therein, to acquire additional shares of Common Stock equal to approximately one third of the Company's issued and outstanding Common Stock.

5. In August 2002, we issued to each of four newly elected independent directors out of our 2002 Non-Employee Directors Stock Option Plan options to purchase up to 55,000 shares of our Common Stock, at a per share exercise price of $0.25. These options expired unexercised by January 2004 upon these directors' resignation from our Board of Directors.

6. In January 2004, we issued to each of two independent directors 164,406 five year non-plan options to purchase up to 164,406 shares of our Common Stock at a per share exercise price of $0.56.

7. In January 2004, we issued to our then interim Chief Executive Officer and a director, in connection with his resignation from all positions held with our company, five year non-plan options to purchase up 164,406 shares of our Common Stock at a per share exercise price of $0.56.

8. In March 2004, we issued to our Chief Executive Officer and a director, in connection with his employment, out of our 2000 Equity Incentive Plan options to purchase up to 1,315,520 shares of our Common Stock at a per share exercise price of $0.74. The option is to vest over three years, beginning June 30, 2004.

9. In March 2004, we issued to each of two new employees, out of our 2000 Equity Incentive Plan, options to purchase up to 100,000 shares of the Company's Common Stock at a per share exercise price of $0.80. The options are scheduled to vest in March 2005.

10. In May 2004, in consideration of services provided, we issued to a service provider non-plan four year warrants to purchase up to 100,000 shares of Common Stock at a per share exercise price of $0.62.

11. In May 2004, we issued to three newly elected non-employee directors out of our 2002 Non-Employee Directors' Stock Option Plan options to purchase up to a total of 225,000 shares of Common Stock at a per share exercise price of $0.71. The options are to vest over two years in equal quarterly installments at the end of each quarter, beginning September 30, 2004.

12. In May 2004, we issued to a member of our newly established advisory board out of our 2000 Equity Incentive Plan options to purchase up to a 60,000 shares of Common Stock at a per share exercise price of $0.71. The options are to vest over two years in equal quarterly installments at the end of each quarter, beginning September 30, 2004.

13. In April 2004, in connection with the commencement of employment we issued to a non-management employee out of the 2000 Equity Incentive Plan options to purchase up to 20,000 shares of Common Stock at a per share exercise price of $0.65. Options for 25% of the shares are to vest on the first anniversary of employment and the options for the remaining shares in equal quarterly installments thereafter.

14. In August 2004, we entered into agreements with 36 investors pursuant to which we issued to them 52,500 shares of our Series A 7% Convertible Preferred Stock, par value $0.001 per share (the "Series A"). In connection with the issuance of the Series A shares, we issued to the purchasers of the Series A shares five-year warrants (the "Investor Warrants") to purchase up to 3.5 million shares of Common Stock at a per share exercise price of $1.50 and up to
3.5 million shares of Common Stock at a per share exercise price of $2.50.

15. In connection with the placement of the Series A shares, we issued to three placement agents five-year warrants (the "Placement Agent Warrants") to purchase, in the aggregate, up to 1.4 million shares of Common Stock. The Placement Agent Warrants are exercisable at prices ranging from $0.75 to $2.50 per share.

        All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or Regulation S under such Securities Act. Except with respect to securities sold under Regulation S, the recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in all of the above transactions. The Company believes the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in its common stock. All recipients had adequate access to information about the Company. None of the transactions described above involved general solicitation or advertising.

ITEM 27. EXHIBITS

3.1     Certificate of Incorporation of the Company dated July 14, 1994 (1)

3.2 Certificate of Amendment to the Certificate of Incorporation of the Company dated August 17, 1994(2)

3.3 Certificate of Amendment to the Certificate of Incorporation of the Company, dated January 30, 1999(3)

3.4 Certificate of Amendment to the Certificate of Incorporation of the Company, dated December 21, 1999(3)

3.5 Certificate of Amendment to the Certificate of Incorporation of the Company, dated July 15, 2000. (4)

3.6     By-Laws of the Company, as amended(2)

4.1     Specimen Common Stock Certificate(1)

4.2     Form of Warrant between the Company and certain private investors(3)

4.3     Form of Agent Warrant between the Company and certain entities(3)

4.4 Certificate of Designations of Rights and Preferences of the Series A Convertible Preferred Stock of the Company. (10)

4.5 Form of Common Stock Purchase Warrant issued by the Company to certain investors. (10)

4.6 Form of Common Stock Purchase Warrant issued by the Company to certain placement agents. (10)

4.7 Form of Common Stock Purchase Warrant issued by the Company to the investor identified therein. (10)

5.1     Opinion of Lawrence Kallaur. *

10.1    1996 Incentive and Non-Qualified Stock Option Plan, as amended (2)

10.2    The Company's 2000 Equity Incentive Plan (5)

10.3    The Company's Non-Executive Directors Stock Option Plan(5)

10.4    The Company's 2002 Non-Employee Directors Stock Option Plan (6)

10.5 Asset Purchase Agreement among the Company, Macrovision Corporation and Macrovision Europe Ltd., dated as of November 4, 2002. (7)

10.6 Termination and Settlement Agreement dated as of January 28, 2004 between the Company and Judah Marvin Feigenbaum (8)

10.7 Stock Option Agreement dated as of January 28, 2004 between the Company and Judah Marvin Feigenbaum (8)

10.8 Development and Licensing Agreement dated as of January 6, 2004 between the Company and Lucent Technologies Inc. (9)

10.9 Amendment to the Development and Licensing Agreement between the Company and Lucent Technologies, Inc. (9)

10.10 Employment Agreement between the Company and Frank Galuppo dated as of March 3, 2004 +

10.11 Form of Securities Purchase Agreement dated as of July 30, 2004, among the Company and purchasers of the Convertible Preferred Stock. (10)

10.12 Form of Registration Rights Agreement dated as of July 30, 2004, among the Company and certain investors. (10)

10.13 Private Equity Credit Agreement dated as of August 9, 2004 by and between the Company and the investor identified therein. (10)

10.13 Registration Rights Agreement dated as of August 9, 2004 by and between the Compnay and the investor identified therein.(10)

14.1    Code of Business Conduct ( 8)

15. Subsidiary of Amedia: TTR Technologies, Ltd., an Israeli corporation, wholly-owned.

23.1    Consent of Lawrence Kallaur, Esq. (included in Exhibit 5.1)

23.2    Consent of Marcum & Kliegman, LLP *

23.3    Consent of Brightman Almagor & Co., a member of Deloitte Touche
        Tohmatsu *

+ Management Agreement

* Filed Herewith

(1) Filed as an Exhibit to the Registrant's Registration Statement on Form SB-2, No. 333-11829, and incorporated herein by reference.

(2) Filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB filed for the year ended December 31, 1998 and incorporated herein by reference.

(3) Filed as an Exhibit to Registrant's Registration Statement on Form S-1, No. 33-32662 and incorporated herein by reference.

(4) Filed as an Exhibit to Registrant's Report on Form 10-K filed for the year ended December 31, 2000 and incorporated herein by reference.

(5) Filed as an Exhibit to Registrant's Report on Form 10-K filed for the year ended December 31, 2001 and incorporated herein by reference.

(6) Filed as an Exhibit to Registrant's Revised Definitive Proxy Statement on Form DEFRA 14-A for the 2002 Annual meeting of Stockholders, and incorporated herein by reference.

(7) Filed as an Exhibit to the Registrant's Proxy Statement on Form 14-A, and incorporated herein by reference.

(8) Filed as an Exhibit to Registrant's Report on Form 10-KSB for the year ended December 31, 2003.

(9) Filed as an Exhibit to Registrant's Definitive Proxy Statement on Form DEF 14-A filed on February 10, 2004 for a special meeting of Stockholders, and incorporated herein by reference.

(10) Filed as an Exhibit to Registrant Current Report on Form 8-K filed on August 12, 2004.

ITEM 28. UNDERTAKINGS.

        Amedia Networks, Inc. hereby undertakes the following:

        (a)(1) To file, during any period in which it offers or sells securities, post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

        (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in Holmdel, New Jersey, on the 24th day of November, 2004.

                              AMEDIA NETWORKS, INC.



            BY: /S/ FRANK GALUPPO
                -------------------------------------------------
                CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL
                AND ACCOUNTING OFFICER AND OFFICER DULY
                AUTHORIZED TO SIGN ON BEHALF OF REGISTRANT)


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Frank Galuppo as his true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                           TITLES                     DATE
     ---------                           ------                     ----

/S/ FRANK GALUPPO                CHIEF EXECUTIVE OFFICER       NOVEMBER 24, 2004
----------------------------     (AND PRINCIPAL FINANCIAL
    FRANK GALUPPO                AND ACCOUNTING OFFICER)
                                 AND DIRECTOR

/S/ JUAN MENDEZ                  CHAIRMAN OF THE BOARD         NOVEMBER 24, 2004
----------------------------
    JUAN MENDEZ


/S/ SAM BRILL                    DIRECTOR, VICE PRESIDENT,     NOVEMBER 24, 2004
----------------------------     INTERNAL OPERATIONS
    SAM BRILL

/S/ RICHARD ROSENBLUM            DIRECTOR                      NOVEMBER 24, 2004
----------------------------
    RICHARD ROSENBLUM


/S/ GERALD BUTTERS               DIRECTOR                      NOVEMBER 24, 2004
----------------------------
    GERALD BUTTERS


/S/ ROBERT MARTIN                DIRECTOR                      NOVEMBER 24, 2004
----------------------------
    ROBER MARTIN


/S/ IVAN BERKOWITZ               DIRECTOR                      NOVEMBER 24, 2004
----------------------------
    IVAN BERKOWITZ